Subject to completion, as filed with the Securities and Exchange Commission on April 12, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SBARRO, INC.

SUBSIDIARY GUARANTORS LISTED

ON SCHEDULE A HERETO

(Exact Name of Registrant as Specified in Its Charter)

New York	5812	11-2501939
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

401 Broadhollow Road

Melville, New York 11747-4714

(631) 715-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony J. Puglisi

Vice President-Finance and Chief Financial Officer

Sbarro, Inc.

401 Broadhollow Road

Melville, New York 11747-4714

(631) 715-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mark Director, Esq. Tiffany Lundquist, Esq. Kirkland & Ellis LLP 153 E. 53rd Street New York, NY 10022 (212) 446-4800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The exchange will occur as soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
10.375% Senior Notes due 2015	$150,000,000	$4,605
Guarantees(2)	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

ADDITIONAL REGISTRANTS

Schedule A

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Principal Executive Offices
Larkfield Equipment Corp.	New York	5812	11-3117947	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro America, Inc.	New York	5812	11-3189130	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro America Properties, Inc.	New York	5812	11-3279540	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro’s of Texas, Inc.	Texas	5812	76-0435139	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Corest Management, Inc.	New York	5812	11-3189134	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro of Virginia, Inc.	Virginia	5812	11-2872309	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Demefac Leasing Corp.	New York	5812	11-3342379	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Melville Advertising Agency, Inc.	New York	5812	11-2534834	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro New Hyde Park, Inc.	New York	5812	11-3306185	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Express LLC	New York	5812	56-2550253	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto Huntington, LLC	New York	5812	11-3288890	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Blue Bell Express, LLC	Pennsylvania	5812	03-0601419	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Principal Executive Offices
Umberto Deer Park, LLC	New York	5812	11-3378728	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto Hauppauge, LLC	New York	5812	11-3408245	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto Hicksville, LLC	New York	5812	11-3450989	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto Syosset, LLC	New York	5812	11-3413586	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Mama Sbarro’s of East Meadow, LLC	New York	5812	81-0654833	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Carmela’s, LLC	New York	5812	11-3728088	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Carmela’s of Kirkman, LLC	New York	5812	59-3827703	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Carmela’s of Ocoee, LLC	New York	5812	87-0764933	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto at Orland, LLC	New York	5812	11-3326264	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto at the Source, LLC	New York	5812	11-3348024	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Umberto White Plains, LLC	New York	5812	11-3348159	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Commack, Inc.	New York	5812	11-3044007	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Principal Executive Offices
Sbarro of Las Vegas, Inc.	New York	5812	11-3282853	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Properties, Inc.	New York	5812	11-3279541	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Pennsylvania, Inc.	Pennsylvania	5812	11-3463530	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro of Longwood, LLC	New York	5812	43-2060328	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Sbarro Venture, Inc.	New York	5812	11-3273182	401 Broadhollow Road Melville, New York 11747-4714 (631) 715-4100

Name, address, including zip code, and telephone number, including area code, of agent for service

Anthony J. Puglisi

Vice President-Finance and Chief Financial Officer

Sbarro, Inc.

401 Broadhollow Road

Melville, New York 11747-4714

(631) 715-4100

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 12, 2007

Prospectus

$150,000,000

SBARRO, INC.

Exchange Offer for 10.375% Senior Notes due 2015

Set forth below is a summary of the terms of the notes offered hereby. For more details, see “Description of Exchange Notes.”

Offer for outstanding 10.375% Senior Notes due 2015, in the aggregate principal amount of $150,000,000 (which we refer to as the “Old Notes”) in exchange for up to $150,000,000 in aggregate principal amount of 10.375% Senior Notes due 2015 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “Exchange Notes” and, together with the Old Notes, the “notes”).

Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, , 2007, unless extended.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer.

•	We will exchange all 10.375% Senior Notes due 2015 that are validly tendered and not validly withdrawn.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes should be a taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tendered outstanding Old Notes any time before the expiration of the exchange offer.

Terms of the Exchange Notes:

•

The notes will be our unsecured senior obligations and will rank equal in right of payment to all of our senior unsecured indebtedness, will be senior to all of our subordinated indebtedness and will be effectively subordinated to all of our secured indebtedness, including indebtedness under our new senior secured credit facilities, to the extent of the assets securing that indebtedness.

•	The Exchange Notes mature on February 1, 2015. The Exchange Notes will bear interest semi-annually in cash on February 1 and August 1 of each year, commencing on August 1, 2007.

•

We are entitled to redeem some or all of the Exchange Notes at any time on or after February 1, 2010 at the redemption prices set forth in this prospectus. In addition, prior to February 1, 2010, we may redeem some or all of the Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the “make whole” premium set forth in this prospectus. See “Description of Exchange Notes.”

•

At any time prior to February 1, 2010 we may redeem up to 35% of the Exchange Notes using the net cash proceeds of certain equity offerings at redemption prices set forth in this prospectus. See “Description of Exchange Notes.”

•	The terms of the Exchange Notes are identical to our outstanding Old Notes except for transfer restrictions and registration rights.

For a discussion of specific risks that you should consider before tendering your outstanding 10.375% Senior Notes due 2015 in the exchange offer, see “Risk Factors” beginning on page 15.

There is no public market for the Old Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Exchange Notes. The Letter of Transmission states by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for securities where those securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

i

TRADEMARKS

Our trademarks include Sbarro®, Sbarro The Italian Eatery®, Sbarro The Best Italian Choice®, Café Sbarro®, La Cucina Di Capri®, Tony and Bruno’s®, Carmela’s® and Mama Sbarro®. We have omitted the “®” and “TM” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this registration statement are reserved.

ii

PROSPECTUS SUMMARY

This summary contains select information about Sbarro, Inc. It likely does not contain all the information that is important to you. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and related notes thereto before making an investment decision. Unless otherwise noted, references in this prospectus to “Sbarro,” “the Company,” “we,” “our” or “us” refer to Sbarro, Inc. and its direct and indirect subsidiaries. Unless otherwise noted, references to “pro forma” are to give effect to the Transactions and the other adjustments set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data.” All references to financials and financial statements are to the financial statements of Sbarro, Inc. and its consolidated subsidiaries. Unless otherwise noted, all financial and restaurant data are as of and for the year ended December 31, 2006, after giving pro forma effect to the Transactions. Our fiscal year comprises 52 or 53 weeks. Unless otherwise noted, all references to “fiscal year” refer to the 52 or 53 week period ended on the Sunday nearest December 31st for the calendar year indicated. Our 2004 year contained 53 weeks. All other years presented herein contained 52 weeks.

Our Company

Sbarro, Inc., was organized in 1977 and is the successor to a number of family food and restaurant businesses developed and operated by the Sbarro family. We believe we are the world’s leading Italian quick service restaurant, or QSR concept and the largest shopping mall-focused restaurant concept in the world. We have a global base of 984 restaurants in 36 countries, with 485 company-owned units and 499 franchised units. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts.

Our site selection philosophy is to locate restaurants in high-pedestrian-traffic locations such as shopping malls, downtown areas, airports, casinos, universities and travel plazas. These highly visible locations have helped create a valuable brand with strong recognition, evidenced by the concept’s estimated 50% unaided brand awareness. Furthermore, this brand awareness has been achieved without relying on traditional marketing efforts. The Sbarro brand is respected not only by consumers, but also by franchisees and real estate developers, who view Sbarro as a preferred component of their development plans.

Our company-owned restaurants are all located in North America in 43 states, the District of Columbia and Canada and are comprised of 394 “food court” restaurants, 85 “in-line” restaurants and 6 full service restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas, have a more limited menu and employ 6 to 30 persons, including part-time personnel. In-line restaurants, which are self-contained restaurants, usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. Our franchisees operate 499 restaurants, of which 331 are in North America in 39 states, the District of Columbia, Canada, Mexico, the Caribbean, Bahamas and certain US territories and 168 are located in 26 countries outside North America. Our franchisees’ restaurants are located primarily in shopping malls and other high-pedestrian-traffic areas.

Our family-oriented restaurants offer cafeteria and buffet-style quick service designed to minimize customer waiting time and facilitate table turnover. Sbarro’s diverse menu of authentic Italian food offers its customers a compelling alternative to traditional fast food. All of our entrees are prepared fresh daily according to special recipes developed by us. We serve generous portions of quality Italian food at attractive prices. Our average check price is $7.12 and entree selections generally range in price from $5.49 to $7.99. Pizza, which is sold predominantly by the slice and accounts for approximately 60% of restaurant sales, is sold for approximately $3.00 a slice.

Our restaurants are generally open seven days a week serving lunch, dinner and, in a limited number of locations, breakfast, with hours conforming to those of the major department stores or other large retailers in the mall or trade area in which they are located. Typically, mall restaurants are open to serve customers 10 to 12 hours a day, except on Sunday, when mall hours may be more limited. Our sales are highest in the fourth quarter due to increased traffic in shopping malls during the holiday shopping season.

We operate in two segments, our company-owned restaurant operations and our franchised operations.

Transaction Overview

The Merger.

On January 31, 2007, MidOcean SBR Holdings, LLC, a Delaware limited liability company (“Holdings”), acquired the Company in a merger transaction. As a result of the merger, the Company became an indirect, wholly-owned subsidiary of Holdings. MidOcean Partners, which is a private equity firm based in New York and London, owns approximately 74% of Holdings and thus acquired control of the Company as a result of the merger.

In the merger, MidOcean SBR Acquisition Corp., an indirect, wholly owned subsidiary of Holdings, merged with and into the Company (the “Merger”), with the Company surviving the Merger. Our former shareholders received consideration of $450 million in cash, subject to certain adjustments, in exchange for all of their shares of Company common stock and Sbarro Holdings LLC, a Delaware limited liability company and a wholly–owned subsidiary of Holdings and the parent of MidOcean SBR Acquisition Corp., acquired all of our outstanding shares of common stock. In addition, immediately prior to the Merger, our former shareholders received a distribution of the cash on hand in excess of $11 million (which remained in the business as working capital). By agreement with our former shareholders, we retained approximately $34 million of this excess cash and used it to pay special event bonuses to our management team and certain of our former directors in connection with the Merger. Of the total consideration paid to our former shareholders, $15 million is being held in an escrow account until July 2008 pursuant to an escrow agreement between the former shareholders and Holdings as security for the indemnity obligations of the former shareholders under the Merger Agreement.

MidOcean Partners III, L.P., a Delaware limited partnership, and certain of its affiliates (collectively, “MidOcean”) own approximately 74% of Holdings. Certain of our senior managers acquired approximately 5% of the outstanding equity of Holdings in connection with the Merger and the balance of the equity of Holdings is owned by other investors. See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”

Upon consummation of the Merger, the Company transferred its interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no gain or loss on this transfer as these assets were transferred at book value and a dividend was issued to the former shareholders who acquired these assets. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names;

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•

the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonuses, benefits, payroll taxes and travel and entertainment.

Concurrently with the Merger, we extended our lease for the space in the office building containing our corporate headquarters. The lease expires in January 2017.

In addition, we agreed to pay to the former shareholders any incremental tax benefit of deductions generated by the repurchase of our 11% Notes and our payment of the special event bonuses. The payment is due within 15 days of the filing of the US tax return that claims these additional deductions.

Holdings financed the Merger, including estimated fees and expenses, with $333 million of debt financing described below and $133 million of cash common equity contributed to Holdings by MidOcean, members of our management and the other investors in Holdings.

The Financing Transactions. In connection with the Merger, we refinanced certain existing indebtedness and incurred new indebtedness, as follows:

•	we entered into a new $183.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”);

•	we issued the Old Notes; and

•	we repurchased all of our 11% senior notes due 2009 (the “11% Notes”).

The net proceeds from the offering of the Old Notes and borrowings from the Senior Credit Facilities were used to pay a portion of the consideration of the Merger, repay all outstanding indebtedness under our then existing amended and restated credit facility (the “Prior Credit Facility”), repurchase the 11% Notes and pay premiums and prepayment costs, accrued interest and transaction fees and expenses.

The offering of our Old Notes, the Senior Credit Facilities and the refinancing of the debt, including premiums, fees and expenses, referred to above are collectively referred to herein as the “Financing Transactions.” The Financing Transactions together with the Merger and the payment of the special event bonuses are referred to herein as the “Transactions.”

We have summarized below the sources and uses of funds for the Transactions.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Revolving credit facility(1)	—	Consideration to former shareholders (2)	$190.3
Term loan facility	$183.0	Refinance 11% Notes(3)	259.7
Notes offered hereby	150.0	Transactions expenses	16.0
Common equity	133.0

Total sources	$466.0	Total uses	$466.0

(1)	Consists of a $25.0 million senior secured revolving credit facility. Revolver availability is reduced by outstanding letters of credit. We have not borrowed any amounts under the revolving credit facility.
(2)	On the closing date, $15.0 million of the total consideration paid to former shareholders was put in an escrow account to be held for a period of eighteen months pursuant to the Escrow Agreement as security for the indemnity obligations of the former shareholders under the Merger Agreement.
(3)	We repurchased 100% of our 11% Notes and paid a premium of approximately $4.7 million in connection with the repurchase.

Corporate Structure

The following diagram illustrates our corporate structure:

Our Sponsor

Our primary equity capital was provided by MidOcean Partners. MidOcean Partners is a private equity firm founded in 2003 by former managers of DB Capital Partners, which was the late-stage private equity investment group of Deutsche Bank. Based in New York and London, MidOcean Partners manages funds with aggregate capital commitments of approximately $3.7 billion and targets middle market companies in the U.S. and Europe in industries in which it has extensive knowledge, experience and contacts. MidOcean Partners III, L.P. is the third private equity fund that MidOcean Partners has raised since its inception in 2003. MidOcean Partners manages and advises MidOcean Partners III, L.P. and several other affiliated private equity limited partnerships. Focus industries include consumer and leisure, media and communications, financial and business services and non-cyclical industrials. MidOcean Partners invests in conjunction with management and uses its knowledge, experience and resources to focus on value creation in its portfolio companies. MidOcean Partners’ notable current and past investments include Palace Entertainment, ONELINK Communications, LA Fitness, bezier, Jenny Craig, United Biscuits and Prestige Brands.

Our principal executive offices are located at 401 Broadhollow Road, Melville, New York 11747. Our telephone number at that location is (631) 715-4100. We are a New York corporation. The address of our website is www.sbarro.com. The information on our website, or that can be accessed through our website, is not part of this prospectus and you should not rely on such information.

Purpose of the Exchange Offer

On January 31, 2007, we sold, through a private placement exempt from the registration requirements of the Securities Act, $150,000,000 of our 10.375% Senior Notes due 2015, all of which are eligible to be exchanged for Exchange Notes.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed within 120 days and to use our commercially reasonable efforts to cause to become effective on or within 240 days of issuance of the Old Notes. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes.

We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Summary of the Exchange Offer

The Exchange Offer

Securities Offered	$150,000,000 principal amount of 10.375% Senior Notes due 2015.

The Exchange Offer

We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in integral principal at maturity multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of January 31, 2007 which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m., New York City time, on                     , 2007, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the Exchange Notes in the ordinary course of business:

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, this liability.

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes Held in the Form of Book-Entry Interests

The Old Notes were issued as global securities and were deposited upon issuance with The Bank of New York which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company. Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the “Letter of Transmittal” that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes will be tendered in multiples of $1,000.

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at The Depository Trust Company, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Terms of the Exchange Notes

Issuer	Sbarro, Inc.

Notes Offered	$150,000,000 million aggregate principal amount of Exchange Notes due 2015 of Sbarro.

Maturity Date	February 1, 2015.

Interest	Interest on the Exchange Notes will accrue at a rate of 10.375% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2007.

Guarantees

Certain of our current and future domestic subsidiaries will jointly, severally and unconditionally guarantee the Exchange Notes. The Exchange Notes will be guaranteed on a senior unsecured basis. If we create or acquire a new domestic subsidiary, then that subsidiary will guarantee the Exchange Notes on a senior unsecured basis.

Ranking

The Exchange Notes and any guarantees will be general unsecured obligations of us and the guarantors, and will rank equally in right of payment to all of our and the guarantors’ existing and future senior indebtedness. The Exchange Notes and any guarantees will be senior in right of payment to any future subordinated indebtedness. The Exchange Notes and any guarantees will be effectively subordinated to all senior secured indebtedness and other obligations of us and the guarantors (including our senior secured revolving credit facility) to the extent of the value of the assets securing such obligations. As of December 31, 2006, after giving effect to the Transactions, we and the guarantors would have had total debt (including short-term debt) of $333.0 million of which $183.0 million would have been secured debt (excluding $25.0 million of unused revolving commitments under our Senior Credit Facilities). Our non-guarantor subsidiaries would have $0.7 million of liabilities that would have ranked structurally senior to the notes.

Optional Redemption

Prior to February 1, 2010, we may redeem some or all of the Exchange Notes at any time at a price of 100% of the principal amount of the Exchange Notes redeemed plus a “make-whole” premium. On or after February 1, 2010, we may redeem some or all of the Exchange Notes at any time at the redemption prices described under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest (if any). In addition, at any time prior to February 1, 2010, we may also redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds of certain equity offerings at the redemption price specified under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest (if any).

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	limit the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions. For more detail, see “Description of the Exchange Notes—Certain Covenants” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Risk Factors

Investment in the Exchange Notes involves substantial risks. See “Risk Factors” for a discussion of certain risks relating to an investment in the Exchange Notes.

For more complete information about the notes, see “Description of Exchange Notes” section of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

We have derived the following summary historical consolidated statements of operations, cash flow and other financial data for the years ended January 2, 2005, January 1, 2006 and December 31, 2006 from our consolidated financial statements, which have been audited by BDO Seidman LLP, an independent registered public accounting firm. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

We have prepared the following summary unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 giving effect to the Transactions, as if they had occurred on January 2, 2006.

The pro forma as-adjusted consolidated balance sheet data reflect the Transactions as if they had occurred on December 31, 2006.

We have presented the unaudited pro forma financial data for informational purposes only. You should not consider the pro forma consolidated statements of operations and balance sheet data to be indicative of what the actual results would have been had the transactions described above been completed on the dates indicated nor should you expect the pro forma results to be an indication of the results of operations or financial condition as of any future date or for any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Historical			Pro Forma
	2004(1)	2005	2006	Year Ended December 31, 2006
				(unaudited)
	(dollars in thousands)
STATEMENTS OF OPERATIONS:
Revenues:
Restaurant sales	$331,313	$329,187	$333,538	$333,286
Franchise related income	12,093	12,410	14,193	14,193
Real estate and other	5,488	7,097	6,625	4,553

Total revenues	348,894	348,694	354,356	352,032

Costs and expenses:
Cost of food and paper products	72,073	66,519	64,331	64,193
Payroll and other employee benefits	90,857	89,351	88,611	88,363
Other operating costs	114,571	115,209	113,695	113,638
Depreciation and amortization	16,400	16,635	16,561	17,454
General and administrative	28,576	27,438	32,296	27,108

	Historical			Pro Forma
	2004(1)	2005	2006	Year Ended December 31, 2006
				(unaudited)
	(dollars in thousands)
Asset impairment, restaurant closings and loss on sale of other concepts restaurant	2,202	859	883	883

Total costs and expenses	324,679	316,011	316,377	311,639

Operating income	24,215	32,683	37,979	40,393

Other (expense) income:
Interest expense	(30,694)	(30,680)	(30,783)	(31,459)
Interest income	654	1,277	2,733	2,733
Equity in net income (loss) of unconsolidated affiliates	855	(236)	573	—
Other income	1,181	—	—	—

Net other expense	(28,004)	(29,639)	(27,477)	(28,726)

Income (loss) before income taxes	(3,789)	3,044	10,502	11,667
Income taxes	534	1,693	644	4,550

Net income (loss)	$(4,323)	$1,351	$9,858	$7,117

CASH FLOW DATA:
Net cash provided by operating activities	$15,816	$21,581	$30,395
Net cash used in investing activities	(8,906)	(10,805)	($14,667)
Net cash used in financing activities	(340)	(687)	(190)

	Historical			Pro Forma
	2004(1)	2005	2006	Year Ended December 31, 2006
				(unaudited)
	(dollars in thousands)
OTHER FINANCIAL AND RESTAURANT DATA:
EBITDA(2)	$42,651	$49,082	$55,113	$57,847
Rent expense	71,224	70,009	66,504
Capital expenditures	8,906	11,708	16,350
Number of restaurants at end of period:
Company-owned	518	502	485
Franchised	428	458	499

Total Number of restaurants	946	960	984

	As of December 31, 2006
	Actual	As adjusted
	(in thousands) (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$88,627	$11,000
Working capital	60,330	(7,266)
Total assets	403,205	635,468
Long-term debt, net of original issue discount	268,694	333,000
Stockholders’ equity, as adjusted(3)	77,756	133,000

(1)	Our 2004 year contained 53 weeks. All other reported years contain 52 weeks. As a result, our 2004 year benefited from one additional week of operations over the other years which generated approximate revenues of $9 million and approximate income before taxes of $2.5 million.
(2)	EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure, which we define as earnings before interest income, interest expense, taxes, depreciation and amortization. In evaluating EBITDA you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present EBITDA because we believe this measure provides relevant and useful information for analysts and investors in our notes in that EBITDA is a factor in the calculation of our compliance with the ratios in the credit agreement governing our Senior Credit Facilities and the indenture under which our notes are issued. We also internally use EBITDA to determine whether or not to continue operating restaurant units since it provides us with a measurement of whether we are receiving an adequate cash return on our investment. Our calculations of EBITDA may not be comparable to a similarly titled measures reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities since it does not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities.

Reconciliation of Net Income to EBITDA

	Historical Data			Pro Forma
	Fiscal Year			Year Ended December 31, 2006(a)
	2004	2005	2006
				(unaudited)
	(in thousands)
Reconciliation of Net Income to EBITDA:
Net income (loss)	$(4,323)	$1,351	$9,858	$7,117
Income taxes	534	1,693	644	4,550
Interest income	(654)	(1,277)	(2,733)	(2,733)
Interest expense	30,694	30,680	30,783	31,459
Depreciation and amortization	16,400	16,635	16,561	17,454

EBITDA	$42,651	$49,082	$55,113	$57,847

(a)	EBITDA for the Pro Forma Year Ended December 31, 2006 includes asset impairment, restaurant closings and store pre-opening costs of $1.4 million and an annual management fee to be paid to MidOcean pursuant to the Professional Services Agreement of $1 million, which amounts are excluded from the definition of EBITDA in the credit agreement governing our Senior Credit Facilities.

(3)	In 2005, we noted an error in our straight-line rent calculation and recorded $1.2 million to correct this error. The correction was to reduce the deferred rent balance and adjust to opening retained earnings. The effect was not individually material to any year presented and did not warrant a restatement in those years. In 2004, we noted an error in the minority interest account and accrued expenses. We recorded $569,000 to correct this error, which related to the recording of income and minority interest of a consolidated subsidiary in years prior to December 31, 2001. The correction was adjusted to opening retained earnings. The error resulted from the misinterpretation of certain partnership agreements concerning the sharing of the losses of two of the locations within this consolidated subsidiary.

RISK FACTORS

In addition to the risks below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this prospectus before making an investment decision with respect to the notes.

Risks Related to Our Business

The success of our business is dependent on a number of factors that are not within our control.

The success of our franchisees’ and our new company-owned restaurant operations is, and will continue to be, subject to a number of factors that are not within our control, including:

•	changes in consumer tastes;

•	national, regional and local economic conditions;

•	traffic patterns in the venues in which we operate;

•	discretionary spending priorities;

•	demographic trends;

•	consumer confidence in food quality, handling and safety;

•	consumer confidence in the security of shopping malls, downtown areas, airports, casinos, universities, travel plazas, sports arenas and other venues in which we and our franchisees operate;

•	weather conditions; and

•	the type, number and location of competing restaurants.

The success of our growth strategy will depend, in part, upon our ability to expand our franchise operations.

The success of our franchise operations is dependent upon our ability to:

•	locate and attract new franchisees and area developers;

•	maintain and enhance the “Sbarro” brand;

•	maintain satisfactory relations with our franchisees who may, in certain instances, have interests adverse to our interests;

•	monitor and audit the reports and payments received from franchisees; and

•	comply with applicable franchising laws, rules and regulations, as well as applicable laws in the foreign countries in which we seek, and have, franchisee and area development arrangements.

With respect to foreign franchisees, we are also at risk with respect to:

•	restrictions that may be imposed upon the transfer of funds from those countries;

•	the political and economic stability of the country; and

•	the country’s relationship with the United States.

Our growth strategy requires us to extend the Sbarro concept into other high-pedestrian-traffic venues.

Traditionally, Sbarro has operated in the quick service market featuring pizza, pasta and other hot and cold Italian entries, principally in shopping malls. As the construction of new shopping malls in the United States has slowed, we have been seeking to expand our business into new settings, such as downtown areas, airports, casinos, universities and travel plazas.

Our expansion requires us to:

•	make significant capital investments;

•	devote significant management time and effort;

•	develop budgets for, and monitor, food, beverage, labor, occupancy and other costs at levels that will produce profitable operations; and

•	budget and monitor the cost of construction of the restaurant.

Further, limitations under the indenture governing the 10.375% Notes restrict the amount of investment we may make, which may limit certain of our growth efforts.

We cannot be assured that we will be able to successfully expand our existing operations on a profitable basis.

We operate in a highly competitive environment against strong competition.

The restaurant business is highly competitive. We believe that we compete on the basis of price, service, location and food quality. There is also active competition for management personnel and attractive shopping mall, downtown and other commercial locations suitable for restaurants. We compete in each market in which we operate with locally-owned restaurants, and national and regional restaurant chains, in certain cases.

Although we believe we are well positioned to compete because of our leading market position, focus and expertise in the quick-service Italian specialty food business and strong national brand name recognition, we could experience increased competition from existing or new companies and lose market share that, in turn, could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

The availability, quality and cost of our ingredients fluctuate, which affects our financial results.

Significant increases in food and paper product costs, which we may not be able to pass on to our customers, could affect our financial results. Many of the factors in determining food and paper product prices, such as increases in the prices of the ingredients we use to prepare our foods, especially cheese, and inflation are beyond our control. Furthermore, adverse weather and other conditions can cause shortages and interruptions in, and also could adversely effect the availability, quality and cost of, the ingredients we use to prepare our foods. These events could adversely affect our financial results because we need to provide our customers with fresh products.

Increases in labor and occupancy costs could effect our profitability.

We have a substantial number of hourly employees whose wages are based on the federal or state minimum wage. Any increases in the federal or state minimum wage, as well as strong labor markets, can result in upward pressures on the wages and salaries we pay and could increase our labor costs. In addition, we have been experiencing higher occupancy related costs with respect to leases for new restaurants and renewal leases for existing restaurant space. Increases in our labor and occupancy costs would decrease our profitability if we are unable to recover these increases by increasing the prices we charge our customers or if we are unable to attract new customers.

We are dependent on obtaining and retaining attractive high-pedestrian-traffic locations.

We are dependent on our ability to enter into new leases and renew existing leases on favorable terms. We find it more expensive to enter into such leases during periods when market rents are, as they have been, increasing. There is also active competition for attractive commercial shopping mall, center city and other locations suitable for restaurants. As a result, as existing leases expire, we have not renewed some leases and have found it more expensive to continue to operate other existing locations.

Although we believe that we will be able to renew the existing leases that we wish to extend, there is no assurance that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all. Moreover, if some locations should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. We will incur charges relating to the closing of such restaurants, consisting of lease termination costs. Impairment charges and other special charges will reduce our profits.

Negative publicity relating to one of our restaurants, including our franchised restaurants, could reduce sales at some or all of our other restaurants.

We are, from time to time, faced with negative publicity relating to food quality, restaurants facilities, health inspection scores, employee relationships or other matters at one of our restaurants or those of our franchisees. Adverse publicity may negatively affect us, regardless of whether the allegations are valid or whether we incur any liability. In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurants involved to affect some or all of our other restaurants. If a franchised restaurant fails to meet our franchise operating standards, our own restaurants could be adversely affected due to customer confusion or negative publicity.

Food-borne illness incidents could result in liability to us and could reduce our restaurant sales.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food processors makes it difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as bovine spongiform encephalopathy (“BSE”), sometimes referred to as “mad cow disease,” that could give rise to claims or allegations on a retroactive basis. In addition, the levels of chemicals or other contaminants that are currently considered safe in certain foods may be regulated more restrictively in the future or become the subject of public concern.

The reach of food-related public health concerns can be considerable due to the level of attention given to these matters by the media. Local public health developments and concerns over diseases, including those caused by E. coli bacteria, could have a national adverse impact on our sales. Similarly, concerns related to particular food constituents or the byproducts of cooking processes could also have an adverse impact. This could occur whether or not the developments are specifically attributable to out restaurants or those of our franchisees or competitors.

We rely on one national independent wholesale distributor and replacing it could disrupt the flow of our food products and supplies.

We use one national independent wholesale food distributor, to purchase and deliver most of the food ingredients used to prepare the foods we serve, other than breads, pastries, produce, fresh dairy and certain meat products which are purchased locally for each restaurant. The distributor also purchases and delivers to us, on a national basis, restaurant supplies and certain other items that we use. The majority of spending on the products used in our restaurants are for proprietary products and we are involved in negotiating their cost to the manufacturers. The agreement expires in January 2008. While we are dependent upon this one national independent distributor, we believe that there are other distributors who would be able to service our needs. However, there can be no assurance that we will be able to replace our distributor with others on comparable terms or without disruptions to the flow of our food products and other supplies to our systems.

Our business is subject to governmental regulation.

We are subject to various federal, state and local laws affecting our business, as are our franchisees. Each of our restaurants and those owned by our franchisees are subject to a variety of licensing and governmental regulatory provisions relating to wholesomeness of food, sanitation, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Furthermore, there can be no assurance that we will remain in compliance with applicable laws or licenses that we have or will obtain, the failure of which by a restaurant could result in our loss of the restaurant’s license and even the closing of the restaurant.

Regulations of the Federal Trade Commission (the "FTC") and various state laws regulating the offer and sale of franchises require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises in nine states and are currently exempt from the franchise registration requirements in nine states based upon "large franchisor" exemptions. The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. State franchise examiners have discretion to disapprove franchise registration applications based on a number of factors. There can be no assurance that we will be able to continue to comply with these regulations, which could have a material adverse effect on our business and results of operations.

We depend on our senior management and other key employees.

Our success is dependent upon our senior management team. Since September 2003, we have added a significant number of independent executives to our management team. Our continued success is dependent upon our ability to attract and retain key employees. As a privately-held company, we may be unable to offer key executives liquid stock-based compensation of the type that our publicly-held competitors can offer. There is no assurance that we will be able to retain our existing senior management or attract other key employees.

Our results of operations fluctuate due to the seasonality of our business.

Our revenues and earnings are highest in our fourth fiscal quarter primarily due to increased volume in shopping malls during the holiday shopping season. As a result, our annual revenues and earnings are substantially dependent upon the amount of traffic in shopping malls during the holiday shopping period. Changes in the level of traffic in shopping malls during this period have a disproportionate effect on our annual results of operations. A weak holiday shopping season, which could be caused by, among other factors, a downturn in the economy, as expansion of on-line shopping or adverse weather conditions, could adversely affect our profitability.

We may, in the future, incur goodwill, trademark and other asset impairment charges.

At December 31, 2006, the carrying values of our trademarks and goodwill were $195.9 million and $9.2 million, respectively. There have been no reductions in the carrying values of those assets since their creation. We test, based on our estimates about the future cash flows from those assets, for impairment of these assets annually or earlier if impairment indicators exist. We also test for impairment of our long-lived assets. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates, and result in non-cash charges to our earnings in the period in which we make the adjustment.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the development and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent infringement or other unauthorized use of our trademarks and other proprietary rights by others, which may thereby dilute our trademarks in the marketplace and/or diminish the value of such proprietary rights. We may also be unable to prevent others from claiming infringement or other unauthorized use of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our rights to our trademarks may in some cases be subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to both the date of our registration and our first use of such trademarks in the relevant territory. We cannot assure you that third parties will not assert claims against our trademarks and other proprietary rights or that we will be able to successfully resolve such claims which could result in our inability to use certain trademarks or other proprietary rights in certain jurisdictions or in connection with certain goods or services. Future actions by third parties may diminish the strength of our trademarks or other proprietary rights, injure the goodwill associated with our business and decrease our competitive strength and performance. We could also incur substantial costs to defend or pursue legal actions relating to the use of our trademarks and other proprietary rights, which could have a material adverse affect on our business, results of operation or financial condition.

Employment and workplace-related complaints or litigation may hurt us.

We are from time to time subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our financial performance. A significant judgment for any claim(s) could have a material adverse effect on our financial condition or results of operations.

If we elect to implement internal control procedures necessary to comply with the Sarbanes-Oxley Act of 2002, we would incur significant costs without assurance that the procedures and controls we implement will be effective.

In order to comply with a covenant in the indenture, we are a voluntary filer of periodic reports with the Securities and Exchange Commission. As such, we are not required to implement the internal control over financial reporting procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. However, we have begun to implement the processes and procedures that would be necessary to enable our management to furnish an internal control report to our registered public accounting firm, which would then be required to attest to, and report on, our management’s assessment. It is our present intention to complete development of these processes and procedures before the end of our 2007 fiscal year when non-accelerated filers of periodic reports with the SEC are presently required to have them in place and test their effectiveness. There can be no assurance that we will be able to complete the work necessary for our management to evaluate our controls and prepare its management report in a timely manner, that our management will be able to report that our internal control over financial reporting is effective or that our registered public accounting firm will be able to attest to our report. In addition, we estimate that, over the next two years, we will incur significant expenses to implement these procedures and controls, which will directly impact our results of operations.

We are now controlled by MidOcean and its interests as an equity holder may conflict with creditor interests.

As a result of the Merger, MidOcean, our equity sponsor, indirectly owns a majority of our common stock. Through its ownership, our equity sponsor will be able to, among other things, elect a majority of the members of our board of directors, appoint new management, amend our certificate of incorporation and approve mergers or sales of substantially all of our assets. The interests of our equity sponsor might conflict with or differ from your interests. For example, the concentration of ownership held by MidOcean could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination, which you may otherwise view favorably. MidOcean is also free to pursue acquisition opportunities independent of us that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other financial obligations.

After the Transactions, we will have a significant amount of indebtedness. As of December 31, 2006, after giving pro forma effect to the Transactions, we had total indebtedness of $333.0 million and up to $25.0 million of additional availability under our Senior Credit Facilities, less $1.9 million of outstanding letters of credit. In addition, the Senior Credit Facilities provide for an uncommitted incremental facility of up to $50.0 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	make it more difficult to satisfy our other financial obligations;

•	increase our vulnerability to adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to make future acquisitions.

Our discretion in some matters will be limited by the restrictions that will be contained in our Senior Credit Facilities and in the indenture governing the notes, and any default on our Senior Credit Facilities or the indenture governing the notes could harm our business, profitability and growth prospects.

The agreement that governs our Senior Credit Facilities and the indenture governing the notes contain a number of covenants that limit the discretion of our management with respect to certain business matters and may impair our ability to respond to changing business and economic conditions. Our Senior Credit Facilities and the indenture, among other things, will restrict our ability to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	limit the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, our Senior Credit Facilities contain certain financial covenants requiring us to comply with leverage ratio and interest coverage ratio requirements. Our ability to borrow funds for any purpose will depend on our satisfying this requirement.

If we fail to comply with any of the financial covenants or the other restrictions contained in our Senior Credit Facilities or any future financing agreements, an event of default could occur. An event of default could result in the acceleration of some or all of our debt. If the debt is accelerated, we would not have, and may not be able to obtain, sufficient funds to repay our debt, including our obligations under the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and our Senior Credit Facilities do not fully prohibit us or our subsidiaries from doing so. As of December 31, 2006, after giving pro forma effect to the Transactions, an additional $25.0 million was available under the revolving portion of our Senior Credit Facilities, less $1.9 million of outstanding letters of credit. Any borrowings under our Senior Credit Facilities would be effectively senior to the notes to the extent of the value of the assets securing the Senior Credit Facilities. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund capital expenditures, acquisitions and research and development efforts will depend on our ability to generate cash. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our Senior Credit Facilities will be adequate to meet our liquidity needs for at least the next few years.

We cannot assure you, however, that our business will generate sufficient cash flows from operations, that anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our Senior Credit Facilities or that we can obtain alternative financing proceeds in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our Senior Credit Facilities or the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future creditors.

Holders of our secured indebtedness have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to the Senior Credit Facilities, which are secured by liens on substantially all of our assets and the assets of the guarantors. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of December 31, 2006, after giving pro forma effect to the Transactions, we had $183.0 million of secured indebtedness and $25.0 million available for borrowing under our Senior Credit Facilities less $1.9 million of outstanding letters of credit. Our Senior Credit Facilities are secured by substantially all of our assets. See “Description of Other Indebtedness.”

The notes are structurally subordinated to some of our obligations.

Some but not all of our subsidiaries guarantee the notes. The notes will be structurally subordinated to all indebtedness and other obligations of such non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims in full from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2006, after giving pro forma effect to the Transactions, our non-guarantor subsidiaries had $0.7 million of indebtedness or other liabilities (including trade payables). As of December 31, 2006, after giving pro forma effect to the Transactions, our non-guarantor subsidiaries generated 0.4% any of our consolidated revenues in the year ended December 31, 2006 and held 0.1% of our consolidated assets as of that date.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and does not incur debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. The occurrence of specified events that would constitute a change of control constitutes a default under our Senior Credit Facilities. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our Senior Credit Facilities will not allow such repurchases, in which event, we would be in default on the notes upon the occurrence of the “change of control” event. In addition, our failure to purchase the notes after a “change of control” in accordance with the terms of the indenture would result in a default under our Senior Credit Facilities. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Exchange Notes—Change of Control.”

If an active trading market does not develop for the Exchange Notes, you may not be able to resell them.

There is no existing trading market for the Exchange Notes. We do not intend to list the Old Notes or the Exchange Notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers of the Old Notes have informed us that they intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the Old Notes are eligible for trading in The PORTAL Market, there can be no assurance as to the development or liquidity of any market for the Old Notes or the Exchange Notes, the ability of the holders of the Old Notes or the Exchange Notes to sell their Old Notes or the Exchange Notes or the price at which the holders would be able to sell their Old Notes or the Exchange Notes.

The liquidity of any trading market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Exchange Notes and other factors. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Old Notes and the Exchange Notes. The market for the Old Notes or Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value and liquidity.

Risks Related to Notes Not Exchanged

If you do not properly tender your Old Notes, your ability to transfer those Old Notes will be adversely affected.

We will only issue Exchange Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. See “The Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks and Procedures for Brokers and Custodian Banks; DTC ATOP Account.” Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you may continue to hold Old Notes that are subject to the existing transfer restrictions. In addition, if you tender your Old Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those Exchange Notes. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding. In addition, if a large number of Old Notes are not tendered or are tendered improperly, the limited number of Exchange Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the Exchange Notes.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

We did not register the Old Notes under the Securities Act, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will lose your right to have your Old Notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell Old Notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offer may be substantially limited. Any Old Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Old Notes outstanding. Following the exchange offer, if you did not tender your Old Notes you generally will not have any further registration rights. Accordingly, the liquidity of the market for any Old Notes could be adversely affected and you may be unable to sell them.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on any of their behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	general economic, inflation, national security, weather and business conditions;

•	the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms;

•	changes in consumer tastes;

•

changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located;

•	our ability to continue to attract franchisees;

•	the success of our present, and any future, joint ventures and other expansion opportunities;

•	the availability of food (particularly cheese and tomatoes), beverage and paper products at current prices;

•	our ability to pass along cost increases to our customers;

•	increases in Federal or State minimum wages;

•	negative publicity relating to our restaurants;

•	food-borne illness incidents;

•	the continuity of services of members of our senior management team;

•	our ability to attract and retain competent restaurant and executive managerial personnel;

•	competition;

•	the level of, and our ability to comply with, government regulations;

•	our ability to protect our trademarks and other proprietary rights;

•	costs associated with being subject to litigation whether or not the claim against us is valid;

•	our ability to generate sufficient cash flow to make interest payments and principal on our debt obligations; and

•

our ability to comply with covenants contained in the indenture under which the senior notes are issued and the effects which the restrictions imposed by those covenants may have on our ability to operate our business.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, you will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2006:

•	on an actual basis; and

•	as adjusted to give effect to the Transactions.

You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this prospectus. This table should also be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$88,627	$11,000

Debt:
Prior Credit Facility	$—	$—
Revolving credit facility	—	—
Term loan facility	—	183,000
Exchange Notes	—	150,000
11% Notes net of original discount(1)	253,966	—
Mortgage(2)	14,944	—

Total debt	268,910	333,000
Total shareholders’ equity	77,756	133,000

Total capitalization	$346,666	$466,000

(1)	We repurchased 100% of our 11% Notes and paid a premium of approximately $4.7 million in connection with the repurchase.
(2)	In March 2000, 401 Broadhollow Realty Corp., one of our subsidiaries, obtained a $16 million, 8.4% loan due in 2010, secured by a mortgage on our corporate headquarters building. In connection with the Merger, we transferred our interest in 401 Broadhollow Realty Corp., which includes the obligations under the mortgage loan. See “Prospectus Summary—Transaction Overview—The Merger.”

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

We issued the Old Notes on January 31, 2007 and entered into a registration rights agreement with the initial purchasers. The Registration Rights Agreement requires that we register the Old Notes with the SEC and offer to exchange the registered Exchange Notes for the outstanding Old Notes.

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the Exchange Notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The Exchange Notes will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

Holders of Old Notes do not have any appraisal or dissenters’ rights under the Georgia Business Corporation Code, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice,

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Old Notes,

(b) to extend the exchange offer, or

(c) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The BLUE-colored “Letter of Transmittal” shall be used by you to give such instructions.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                     , 2007.

To tender your Old Notes in the exchange offer you must represent for our benefit that:

(1) You are acquiring the Exchange Notes for your outstanding Old Notes in the ordinary course of business;

(2) You do not have an arrangement or understanding with any person to participate in the distribution of Exchange Notes;

(3) You are not an “affiliate” as defined under Rule 405 of the Securities Act;

(4) You will also have to acknowledge that if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the Exchange Notes; and

(5) You will also have to acknowledge that if you are a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any for sale of such Exchange Notes.

You must make such representations by executing the Blue colored “Letter of Transmittal” and delivering it to the institution through which you hold your Old Notes.

Such institution will have to acknowledge that such representations were made by you.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Old Note not properly tendered;

(2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Account number of the beneficial owner tendering such Old Notes;

(2) Principal amount of Old Notes tendered by such beneficial owner; and

(3) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for the benefit of the Company set forth under “Procedures for Tendering Old Notes Held Through Brokers or Banks” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer upon Expiration of the Exchange Offer

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted our validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the certificates, without expense, to the tendering holder after the exchange offer terminates or expires. If a holder has tendered Old Notes by book-entry transfer, we will promptly credit the Notes to an account maintained with The Depositary Trust Company after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer:

(1) if any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2) if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3) if there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer Exchange Notes issued in the exchange offer without registration of the Exchange Notes and delivery of a prospectus, as discussed above.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Letter of Transmittal” to the exchange agent at:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
The Bank of New York 101 Barclay Street - 7 East - Reorganization Unit New York, NY 10286 Attn: Mr. Enrique Lopez (if by mail, registered or certified recommended)	The Bank of New York 101 Barclay Street - 7 East - Reorganization Unit New York, NY 10286 Attn: Mr. Enrique Lopez	The Bank of New York 101 Barclay Street - 7 East - Reorganization Unit New York, NY 10286 Attn: Mr. Enrique Lopez

By Facsimile: (212) 298-1915

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees And Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Consequences Of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of Exchange Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives Exchange Notes (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2) a law or SEC policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds Notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling Notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated financial data of Sbarro is presented to show how Sbarro might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 gives effect to the Transactions as if they had occurred on December 31, 2006. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 gives effect to the Transactions as if they had occurred on January 2, 2006.

The term “Withdrawn Assets” refers to the following assets and related costs that are being transferred by the Company to our former shareholders in connection with the Merger:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•	the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonus, benefits, payroll taxes and travel and entertainment.

The term “Financing Transactions” means, collectively, our:

•	entry into the Senior Credit Facilities;

•	issuance of $150.0 million in aggregate principal amount of senior notes due 2015;

•	repurchase of all of our outstanding 11% Notes; and

•	payment of all related fees and expenses.

The Financing Transactions together with the Merger and payment of the special event bonuses are referred to herein as the “Transactions.”

The unaudited pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

The Merger will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Merger, including related fees and expenses, will be allocated to our net assets based upon our estimates of fair value. The unaudited pro forma condensed consolidated financial data have been prepared based on our preliminary estimates of fair value of our net assets using information available as of the date of this prospectus, which are subject to change. The final allocation of the total purchase price to our net assets is expected to be completed by May 16, 2007 and is based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the Merger Agreement. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006

(in thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Assets:
Current Assets:
Cash and cash equivalents	$88,627	$648	a	$87,979	$333,000	a	$11,000
					133,000	a
					(16,000)	a
					7,176	b
					(255,000)	c
					(4,674)	c
					(8,223)	c
					(37,403)	d
					(4,273)	e
					(34,256)	e
					(190,326)	d
Receivables:
Franchise	2,868	—		2,868	—		2,868
Other	5,259	35	a	5,224	—		5,224

	8,127	35		8,092	—		8,092

Loans receivable from shareholders	5,585	—		5,585	(5,585)	b	—
Inventories	3,233	10	a	3,223	—		3,223
Prepaid expenses	3,147	4	a	3,143	—		3,143
Deferred income tax benefit, net	—	—		—	3,494	f	3,494

Total current assets	108,719	697		108,022	(79,070)		28,952
Property and equipment, net	78,953	18,109	a,b	60,844	—	s	60,844
Intangible Assets:
Trademarks	195,916	—		195,916	104,084	g	300,000
Franchise agreement intangible	—	—		—	30,000	j	30,000
Goodwill	9,204	—		9,204	5,000	a	204,454
					22,290	l
					(81)	l
					190,326	d
					129,756	f
					(104,084)	g
					(8,753)	h
					(9,204)	i
					(30,000)	j
Deferred financing costs, net	2,616	119	a	2,497	11,000	a	11,000
					(2,497)	k
Other assets	7,797	5,988	a,c	1,809	(1,591)	b	218

Total Assets	$403,205	$24,913		$378,292	$257,176		$635,468

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006

(in thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,818	$112	a	$9,706	$—		$9,706
Accrued expenses	29,045	(258)	a,d	29,303	(3,491)	r	25,425
					(387)	h
Accrued interest payable	8,223	—		8,223	(8,223)	c	—
Insurance premium payable	1,087	—		1,087	—		1,087
Current portion of mortgage payable	216	216	a	—	—		—

Total current liabilities	48,389	70		48,319	(12,101)		36,218
Deferred rent	8,366	—		8,366	(8,366)	h	—
Long-term debt, net of original issue discount	268,694	14,728	a	253,966	150,000	a	333,000
					183,000	a
					(255,000)	c
					1,034	k
Deferred tax liability					133,250	f	133,250

Stockholders’ equity:
Common stock	71	—		71	133,000	a	133,000
					(71)	l
Additional paid-in capital	10	—		10	(10)	l	—
Retained earnings	77,675	10,115	a,b,	67,560	(4,674)	c	—
			c,d		(37,403)	d
					(4,273)	e
					(34,256)	e
					(9,204)	i
					(3,531)	k
					22,290	l
					3,491	r

Total stockholders’ equity	77,756	10,115		67,641	65,359		133,000

Total liabilities and stockholders’ equity	$403,205	$24,913		$378,292	$257,176		$635,468

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Revenues:
Restaurant sales	$333,538	$252	(e)	$333,286	$—		$333,286
Franchise related income	14,193	—		14,193	—		14,193
Real estate and other	6,625	2,072	(f)	4,553	—		4,553

Total revenues	354,356	2,324		352,032	—		352,032

Costs and expenses:
Cost of food and paper products	64,331	138	(e)	64,193	—		64,193
Payroll and other employee benefits	88,611	248	(e)	88,363	—		88,363
Other operating costs	113,695	57	(e)	113,638	—		113,638
Depreciation and amortization	16,561	607	(e),(f)	15,954	1,500	(m)	17,454
General and administrative	32,296	3,386	(f),(g)	28,910	(1,802	)(n),(t)	27,108
Asset impairment and restaurant closings	883	—		883	—		883

Total costs and expenses	316,377	4,436		311,941	(302)		311,639

Operating income (loss)	37,979	(2,112)		40,091	302		40,393

Other (expense) income:
Interest expense	(30,783)	(1,302	)(f)	(29,481)	(1,978	)(o),(p)	(31,459)
Interest income	2,733	—		2,733	—		2,733
Equity in net income of unconsolidated affiliates	573	573	(c),(d)	—	—		—
Other income		—		—	—		—

Net other expense	(27,477)	(729)		(26,748)	(1,978)		(28,726)

Income (loss) before income taxes	10,502	(2,841)		13,343	(1,676)		11,667
Income taxes	644			644	3,906	(q)	4,550

Net income (loss)	$9,858	$(2,841)		$12,699	$(5,582)		$7,117

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(1)	Reflects the following Withdrawn Assets Adjustments:

(a)	To reflect the withdrawal of the investment interests in 401 Broadhollow Realty Corp., 401 Broadhollow Fitness Center Corporation and the Sbarro Cafe.

(b)	To reflect the withdrawal of a parcel of undeveloped real property located in East Northport, New York with a book value of $0.8 million.

(c)	To reflect the withdrawal of the investment interests in Boulder Creek Ventures LLC and Boulder Creek Holdings LLC which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names with a book value of $5.0 million.

(d)	To reflect the withdrawal of the investment interest in Two-Mex SS Inc., which owns a 50% interest in a joint venture that operates two tex-mex restaurants with a negative book value of $(0.3) million.

(e)	To reflect the withdrawal of the operating results of the Sbarro Cafe.

(f)	To reflect the withdrawal of the operating results of 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp. including the interest expense related to the mortgage.

(g)	To reflect the elimination of cost and expenses relating to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonus, benefits, payroll taxes, travel and entertainment.

(2)	Reflects the following Transactions Adjustments:

(a)	To record the purchase price of $466.0 million, which includes the common equity contribution from Sponsors of $133.0 million, borrowings of $183.0 million under our Senior Credit Facilities and the issuance of notes offered hereby of $150.0 million.

(b)	To record the repayment of a majority of shareholder loans and other related party loans.

(c)	To record the repayment of 11% Notes, accrued interest and the prepayment premium of $4.7 million.

(d)	To record cash due to shareholders.

(e)	To record Sellers’ estimated transaction costs which include:

Paid by Shareholders:
Investment bank fees	$3,630
Tender cost for 11% Notes	643

$4,273

Paid by Company from cash due to Shareholders:
Sbarro executive compensation related to the Transactions	$32,034
Director compensation related to the Transactions	2,222

$34,256

(f)	To record deferred taxes resulting from the difference between the tax and book basis when fair value of the Merger was booked for purchase accounting under GAAP. (Predominately resulting from intangible assets referred to in notes (2)(g) and (2)(j)).

(g)	Represents the adjustment to reflect the fair value of the trademark intangible asset. The adjustment is based on preliminary estimates allocated to trademarks based on presently available information and on certain assumptions that we believe are reasonable; however, actual recording of the Merger will be based upon appraisals, evaluations and estimates of fair values. Trademarks are deemed to be indefinite lived intangible assets which will not be amortized in the future, rather tested annually for impairment under the provisions of FAS 142.

(h)	To write-off deferred rent resulting from the Merger as the acquiring entity will amortize the remaining scheduled operating lease commitments over the remaining lease periods on a straight-line basis, beginning with the date of acquisition. It has been assumed that all operating leases are at fair value and that any effect on the straight-line rent expense to the pro forma income statement is not material.

(i)	To eliminate historical goodwill of Sbarro.

(j)	Represents the adjustment to reflect the fair value of the franchise agreement intangible asset. The adjustment is based on preliminary estimates allocated to franchise agreements based on presently available information and on certain assumptions that we believe are reasonable; however, actual recording of the Merger will be based upon appraisals, evaluations and estimates of fair values. The intangible assets relating to franchise agreements have definite lives and will be amortized using a method that reflects the pattern in which the economic benefit of the assets will be consumed in the future.

(k)	To eliminate the unamortized deferred financing fees and discount for the 11% Notes that will be repurchased.

(l)	To eliminate the shareholders’ equity of Sbarro after giving effect to pro forma adjustments.

(m)	To record amortization of intangible assets. (See note (2)(j)).

(n)	To record the annual management fee to MidOcean.

(o)	To eliminate the interest expense resulting from the repayment of the 11% Notes.

(p)	To record the interest expense and the amortization of deferred financing costs resulting from the issuance of the notes offered hereby and the borrowings under the Senior Credit Facilities. In determining pro forma interest expense, we used an interest rate of 10.375% for the notes offered hereby and we have assumed LIBOR is 5.32%, the LIBOR rate as of January 24, 2007, which approximates the 2006 average LIBOR rate, to calculate pro forma interest expense for our Senior Credit Facilities (LIBOR interest rates plus 2.50%).

(q)	To record the tax effect of interest expense and the change in the effective tax rate from a Subchapter S filing status to a C Corporation filing status. In addition, we agreed to pay the former shareholders any incremental tax benefit of deductions generated by the repurchase of our 11% Notes or payment of the special event bonuses. These amounts are not included in the pro forma adjustments as the amounts cannot yet be determined.

(r)	To reverse accrued expenses relating to a long term executive bonus payment no longer due after consummation of the Transactions.

(s)	Based on information presently available, we assume our net book value of property and equipment approximates fair value and will become the new basis.

(t)	To eliminate the expense for a special incentive award reversed in 2007 as it was terminated in connection with the Merger.

(3)	Goodwill was calculated as follows:

Total purchase price		$466,000
Less repayment of 11% Notes		(255,000)

Shareholders’ equity acquired, before adjustments	67,560

Write-offs relating to debt (see note (2)(k))	(3,531)
Write-offs of deferred rent (see note (2)(h))	8,753
Reverse accrued expenses (see note (2)(r))	3,491
Elimination of historical goodwill of Sbarro (see note (2)(i))	(9,204)
Estimated trademark value increase (see note (2)(g))	104,084
Tax effect of intangibles (see note (2)(f))	(129,756)
Estimated franchise agreement intangible (see note (2)(j))	30,000
Transaction costs paid by Company from cash to shareholders (see note (2)(e))	(34,256)
Transaction costs paid by shareholders (see note (2)(e))	(4,273)
Deferred financing costs (see note (2)(a))	11,000
Elimination of Sbarro shareholder equity (see note (2)(l))	81
Dividend to shareholders (see note (2)(d))	(37,403)

	(61,014)

Shareholders’ equity after pro forma adjustments		6,546

Goodwill		$204,454

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The selected financial data presented below for the periods or dates indicated are derived from our audited consolidated financial statements as of and for the years ended December 29, 2002, December 28, 2003, January 2, 2005, January 1, 2006 and December 31, 2006. Our audited consolidated financial statements as of January 1, 2006 and December 31, 2006 and for each of the three years in the period ended December 31, 2006 are included elsewhere in this prospectus. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Year
	2002		2003		2004(1)		2005		2006
	(in thousands)
STATEMENTS OF OPERATIONS:
Revenues:
Restaurant sales	$345,206		$314,708		$331,313		$329,187		$333,538
Franchise related income	10,070		10,868		12,093		12,410		14,193
Real estate and other	5,104		6,748		5,488		7,097		6,625

Total revenues	360,380		332,324		348,894		348,694		354,356

Costs and expenses:
Cost of food and paper products	67,593		67,446		72,073		66,519		64,331
Payroll and other employee benefits	96,288		89,614		90,857		89,351		88,611
Other operating costs	114,944		110,494		114,571		115,209		113,695
Depreciation and amortization	20,683		19,712		16,400		16,635		16,561
General and administrative	23,960		25,451		28,576		27,438		32,296
Asset impairment, restaurant closings and loss on sale of other concepts restaurant	9,196		6,073		2,202		859		883

Total costs and expenses	332,664		318,790		324,679		316,011		316,377

Operating income	27,716		13,534		24,215		32,683		37,979

Other (expense) income:
Interest expense	(30,959)		(31,039)		(30,694)		(30,680)		(30,783)
Interest income	528		694		654		1,277		2,733
Equity in net income (loss) of unconsolidated affiliates	668		425		855		(236)		573
Other Income	7,162		—		1,181		—		—

Net other expense	(22,601)		(29,920)		(28,004)		(29,639)		(27,477)

Income (loss) before income taxes	5,115		(16,386)		(3,789)		3,044		10,502
Income taxes	334		844		534		1,693		644

Net income (loss)	$4,781		$(17,230)		$(4,323)		$1,351		$9,858

OTHER DATA:
Ratio of earnings to fixed charges	1.1	x	0.7	x	0.9	x	1.1	x	1.2	x

	Fiscal Year
	2002	2003	2004	2005	2006
	(in thousands)
BALANCE SHEET DATA: (at end of period)
Cash and cash equivalents	$55,150	$56,430	$63,000	$73,089	$88,627
Working capital	27,095	28,352	32,554	40,697	60,330
Total assets	404,291	386,830	384,613	388,538	403,205
Long-term debt, net of original issue discount	267,941	268,152	268,349	268,530	268,694
Stockholders’ equity, as adjusted(2)	89,882	70,870	66,547	67,898	77,756

(1)	Our 2004 year contained 53 weeks. All other reported years contain 52 weeks. As a result, our 2004 year benefited from one additional week of operations over the other years which generated approximate revenues of $9 million and approximate income before taxes of $2.5 million.
(2)	In 2005, we noted an error in our straight-line rent calculation and recorded $1.2 million to correct this error. The correction was to reduce the deferred rent balance and adjust to opening retained earnings. The effect was not individually material to any year presented and did not warrant a restatement in those years. In 2004, we noted an error in the minority interest account and accrued expenses. We recorded $569,000 to correct this error, which related to the recording of income and minority interest of a consolidated subsidiary in years prior to December 31, 2001. The correction was adjusted to opening retained earnings. The error resulted from the misinterpretation of certain partnership agreements concerning the sharing of the losses of two of the locations within this consolidated subsidiary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze the consolidated financial condition, liquidity and capital resources and results of operations of Sbarro without giving effect to the Transactions, except where otherwise expressly noted. You should read this analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Executive Overview

We believe we are the world’s leading Italian QSR concept and the largest shopping mall-focused restaurant concept in the world. We have a global base of 984 units in 36 countries, with 485 company-owned units and 499 franchised units. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts.

We operate our business through two segments. Our company-owned restaurant segment is comprised of the operating activities of our company-owned QSR’s and other concepts restaurants. Our franchise restaurant segment is comprised of our franchise restaurant operations which offer opportunities worldwide for qualified operators to conduct business under the Sbarro name. Revenue from franchise operations is generated from initial franchise fees, ongoing royalties and other franchising revenue. We do not allocate indirect corporate charges to the franchise operating segment. Such costs are managed on an entity wide basis, and the information to reasonably allocate such cost is not readily available. We do not allocate assets by segment because our chief operating decision makers do not review the assets by segment to assess performance, as the assets are managed on an entity-wide basis.

Commencing in 2003, we initiated a program to reorganize management, revitalize units and operations and re-launch historic growth, addressing numerous external and internal pressures, which had resulted in deteriorating performance from 2001 to 2003. We saw increased sales in all areas of our business as we moved through 2004 to 2006. Mall traffic has increased as retailers, particularly high end mall-based retailers, are serving more customers. In addition, during 2004, we re-energized our quick-service restaurant operations while continuing to provide a quality product coupled with quality service. The increase in mall traffic, combined with menu innovation and selective price increases, improvements in operational controls and upgraded store management at all levels produced increased sales and earnings. We believe that the combination of our re-energized QSR restaurants and continued growth in our franchise based business, should lead to continued improvements in both revenue and profit.

In January 2004, Peter Beaudrault joined us as our Corporate Vice president and President of our Quick Service Division, and Anthony J. Missano, formerly President of our Quick Service Division, became our President of Business Development, with responsibilities for real estate, construction, purchasing and other business development matters. In February 2004, Anthony J. Puglisi was hired as our Chief Financial Officer, a position that had remained vacant since June 2002. In March 2005, Mr. Beaudrault was appointed President and Chief Executive Officer.

The Merger.

On January 31, 2007, MidOcean SBR Holdings, LLC, a Delaware limited liability company (“Holdings”), acquired the Company in a merger transaction. As a result of the merger, the Company became an indirect, wholly-owned subsidiary of Holdings. MidOcean Partners, which is a private equity firm based in New York and London, owns approximately 74% of Holdings and thus acquired control of the Company as a result of the merger.

In the merger, MidOcean SBR Acquisition Corp., an indirect, wholly owned subsidiary of Holdings, merged with and into the Company (the “Merger”), with the Company surviving the Merger. Our former shareholders received consideration of $450 million in cash, subject to certain adjustments, in exchange for all of their shares of Company common stock and Sbarro Holdings LLC, a Delaware limited liability company and a wholly–owned subsidiary of Holdings and the parent of MidOcean SBR Acquisition Corp., acquired all of our outstanding shares of common stock. In addition, immediately prior to the Merger, our former shareholders received a distribution of the cash on hand in excess of $11 million (which remained in the business as working capital). By agreement with our former shareholders, we retained approximately $34 million of this excess cash and used it to pay special event bonuses to our management team and certain of our former directors in connection with the Merger. Of the total consideration paid to our former shareholders, $15 million was being held in an escrow account until July 2008 pursuant to an escrow agreement between the former shareholders and Holdings as security for the indemnity obligations of the former shareholders under the Merger Agreement.

MidOcean Partners III, L.P., a Delaware limited partnership, and certain of its affiliates (collectively, “MidOcean”) own approximately 74% of Holdings. Certain of our senior managers acquired approximately 5% of the outstanding equity of Holdings in connection with the Merger and the balance of the equity of Holdings is owned by other investors. See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”

Upon consummation of the Merger, the Company transferred its interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no gain or loss on this transfer as these assets were transferred at book value and a dividend was issued to the former shareholders who acquired these assets. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names;

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•

the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonuses, benefits, payroll taxes and travel and entertainment.

Concurrently with the Merger, we extended our lease for the space in the office building containing our corporate headquarters. The lease expires in January 2017.

In addition, we agreed to pay to the former shareholders any incremental tax benefit of deductions generated by the repurchase of our 11% Notes and our payment of the special event bonuses. The payment is due within 15 days of the filing of the US tax return that claims these additional deductions.

Holdings financed the Merger, including estimated fees and expenses, with $333 million of debt financing described below and $133 million of cash common equity contributed to Holdings by MidOcean, members of our management and the other investors in Holdings.

The Financing Transactions. In connection with the Merger, we refinanced certain existing indebtedness and incurred new indebtedness, as follows:

•	we entered into a new $183.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”);

•	we issued the Old Notes; and

•	we repurchased all of our 11% senior notes due 2009 (the “11% Notes”).

The net proceeds from the offering of the Old Notes and borrowings from the Senior Credit Facilities were used to pay a portion of the consideration of the Merger, repay all outstanding indebtedness under our then existing amended and restated credit facility (the “Prior Credit Facility”), repurchase the 11% Notes and pay premiums and prepayment costs, accrued interest and transaction fees and expenses.

The offering of our Old Notes, the Senior Credit Facilities and the refinancing of the debt, including premiums, fees and expenses, referred to above are collectively referred to herein as the “Financing Transactions.” The Financing Transactions together with the Merger and payment of the special event bonuses are referred to herein as the “Transactions.”

Seasonality

Revenues are highest in our fourth quarter due primarily to increased traffic in shopping malls during the holiday shopping season. Our annual revenues and earnings can fluctuate due to the length of the holiday shopping period between Thanksgiving and New Year’s Day and the number of weeks in our fourth quarter.

Goodwill, Other Intangible Assets and Other Long Lived Assets

Due to the seasonality of our business, until we determine the results of operations for our fourth quarter, we are not able to perform the annual test for impairment on our goodwill and intangible assets with indefinite lives as required by Standards of Financial Accounting Statement (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and fully evaluate the impairment of long-lived assets as required by SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” Any required adjustments are recorded at that time unless impairment factors are present earlier. Our annual test for impairment charges of our goodwill and intangible assets with indefinite lives at the end of each year since SFAS No. 142 became effective concluded that there has been no impairment related to these assets. However, during 2005 and 2004 we recorded impairment under SFAS No. 144 of our long-lived assets of $.3 million and $1.1 million respectively, as a result of our periodic evaluation of impairment indicators of the property and equipment that is part of our long lived assets. We did not record an impairment charge in 2006.

Accounting Period

Our fiscal year ends on the Sunday nearest to December 31. Our 2004 year contained 53 weeks. All other reported years contain 52 weeks. As a result, our 2004 year benefited from one additional week of operations over the other years which generated approximate revenues of $9 million and approximate income before taxes of $2.5 million.

Primary Factors Considered by Management in Evaluating Operating Performance

We focus on the following factors when evaluating our operating performance:

•	comparable company-owned QSR unit sales;

•	franchise location sales and their relationship to our franchise revenues;

•	decisions to continue to operate or close company-owned QSR locations;

•	percentage relationship of the cost of food and paper products and payroll and other benefit costs to our restaurant sales;

•	level of other operating expenses (primarily occupancy costs) and their relationship to restaurant sales;

•	relationship of general and administrative costs to revenues;

•	provision for asset impairment and restaurant closings/remodels; and

•	EBITDA.

Relevant Financial Information

The following provides statistical information for the primary factors used in evaluating our operating performance:

	Fiscal Year
	2006	2005	2004
	(Dollars in millions)
Comparable QSR owned sales(1)	$319	$312	$309
Comparable QSR owned sales—percentage change vs. prior year(1)	4.4%	2.8%	8.2%
Franchise location sales	$295	$272	$253
Franchise revenues	$14	$12	$12
Cost of food and paper products as a percentage of restaurant sales	19.3%	20.2%	21.8%
Payroll and other benefits as a percentage of restaurant sales	26.6%	27.1%	27.4%
Other operating expenses as a percentage of restaurant sales	34.1%	35.0%	34.6%
General and administrative costs as a percentage of revenues	9.1%	7.9%	8.2%
Provision for asset impairment and restaurant closings/remodels loss on sale of other concept restaurants	$.9	$.9	$2.2
EBITDA(2)	$55	$49	$43

(1)

Comparable QSR owned sales dollars and annual percentage changes are based on locations that were open during the entire period within the years compared. Comparable QSR sales in 2004 include the 53rd week of approximately $8.5 million in sales. The 53rd week in 2004 accounted for approximately 300 basis points of the 8.2% comparable increase in 2004. In 2005, comparable QSR sales increased 5.7% after excluding the effect of the 53rd week in 2004 of approximately 300 basis points.

(2)	See footnote 2 in “Summary Historical and ProForma Financial and Operating Data” for information concerning this “Non-GAAP” financial measure and a reconciliation of EBITDA to our net income (loss), which we believe is the most direct comparable financial measure to EBITDA.

Impact of Inflation and Other Factors

Food, labor, rent, construction and energy costs and equipment costs are the items most affected by inflation in the restaurant business. Although for the past several years, inflation has not been a significant factor, there can be no assurance that this trend will continue. In addition, food and paper product costs may be temporarily or permanently affected by the weather, economic and other factors beyond our control that may reduce the availability and increase the cost of these items. Historically, the price of cheese has fluctuated more than any of our other food ingredients and related restaurant supplies.

Results of Operations

Fiscal 2006 compared to Fiscal 2005

We operate two business segments. Our company-owned restaurant segment is comprised of the operating activities of our company-owned QSR restaurants and other concept restaurants. Our franchise restaurant segment offers franchise opportunities worldwide for qualified operators to conduct business under the Sbarro name. Revenue from franchise operations is generated from initial franchise fees, ongoing royalties and other franchising revenue.

We do not allocate indirect corporate charges to the franchise operating segment. Such costs are managed on an entity wide basis, and the information to reasonably allocate such costs is not readily available.

We do not allocate assets by segment because our chief operating decision maker does not review the assets by segment to assess the segments’ performance, as the assets are managed on an entity wide basis.

The following table sets forth the information concerning the revenue and operating income before unallocated costs of each of our company-owned and franchise restaurant segments:

	Company-Owned Restaurants(1)	Franchise Restaurants	Totals
	(In thousands)
2006
Total revenue	$340,163	$14,193	$354,356

Operating income before unallocated costs	56,086	10,047	66,133
Unallocated costs and expenses(2)			28,154

Operating income			$37,979

2005
Total revenue	$336,284	$12,410	$348,694

Operating income before unallocated costs	47,713	9,496	57,209
Unallocated costs and expenses(2)			24,526

Operating income			$32,683

(1)	Total revenue includes restaurant sales and real estate and other revenues.
(2)	Represents certain general and administrative expenses that are not allocated to a segment.

Sales by QSR restaurants and consolidated other concept restaurants increased 1.3% to $333.5 million for 2006 from $329.2 for 2005. The increase in sales is the result of $6.3 million or 2.0% of higher restaurant sales in our QSR restaurants due to an increase in comparable sales of 4.4%, offset in part by fewer company-owned QSR restaurants in operation during 2006 and slightly lower restaurant sales of our consolidated other concepts as a result of the sale of three of our other concept restaurants in 2006. We believe that improvement in comparable unit sales was due to improved economic conditions in the United States, improvement in our operational controls, upgraded field and store management combined with higher check averages and selective price increases.

Franchise related revenues increased 14.4% to $14.2 million for 2006 compared to $12.4 for 2005. The increase in revenues was primarily from franchise fees for new franchise restaurants, a settlement with a franchisee which increased revenues by $.5 million and increases in comparable unit sales of 1.9% for domestic locations and 6.5% for foreign locations.

Real estate and other revenue decreased to $6.6 million in 2006 from $7.1 million in 2005. The decrease was primarily due to a decrease in rental income from one tenant that defaulted on their lease. In connection with the Merger, we transferred our interest in the building from which we received rental income (which also houses our corporate headquarters) to a company owned by certain of our former shareholders. Accordingly, we will not receive rental income from this real estate in future years.

Cost of food and paper products as a percentage of restaurant sales improved by 90 basis points to 19.3% in 2006 from 20.2% in 2005. The cost of cheese in 2006 averaged approximately $1.44 per pound compared to an average of approximately $1.71 per pound for 2005. This $.27 per pound reduction in cheese costs accounted for $2.1 million or 60 basis points of the improvement. Additionally, improved operational controls, combined with selective price increases improved our cost of sales as a percentage of restaurant sales.

Payroll and other employee benefits, as a percentage of restaurant sales, decreased by 60 basis points to 26.6% in 2006 from 27.1% of restaurant sales in 2005. The decrease as a percentage of restaurant sales was primarily a result of efficiencies gained from improved sales.

Other operating costs decreased by $1.5 million to 34.1% of restaurant sales in 2006 from 35% in 2005. The decrease primarily related to lower spending on repairs and maintenance.

Depreciation and amortization expense of $16.6 million for 2006 and 2005 was comparable as expected.

General and administrative expenses were $32.3 million in 2006 as compared to $27.4 million in 2005. The increase in expenses is attributable to higher bonus payments resulting from improved profitability and an accrual for a long term special incentive award of $2.8 million in 2006 and $.7 million in 2005 to our Chief Executive Officer. This long term special incentive accrual was reversed in 2007 in connection with the Merger, as discussed in Item 14 under the heading “Executive Compensation.”

In 2006 and 2005, we recorded a provision for asset impairment, restaurant closing and remodel charges and loss on sale of other concept restaurant of $.9 million. In 2006, we did not record any asset impairment as compared to $.3 million in 2005. Restaurant closings and remodels accounted for $.9 million and $0.6 million in 2006 and 2005, respectively. The charge for asset impairment in 2005 resulted from our evaluation of impairment indicators which determined that the carrying amount of certain store assets may not be recoverable from the estimated undiscounted future cash flows resulting from the use of those assets.

Interest expense of $31 million for both 2006 and 2005 relates primarily to the 11%, $255 million senior notes we issued to finance our going private transaction and the 8.4%, $16 million mortgage loan on our corporate headquarters, which had a current outstanding principal balance of $14.9 million as of December 31, 2006. In connection with the Merger, the 11% Notes were redeemed and new 10.375% Notes were issued and the mortgage loan and interests in the building was assumed by a company owned by certain of our former shareholders.

Interest income was $2.7 million in 2006 compared to $1.3 million in 2005. The increase was due to higher average interest rates coupled with higher average cash balances in 2006.

Equity in the net income (loss) of unconsolidated affiliates represents our proportionate share of earnings and losses in those other concept restaurants in which we have a 50% or less ownership interest. Our share in the net income or loss of those concepts increased by $.8 million in 2006 from 2005 as a result of an increase in traffic in our steakhouse joint venture. In connection with the Merger, our interest in these unconsolidated affiliates were assumed by a company owned by certain of our former shareholders.

During the years presented, we were taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable and permitted, under similar state and local income tax provisions beginning January 3, 2000. Under the provisions of Subchapter S, substantially all taxes on our income are paid by our shareholders rather than us. Our net tax expense was $.6 million and $1.7 million for 2006 and 2005, respectively. The expense was for taxes owed by us to jurisdictions that do not recognize S corporation status or that tax entities based on net worth and for taxes withheld at the source of payment on foreign franchise income related payments. The net tax expense for these jurisdictions decreased in 2006 based upon refunds booked in 2006 of $.6 million for prior years over payments. As a result of the Merger, we became ineligible for continued tax treatment under Subchapter S. Consequently, beginning in 2007, we will be required to pay corporate taxes on our taxable income.

Fiscal 2005 compared to Fiscal 2004

The following table sets forth the information concerning the revenue and operating income before unallocated costs of each of our company-owned and franchise restaurant segments:

	Company-Owned Restaurants(1)	Franchise Restaurants	Totals
	(In thousands)
2005
Total revenue	$336,284	$12,410	$348,694

Operating income before unallocated costs	47,713	9,496	57,209
Unallocated costs and expenses(2)			24,526

Operating income			$32,683

2004
Total revenue	$336,801	$12,093	$348,894

Operating income before unallocated costs	40,698	9,260	49,958
Unallocated costs and expenses(2)			25,743

Operating income			$24,215

(1)	Total revenue includes restaurant sales and real estate and other revenues.
(2)	Represents certain general and administrative expenses that are not allocated to a segment.

Sales by QSR restaurants and consolidated other concept restaurants were $329.2 million for 2005 and $331.3 million for 2004 including approximately $9.0 million of revenue relating to the 53rd week in 2004. Sales in 2005 increased $6.8 million or 2.1% compared to sales for the 52 weeks in 2004. The increase was attributable to an increase in comparable location QSR sales of $16.9 million or 5.7%. Comparable restaurant sales represent sales at locations that were open during the entire current and prior year. Our consolidated other concept restaurants declined $3.0 million which is attributable to the sale of our Salute restaurant in 2005 partially offset by sales from our Carmela’s of Brooklyn Restaurant which opened in February 2005. We believe that improved economic conditions in the United States, improvement in our operational controls and upgraded field and store management, combined with higher check averages and selective price increases implemented in 2004 accounted for the improvements.

Franchise related revenues increased 2.6% to $12.4 million for 2005 compared to $12.1 for 2004. The increase in revenues was primarily from increases in comparable unit sales of 3.7% for domestic locations and 2.2% for foreign locations and increased number of restaurants in 2005 offset somewhat by the 53 week in 2004.

Real estate and other revenue increased to $7.1 million in 2005 from $5.5 million in 2004. The increase was primarily due to $1.6 million of increased marketing rebates and certain food rebates we received based on franchisee’s level of purchases. In connection with the Merger, we transferred our interest in the building from which we received rental income (which also houses our corporate headquarters) to a company owned by the certain of our former shareholders. Accordingly, we will not receive rental income from this real estate in future years.

Cost of food and paper products as a percentage of restaurant sales improved to 20.2% in 2005 from 21.8% in 2004. Improved operational controls, combined with selective price increases implemented in 2004, were the primary reasons for the majority of the improvement in our cost of sales as a percentage of restaurant sales. The cost of cheese in 2005 averaged approximately $1.71 per pound compared to an average of approximately $1.82 per pound for 2004. This $.11 per pound reduction in cheese costs accounted for $.9 million or 30 basis points of the improvement.

Payroll and other employee benefits, as a percentage of restaurant sales, decreased by 30 basis points to 27.1% in 2005 from 27.4% of restaurant sales in 2004. The decrease as a percentage of restaurant sales was primarily a result of improved sales resulting from increased mall traffic and selective price increases.

Other operating costs increased by $.6 million to 35% of restaurant sales in 2005 from 34.6% in 2004. The increase primarily related to an increase in restaurant management bonuses of $1.9 million resulting from improved profits offset by occupancy and other costs in 2004 of approximately $1.6 million which related to the 53rd week.

Depreciation and amortization expense increased by $.2 million to $16.6 million for 2005 from $16.4 million for 2004. The increase was primarily due to depreciation related to our new Point Of Sales system and store remodels in 2005.

General and administrative expenses were $27.4 million in 2005 as compared to $28.6 million in 2004. The decline in expenses is attributable to reductions in salaries and travel and entertainment due to the 2004 staff reductions, the absence of severance costs related to the 2004 staff reductions, offset in part by higher bonus payments resulting from improved profitability and a provision of $.7 million in 2005 for a long term special incentive award to our Chief Executive Officer. This long term special incentive accrual was reversed in 2007 in connection with the Merger, as discussed in Item 14 under the heading “Executive Compensation.”

During 2005 and 2004, we recorded a provision for asset impairment, restaurant closing and remodel charges and loss on sale of other concept restaurant of $.9 million and $2.2 million, respectively. In 2005, $.3 million related to the impairment of assets as compared to $1.1 million in 2004. Restaurant closings and remodels accounted for $.6 million and $0.8 million in 2005 and 2004, respectively. In 2004, there was a charge of $0.3 million to record the loss on sale of another concept restaurant. The charge for asset impairment resulted from our evaluation of impairment indicators which determined that the carrying amount of certain store assets may not be recoverable from the estimated undiscounted future cash flows resulting from the use of those assets.

Interest expense of $31 million for both 2005 and 2004 relates primarily to the 11%, $255 million senior notes we issued to finance our going private transaction and the 8.4%, $16 million mortgage loan on our corporate headquarters. In connection with the Merger, the 11% Notes were repurchased and new 10.375% Notes were issued and the mortgage loan was assumed by a company owned by certain of our former shareholders.

Interest income was $1.3 million in 2005 compared to $.7 million in 2004. The increase was due to higher average interest rates coupled with higher average cash balances in 2005.

Equity in the net income (loss) of unconsolidated affiliates represents our proportionate share of earnings and losses in those other concept restaurants in which we have a 50% or less ownership interest. Our share in the net income or loss of those concepts decreased by $1.1 million in 2005 from 2004 as a result of a decline in traffic in our steakhouse joint venture. This concept opened three new steakhouses in 2005. There are no further expansion plans for this venture. In connection with the Merger, our interests in these unconsolidated affiliates were assumed by a company owned by certain of our former shareholders.

During the years presented, we were taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable and permitted, under similar state and local income tax provisions beginning January 3, 2000. Under the provisions of Subchapter S, substantially all taxes on our income are paid by our shareholders rather than us. Our tax expense was $1.7 million and $0.5 million for 2005 and 2004, respectively. The expense was for taxes owed by us to jurisdictions that do not recognize S corporation status or that tax entities based on net worth and for taxes withheld at the source of payment on foreign franchise income related payments. The tax expense for these jurisdictions increased in 2005 because of our increase in net income. In 2004 we reduced our tax expense by approximately $.4 million to reflect our estimated tax exposure. As a result of the Merger, we became ineligible for continued tax treatment under Subchapter S. Consequently, beginning in 2007, we will be required to pay corporate taxes on our taxable income.

Liquidity and Capital Resources

Principal Cash Requirements and Sources

Our liquidity requirements relate to debt service, capital expenditures, working capital, investments in other ventures, and acquisitions. We estimate that our annual cash interest expense under the 10.375% Notes and Senior Credit Facilities that we put into place in connection with the Merger will be approximately $30 million. We also may incur additional interest expense for borrowings under our line of credit. The Senior Credit Facilities require us to prepay outstanding borrowings , subject to certain exceptions, with (a) 50% of our annual excess cash flow (subject to stepdowns based upon our total leverage ratio); (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property (including casualty insurance and condemnations) if we do not commit to reinvest such proceeds in accordance with the terms of the Senior Credit Facilities within 365 days of the event giving rise thereto (or, to the extent we have entered into a commitment to reinvest such proceeds within such time period to the extent such amounts are actually reinvested, within six months of the expiration of such 365 days); and (c) 100% of the net cash proceeds of any incurrence of debt, other than debt permitted under the Senior Credit Facilities. We are not required to make principal payments, absent the occurrence of certain events, on our 10.375% Notes until they mature in 2015. We believe that aggregate capital expenditures for all of 2007 will approximate $15 million. The principal terms of our 10.375% Notes and our Senior Credit Facilities are discussed below.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our Senior Credit Facilities will be adequate to meet our liquidity needs for at least the next few years.

Contractual Obligations

The following table presents our contractual obligations as of December 31, 2006:

Dollars in million	2007	2008	2009	2010	2011	Thereafter	Total
Long Term Debt:
11% Senior Notes(1)	$—	$—	$255.0	$—	$—	$—	$255.0
Mortgage Loan(2)	.2	.2	.3	.3	—	13.9	14.9
Estimate Interest expense on Long Term Debt	29.3	29.3	21.1	1.2	—	—	80.9
Letters of credit(3)	1.9	—	—	—	—	—	1.9
Operating leases(4)	53.3	49.6	42.5	35.5	29.7	88.2	298.8

	$84.7	$79.1	$318.9	$37.0	$29.7	$102.1	$651.5

(1)	There were no principal repayment obligations under the 11% Notes until September 2009, when the entire principal balance became payable. The 11% Notes were repurchased in connection with the Merger.
(2)	Payable in monthly installments of principal and interest of $.1 million until 2019 when the remaining principal balance becomes payable. In connection with the Merger, this mortgage loan was assumed by a company owned by certain of our former shareholders.
(3)	Represents our maximum reimbursement obligations to the issuer of the letters of credit in the event the letters of credit are drawn upon. The letters of credit generally are issued instead of cash security deposits under operating leases or to guarantee construction costs for Sbarro or other concept locations. All the standby letters of credit supporting leases are renewable annually through the expiration of the related lease terms. If not renewed, the beneficiary may draw upon the letters of credit as long as the underlying obligation remains outstanding.
(4)	Does not reflect impact of renewals of operating leases that are scheduled to expire during the periods indicated. Includes franchise lease guarantees and the lease on our corporate headquarters.

Historically, we had not purchased or entered into interest rate swaps of future, forward, option or other instruments designed to hedge against changes in interest rates, the price of commodities we purchase or the value of foreign currencies. Subsequent to the Merger we entered into an Interest Rate Cap Letter Agreement with a bank for our Senior Credit Facility. This agreement caps our Libor rate at 6.00% through February 2009 and 6.50% through February 2010.

Senior Credit Facilities

We entered into new senior secured credit facilities simultaneously with the closing of the Merger. The Senior Credit Facilities are senior secured credit facilities providing for loans of $208.0 million under a $183.0 million senior secured term loan facility and a $25.0 million senior secured revolving facility. The revolving facility also provides for the issuance of letters of credit not to exceed $10.0 million at any one time outstanding and swing line loans not to exceed $5.0 million at any one time outstanding. In addition, the Senior Credit Facilities provide for an uncommitted incremental facility of up to $50.0 million. In connection with the Merger, we borrowed the entire $183 million available under the term loan facility. The term loan facility will mature in 2014 and the revolving credit facility is scheduled to terminate and come due in 2013.

In general, borrowings under the Senior Credit Facilities bear interest based, at our option, at either the Eurodollar rate or an alternate base rate (“ABR”), in each case plus a margin. The applicable margin will be based on our total leverage ratio (as defined in the credit agreement governing the Senior Credit Facilities) at the time of determination. Our rate of interest for borrowings under the Senior Credit Facilities is LIBOR plus 2.50% or ABR plus 1.50%. In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay an unused line fee to the lenders in respect of the unutilized revolving commitments there under at a rate that shall not exceed 50 basis points per annum.

Our obligations under the Senior Credit Facilities will be unconditionally and irrevocably guaranteed by our domestic subsidiaries. In addition, the Senior Credit Facilities will be secured by first priority perfected security interests in substantially all of our and our domestic subsidiaries’ capital stock, and up to 65% of the outstanding capital stock of our foreign subsidiaries.

The credit agreement governing the Senior Credit Facilities contains certain events of default and restrictive covenants which are customary with respect to facilities of this type, including limitations on the incurrence of additional indebtedness, dividends, investments, repayment of certain indebtedness, sales of assets, liens, mergers and transactions with affiliates. In addition, the credit agreement requires compliance with certain financial and operating covenants, including a minimum cash interest coverage ratio and a maximum net leverage ratio.

10.375% Senior Notes due 2015

In connection with the Merger, we issued $150.0 million of 10.375% senior notes due 2015. The notes bear interest at a rate of 10.375% per annum which is payable on February 1 and August 1 of each year, beginning on August 1, 2007.

The 10.375% Notes are senior unsecured obligations of ours and are guaranteed by all of our current and future domestic subsidiaries. The 10.375% Notes and guarantees are unsecured senior obligations of ours that rank equally in right of payment with all existing and future senior indebtedness of ours. The 10.375% Notes are effectively subordinated to all secured indebtedness of ours, to the extent of the collateral securing such indebtedness, including the Senior Credit Facilities. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. The 10.375% Notes are structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of our subsidiaries that do not guarantee the 10.375% Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims in full from the assets of those subsidiaries before any assets are made available for distribution to us. The 10.375% Notes are senior in right of payment to any future subordinated obligations of ours.

The indenture governing the notes contains certain events of default and restrictive covenants which are customary with respect to non-investment grade debt securities, including limitations on the incurrence of additional indebtedness, dividends, repurchases of capital stock, sales of assets, liens, mergers and transactions with affiliates.

As discussed above, in connection with the Merger, we repurchased all of our 11% Notes. We also terminated our prior senior credit facility.

Sources and Uses of Cash

The following table summarizes our cash and cash equivalents and working capital as at the end of our two latest years and the sources and uses of our cash flows during those two years:

	Year Ended
	2006	2005
	(In millions)
Liquidity at year end
Cash and cash equivalents	$88.6	$73.1
Working capital	$60.3	$40.7

Net cash flows for each year
Provided by operating activities	$30.4	$21.6
Used in investing activities	$(14.7)	$(10.8)
Used in financing activities	$(.2)	$(.7)

Net increase in cash	$15.5	$10.1

We have not historically required significant working capital to fund our existing operations and have financed our capital expenditures and investments in joint ventures through cash generated from operations.

Net cash provided by operating activities was $30.4 million in 2006 compared to $21.6 million in 2005 year. This $8.8 million increase was primarily due to the improvements in net income of $8.5 million.

Net cash used in investing activities has historically been primarily for capital expenditures. Net cash used in investing activities increased to $14.7 million in 2006 from $10.8 million in 2005. Capital expenditures were utilized primarily for restaurant openings and renovation activity.

11% Notes and Mortgage Loans

In 1999, we sold $255 million of 11% senior notes (at a price of 98.514% of par to yield 11.25% per annum), the net proceeds of which, together with substantially all of our then existing cash, was used to finance the going private transaction. The 11% Notes were repurchased in connection with the Merger in 2007.

In March 2000, one of our restricted subsidiaries obtained a $16 million, 8.4% loan due in 2010, secured by a mortgage on our corporate headquarters building. The loan was payable in monthly installments of principal and interest of $.1 million. The outstanding principal balance as of December 31, 2006 was $14.9 million. As of December 31, 2006, we were in compliance with the covenants contained in the mortgage. In connection with the Merger, we transferred our interests in the real estate secured by the mortgage and our obligations under the related mortgage to a company owned by certain of our former shareholders.

Off-Balance Sheet Arrangements

As of December 31, 2006 we were a party to various financial guarantees to a bank for two of our joint ventures. We were jointly and severally liable, along with our joint venture partner, for a loan owed by our

Mexican-style restaurant joint venture. Our liabilities under the line of credit, mortgage loan and letters of credit to our Steakhouse joint venture were limited to our minority ownership percentage. The remaining letter of credit for our steakhouse joint venture was jointly and severally guaranteed by each of the partners in the joint venture. These guarantees were removed subsequent to year end in connection with the Merger and we have no further obligations related to them.

The amounts of our guarantees as of December 31, 2006 are as follows:

Type of Guaranteed Obligation	Amount (1)
Line of Credit	$5.2 million
Loan	.5 million
Letters of Credit	.7 million
Mortgage Loan	.3 million

(1)	Represents our maximum exposure under existing borrowings and letters of credit. In 2003, the loan expiration date for all new term loans was extended from December 31, 2008 to December 31, 2010.

Recent Accounting Pronouncements

FIN 48:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In particular, this interpretation requires uncertain tax positions to be recognized only if they are “more-likely-than-not” to be upheld based on their technical merits. Additionally, the measurement of the tax position will be based on the largest amount that is determined to have greater than a 50% likelihood of realization upon ultimate settlement. Any resulting cumulative effect of applying the provisions of FIN 48 upon adoption would be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. This interpretation will be effective beginning fiscal 2007 and based upon our preliminary analysis will not have material impact on our consolidated financial statements.

SFAS 157:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are evaluating the impact of the adoption of SFAS No. 157 and based upon our preliminary analysis will not have a material impact on our consolidated financial statements.

SAB 108:

In September 2006, the Staff of the Securities and Exchange Commission Issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Upon adoption at the end of fiscal 2006 SAB No. 108 did not have a material impact on our consolidated financial statements.

EITF Issue No. 06-3:

In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)”, which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. If such taxes are significant, the accounting policy should be disclosed as well as the amount of taxes included in the financial statements if presented on a gross basis. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company has been accounting for sales tax as net and is currently assessing the impact, if any, of EITF Issue No. 06-03 which it will adopt at the beginning of Fiscal 2007.

Critical Accounting Policies and Judgments

Accounting policies are an integral part of the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America. Understanding these policies, therefore, is a key factor in understanding our reported results of operations and financial position. Accounting policies often require us to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in our financial statements. Due to their nature, estimates involve judgments based upon available information. Therefore, actual results or amounts could differ from estimates and the difference could have a material impact on our consolidated financial statements. Accounting policies whose application may have the most significant effect on our reported results of operations and financial position and that require judgments, estimates and assumptions by management that can affect their application and our results of operations and financial position, are listed below:

SFAS No. 5, “Accounting for Contingencies.” Pursuant to SFAS No. 5, in the past we have made, and we intend in the future to make, decisions regarding the accounting for legal matters based on the status of the matter and our best estimate of the outcome (we expense defense costs as incurred). This requires management to make judgments regarding the probability and estimated amount of possible future contingent liabilities, especially, in our case, legal matters. However, especially if a matter goes to a jury trial, our estimate could be off since our estimates are based, in large part, on our experience in settling matters. In our judgment, we believe that our reserve of approximately $1.4 million for outstanding legal actions is adequate.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires us to test annually and periodically assess whether there has been an impairment of goodwill and indefinite lived intangible assets acquired prior to July 1, 2001. As discussed under "Results of Operations" above, based on the discounted cash flow method and the guideline company valuation methods used in determining the fair value of our goodwill under our two reporting units and the discounted cash flow and company guideline methods in determining the fair value of our trademark, it was concluded that there was no impairment in the carrying value of these assets as of December 31, 2006. However, future estimates could change and cause us to take an impairment charge with respect to those assets. Further, after taking such a charge, should future estimates determine that the fair value has risen, SFAS No. 142 does not allow us to increase the then current value.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires judgments regarding future operating or disposition plans for marginally performing assets. The application of this policy has affected the amount and timing of charges to operating results that was significant in past years ($.3 million and $1.1 million in 2005 and 2004, respectively). We evaluate our long-lived assets for impairment by asset group, where appropriate or on an individual restaurant level on an annual basis, or whenever events and circumstances indicate that the carrying amount of a restaurant may not be recoverable, including our business judgment of when to close underperforming units. Certain assets at restaurants where we have leases with common mall landlord/owner relations, are evaluated as an asset group as cash flows from these assets are not individually independent enabling us to better estimate projected cash flows in a manner more consistent with the way we view our mall relationships. These impairment evaluations require an estimation of cash flows over the remaining life of the related restaurant lease, which is generally up to 10 years. Our estimates are based on cash flows from recent operations of the asset group or restaurants unless specific circumstances about the location warrant, do not include unsupportable sales growth and margin improvement assumptions. Should the carrying amount not be deemed to be recoverable, we write the assets down to their fair value. After the impairment has been identified and the related asset written down, in accordance with SFAS No. 144, the effect cannot be reversed. As a result, the result of evaluation is not subject to future review and change.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs, supersedes previous accounting guidance, principally EITF No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 changes the expense recognition for certain costs we incur while closing restaurants or undertaking other exit or disposal activities. However, the timing difference is not typically of significant length.

FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” elaborates on the disclosures to be made by a guarantor in its financial statements concerning its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued or modified after January 1, 2003), that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. We have guarantees that would require recognition upon issuance or modification under the provisions of FIN No. 45. The nature of our business will likely result in the issuance of certain guarantees in the future and, as such, we will be required to evaluate the fair value of the obligation at the inception of such guarantee. Most of our guarantees are due to us guaranteeing leases on behalf of certain franchisees. We recognized a liability under FIN No. 45 of approximately $52,000, $65,000 and $120,000 in 2006, 2005 and 2004 respectively. The amount we may be required to recognize in future years may be higher than this amount depending on the number and magnitude of guarantees we issue.

FIN No. 46, “Consolidation of Variable Interest Entities,” was effective immediately upon its issuance during fiscal 2003 for all enterprises with interests in variable interest entities created after January 31, 2003. In December 2003, FASB issued FIN No. 46 (R) which changed the effective dates for the recording of interests in variable interest entities created before February 1, 2003 beginning with the first interim reporting period ending after March 15, 2004. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity’s expected losses if they occur, or receives a majority of the entity’s expected residual returns if they occur, or both. Where it is reasonably possible that the enterprise will consolidate or disclose information about a variable interest entity, the enterprise must disclose the nature, purpose, size and activity of the variable interest entity and the enterprise’s maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The FASB has specifically exempted traditional franchise arrangements from the evaluations required under FIN No. 46 (R). We have also reviewed our joint ventures, equity investments and corporate relationships for possible coverage under FIN No. 46 (R). The application of FIN No. 46 (R) did not have a material effect on our disclosures and our financial position or operating results. We have several variable interest entities such as our equity investments, for which we provide disclosures. However, we are not the primary beneficiary and therefore do not need to consolidate these entities.

SFAS 13, “Accounting for Leases” establishes standards of financial accounting for leases. Certain of the Company’s operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent. Any lease incentives received by the Company are deferred over the same period as the lease and amortized over a straight-line basis over the life of the lease as a reduction of rent expense. We calculate deferred rent based on the lease term from when we obtain access or control over the leased property. Rent expense accrued during the construction period was capitalized as part of the cost of leasehold improvements until October 2005. As a result of FASB Staff Position FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” we now expense rent during the construction phase. The length of time from when we take possession of property for our QSR restaurants and when our restaurant opens is normally 90 days as compared to our normal lease terms of ten years. In 2005 we noted an error in our straight-line rent calculation and recorded $1.2 million to correct this error. The correction was to reduce the deferred rent balance and adjust to opening retained earnings. The effect was not individually material to any year presented and did not warrant a restatement in those years.

BUSINESS

Our Company

Sbarro, Inc., was organized in 1977 and is the successor to a number of family food and restaurant businesses developed and operated by the Sbarro family. We believe we are the world’s leading Italian quick service restaurant, or QSR concept and the largest shopping mall-focused restaurant concept in the world. We have a global base of 984 restaurants in 36 countries, with 485 company-owned units and 499 franchised units. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts.

Our site selection philosophy is to locate restaurants in high-pedestrian-traffic locations such as shopping malls, downtown areas, airports, casinos, universities and travel plazas. These highly visible locations have helped create a valuable brand with strong recognition, evidenced by the concept’s estimated 50% unaided brand awareness. Furthermore, this brand awareness has been achieved without relying on traditional marketing efforts. The Sbarro brand is respected not only by consumers, but also by franchisees and real estate developers, who view Sbarro as a preferred component of their development plans.

Our company-owned restaurants are all located in North America in 43 states, the District of Columbia and Canada and are comprised of 394 “food court” restaurants, 85 “in-line” restaurants and 6 full service restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas, have a more limited menu and employ 6 to 30 persons, including part-time personnel. In-line restaurants, which are self-contained restaurants, usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. Our franchisees operate 499 restaurants, of which 331 are in North America in 39 states, the District of Columbia, Canada, Mexico, the Caribbean, Bahamas and certain US territories and 168 are located in 26 countries outside North America. Our franchisees’ restaurants are located primarily in shopping malls and other high-pedestrian-traffic areas.

Our family-oriented restaurants offer cafeteria and buffet-style quick service designed to minimize customer waiting time and facilitate table turnover. Sbarro’s diverse menu of authentic Italian food offers its customers a compelling alternative to traditional fast food. All of our entrees are prepared fresh daily according to special recipes developed by us. We serve generous portions of quality Italian food at attractive prices. Our average check price is $7.12 and entree selections generally range in price from $5.49 to $7.99. Pizza, which is sold predominantly by the slice and accounts for approximately 60% of restaurant sales, is sold for approximately $3.00 a slice.

Our restaurants are generally open seven days a week serving lunch, dinner and, in a limited number of locations, breakfast, with hours conforming to those of the major department stores or other large retailers in the mall or trade area in which they are located. Typically, mall restaurants are open to serve customers 10 to 12 hours a day, except on Sunday, when mall hours may be more limited. Our sales are highest in the fourth quarter due to increased traffic in shopping malls during the holiday shopping season.

We operate in two segments, our company-owned restaurant operations and our franchised operations.

The Merger.

On January 31, 2007, MidOcean SBR Holdings, LLC, a Delaware limited liability company (“Holdings”), acquired the Company in a merger transaction. As a result of the merger, the Company became an indirect, wholly-owned subsidiary of Holdings. MidOcean Partners, which is a private equity firm based in New York and London, owns approximately 74% of Holdings and thus acquired control of the Company as a result of the merger.

In the merger, MidOcean SBR Acquisition Corp., an indirect, wholly owned subsidiary of Holdings, merged with and into the Company (the “Merger”), with the Company surviving the Merger. Our former shareholders received consideration of $450 million in cash, subject to certain adjustments, in exchange for all of their shares of Company common stock and Sbarro Holdings LLC, a Delaware limited liability company and a wholly–owned subsidiary of Holdings and the parent of MidOcean SBR Acquisition Corp., acquired all of our outstanding shares of common stock. In addition, immediately prior to the Merger, our former shareholders received a distribution of the cash on hand in excess of $11 million (which remained in the business as working capital). By agreement with our former shareholders, we retained approximately $34 million of this excess cash and used it to pay special event bonuses to our management team and certain of our former directors in connection with the Merger. Of the total consideration paid to our former shareholders, $15 million was being held in an escrow account until July 2008 pursuant to an escrow agreement between the former shareholders and Holdings as security for the indemnity obligations of the former shareholders under the Merger Agreement.

MidOcean Partners III, L.P., a Delaware limited partnership, and certain of its affiliates (collectively, “MidOcean”) own approximately 74% of Holdings. Certain of our senior managers acquired approximately 5% of the outstanding equity of Holdings in connection with the Merger and the balance of the equity of Holdings is owned by other investors. See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”

Upon consummation of the Merger, the Company transferred its interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no gain or loss on this transfer as these assets were transferred at book value and a dividend was issued to the former shareholders who acquired these assets. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names;

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•

the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonuses, benefits, payroll taxes and travel and entertainment.

Concurrently with the Merger, we extended our lease for the space in the office building containing our corporate headquarters. The lease expires in January 2017.

In addition, we agreed to pay to the former shareholders any incremental tax benefit of deductions generated by the repurchase of our 11% Notes and our payment of the special event bonuses. The payment is due within 15 days of the filing of the US tax return that claims these additional deductions.

Holdings financed the Merger, including estimated fees and expenses, with $333 million of debt financing described below and $133 million of cash common equity contributed to Holdings by MidOcean, members of our management and the other investors in Holdings.

The Financing Transactions. In connection with the Merger, we refinanced certain existing indebtedness and incurred new indebtedness, as follows:

•	we entered into a new $183.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”);

•	we issued the Old Notes; and

•	we repurchased all of our 11% senior notes due 2009 (the “11% Notes”).

The net proceeds from the offering of the Old Notes and borrowings from the Senior Credit Facilities were used to pay a portion of the consideration of the Merger, repay all outstanding indebtedness under our then existing amended and restated credit facility (the “Prior Credit Facility”), repurchase the 11% Notes and pay premiums and prepayment costs, accrued interest and transaction fees and expenses.

The offering of our Old Notes, the Senior Credit Facilities and the refinancing of the debt, including premiums, fees and expenses, referred to above are collectively referred to herein as the “Financing Transactions.” The Financing Transactions together with the Merger are referred to herein as the “Transactions.”

Restaurant Expansion

The following table summarizes the number of Sbarro owned and franchised restaurants in operation during each of the years from 2002 through 2006:

	2006	2005	2004	2003	2002
Company-owned restaurants:
Open at beginning of period	502	518	545	575	625
Opened during the period	6	7	2	6	13
Acquired from (sold to) franchisees during period	5	(1)	(3)	(12)	(6)
Closed during period	(28)	(22)	(26)	(24)	(57)

Open at end of period	485	502	518	545	575
Franchised restaurants:(1)
Open at beginning of period	458	428	376	361	334
Opened during the period	79	48	63	41	43
Acquired from (sold to) Sbarro during period	(5)	1	3	12	6
Closed or terminated during period	(33)	(19)	(14)	(38)	(22)

Open at end of period	499	458	428	376	361
All restaurants:(2)
Open at beginning of period	960	946	921	936	959
Opened during the period	85	55	65	47	56
Closed or terminated during period	(61)	(41)	(40)	(62)	(79)

Open at end of period	984	960	946	921	936

(1)	Includes all locations including restaurants, kiosks and vending units.
(2)	Restated to exclude the joint venture restaurants transferred as part of the Withdrawn Assets in connection with the Merger. At the end of each year, there were unconsolidated joint venture restaurants of 17 in 2006 and 2005, 15 in 2004, 2003 and 2002.

Restaurant Management

Our restaurants are managed by one general manager and one or two co-managers or assistant managers, depending upon the size of the location. Managers are required to participate in Sbarro training sessions in restaurant management and operations prior to the assumption of their duties. In addition, each manager is required to comply with an extensive operations manual containing procedures for assuring uniformity of operations and consistent high quality of products. We have a restaurant management bonus program that provides the management teams of company-owned restaurants with the opportunity to receive cash bonuses based on certain performance-related criteria of their location.

We employ 32 Directors of Operations, each of whom is typically responsible for the operations of 14 to 18 company-owned restaurants. Directors of Operations recruit and supervise the managerial staff of all company-owned restaurants and report to one of the five Vice Presidents of Operations. The Vice Presidents of Operations coordinate the activities of the Directors of Operations and report to our President and Chief Executive Officer.

Franchise Development

Growth in franchise operations occurs through the opening of new QSR restaurants by new and existing franchisees. Over the last two years, we have significantly reorganized and refocused our franchise operations. We currently employ a team of 19 experienced franchise professionals, who oversee both franchise development and franchise operations.

As of December 31, 2006 we have 331 franchised units in North America in 39 states, the District of Columbia, Canada, Mexico, the Caribbean, Bahamas and certain US territories. The majority of our domestic franchised units are operated by food service companies who manage food courts in high-pedestrian-traffic areas such as airports, universities and travel plazas. Our strategy is to continue to partner with these institutional food service companies to drive our growth in such locations.

As of December 31, 2006, we have 168 international franchised locations in 26 countries outside North America. We intend to significantly increase our international presence in a targeted number of countries by entering into significant development agreements with experienced restaurant operators. We currently have commitments for approximately 550 new restaurants with experienced restaurant operators in countries such as Russia, the Baltic States, India, Turkey and the United Arab Emirates.

In order to obtain a franchise, we generally require payment of an initial fee and continuing royalties at rates of 4% to 7% of gross revenues. We require the franchise agreements to end at the same times as the underlying lease, generally ten years, including a renewal period of the underlying lease, if applicable. Since 1990, the renewal option has also been subject to conditions, including remodeling or image enhancement requirements. The franchise and territorial agreements provide us with the right to terminate a franchisee for a variety of reasons, including insolvency or bankruptcy, failure to meet development schedules in cases of territorial rights, failure to operate its restaurant according to Sbarro standards, understatement of gross receipts, failure to pay fees, or material misrepresentation on a franchise application.

Seasonality

Revenues are highest in our fourth quarter due primarily to increased traffic in shopping malls during the holiday shopping season. Our annual revenues and earnings can fluctuate due to the length of the holiday shopping period between Thanksgiving and New Year’s Day and the number of weeks in our fourth quarter.

Other Concepts

Since 1985, we owned and operated certain other concept restaurants. These concepts were operated either by us alone or through joint ventures with restaurateurs experienced in the particular food area. We participated with our partners in overseeing the operations of each venture. In connection with the Merger, we transferred our interest in approximately 17 of our other concept restaurants to a company formed by certain of our former shareholders. We retained our interest in Carmela’s of Brooklyn and Mama Sbarro, which operate in six locations combined. These concepts are casual dining restaurants serving Italian food. These restaurants provide both take out and table service and generally cater to families.

Employees

As of December 31, 2006, we employed approximately 5,140 persons, excluding employees of our other concepts, of whom approximately 3,000 were full-time field and restaurant personnel, approximately 2,000 were part-time restaurant personnel and 140 were corporate administrative personnel. None of our employees are covered by collective bargaining agreements. We believe our employee relations are satisfactory.

Suppliers

Substantially all of the food ingredients, beverages and related restaurant supplies used by our domestic restaurants are purchased from a national independent wholesale food distributor which is required to adhere to established product specifications for all food products sold to our restaurants. Breads, pastries, produce, fresh dairy and certain meat products are purchased locally by each restaurant. Soft drink mixes are purchased from major beverage producers under national contracts and distributed by our national independent distributor. Our current contractual arrangement, which expires in January 2008, requires our company-owned restaurants to purchase 95% of all of our food ingredients that are not purchased locally through the distributor. The majority of spending on the products used in our restaurants are for proprietary products and we are involved in negotiating their cost with the manufacturers. We believe that there are other distributors who would be able to service our needs and that satisfactory alternative sources of supply are generally available for all items regularly used in our restaurants.

Competition

The restaurant business is highly competitive. We compete in the local and regional pizza restaurant category and with other concept QSRs primarily located in shopping malls on a local, regional and national basis. We believe we compete on the basis of menu selection, price, service, location and food quality. Factors that affect our business operations include changes in consumer tastes, inflation, national, regional and local economic conditions, population, traffic patterns, changes in discretionary spending priorities, restaurant demographic trends, national security, military action, terrorism, consumer confidence in food quality, handling and safety, weather conditions, the type, number and location of competing restaurants and other factors. There is also active competition for management personnel and attractive commercial shopping mall, city centers and other locations suitable for restaurants. Increased food, beverage, labor, occupancy and other costs could also adversely affect us.

Trademarks

Sbarro restaurants are operated under the following names: “Sbarro,” “Sbarro The Italian Eatery,” “Sbarro Fresh Italian Cooking,” “Cafe Sbarro,” “Umberto’s,” “Sbarro New York Pizza,” “Carmela’s,” “Mama Sbarro,” “Sbarro The Best Italian Choice,” “La Cucina Di Capri” and “Tony and Bruno’s”. Of these names, all but “Sbarro New York Pizza,” “Sbarro Fresh Italian Cooking” and “Umberto’s” are registered trademarks of the Company. In addition, we have also trademarked certain associated logos and styles and we have a limited license to use the trademarked name “Umberto’s”. We have also registered or filed applications to register “Sbarro” and “Sbarro The Italian Eatery” in several other countries. We believe that the Sbarro name is materially important to our business.

Governmental Regulation

We are subject to various federal, state and local laws affecting our businesses, as are our franchisees. Each of our restaurants and those owned by our franchisees and joint ventures are subject to a variety of licensing and governmental regulatory provisions relating to quality of food, sanitation, building, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Our operations and those of our franchisees and joint ventures are also subject to federal laws, such as minimum wage laws, the

Fair Labor Standards Act and the Immigration Reform and Control Act of 1986. They are also subject to state laws governing such matters as wages, working conditions, employment of minors, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level.

We are also subject to Federal Trade Commission (“FTC”) regulations and various state laws regulating the offer and sale of franchises. The FTC and various state laws require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises, or are exempt from registering, in all states in which we operate franchised restaurants that have registration requirements. The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time which provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

Although alcoholic beverage sales are not emphasized in our restaurants, some of our restaurants serve beer and wine. Sales of beer and wine have historically contributed less than 1% of total revenues of our QSR restaurants. We believe that we are in compliance in all material respects with the laws to which we are subject.

Properties

Our restaurants are located in both urban and suburban areas and are either food court or in-line (self-contained) restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas. Our in-line locations usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. We have 394 food court restaurants, 85 in line restaurants and 6 full service restaurants. All of our restaurants are in leased facilities. Most of our restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as percentage rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts. Our leases generally have terms of 10 years.

Leases to which we were a party at December 31, 2006 have initial terms expiring as follows:

Years Initial Lease Terms Expire	Number of Sbarro- owned Restaurants	Number of Franchised/ Other
2007(1)	52	3
2008	53	1
2009	77	3
2010	56	4
2011	50	0
Thereafter	197	9

(1)	Includes 12 restaurants under month-to-month arrangements and 2 restaurants as to which we pay only percentage rent based on the level of net restaurant sales, the leases for which are generally for a one year period.

In connection with the Merger, we transferred our interest in a four-story office building in Melville, New York, which contains our corporate headquarters, to a company owned by certain of our former shareholders. Concurrently with the Merger, we extended our lease for the space in the office building containing our corporate headquarters. The lease expires in January 2017.

In addition, our other unconsolidated joint venture concepts leased 17 restaurants. In connection with the Merger, we transferred the interest in these unconsolidated joint venture concepts to a company owned by certain of our former shareholders.

The following table summarizes the number and locations of our company-owned and franchised restaurants in North America as of December 31, 2006:

Location	Number of Company— Owned Restaurants	Number of Franchised Restaurants	Total Number of Restaurants
Alabama	7	—	7
Arizona	8	3	11
Arkansas	5	1	6
California	53	20	73
Colorado	6	1	7
Connecticut	8	4	12
Delaware	2	2	4
District of Columbia	4	3	7
Florida	44	29	73
Georgia	16	5	21
Hawaii	—	5	5
Illinois	19	20	39
Indiana	3	6	9
Iowa	6	1	7
Kansas	4	2	6
Kentucky	6	3	9
Louisiana	7	—	7
Maine	2	3	5
Maryland	12	6	18
Massachusetts	14	10	24
Mexico	—	5	5
Michigan	19	5	24
Minnesota	9	18	27
Mississippi	4	—	4
Missouri	10	6	16
Nebraska	4	2	6
Nevada	12	4	16
New Hampshire	4	—	4
New Jersey	11	12	23
New Mexico	4	—	4
New York	43	32	75
North Carolina	15	6	21
North Dakota	—	1	1
Ohio	24	17	41
Oklahoma	5	4	9
Oregon	6	1	7
Pennsylvania	15	19	34
Rhode Island	1	1	2
South Carolina	7	2	9
Tennessee	8	5	13
Texas	19	7	26
Utah	—	8	8
Vermont	2	—	2
Virginia	14	11	25
Washington	11	2	13
West Virginia	2	2	4
Wisconsin	8	1	9
Wyoming	1	—	1
Aruba	—	5	5
Bahamas	—	3	3
Canada	1	9	10
El Salvador	—	1	1
Guam	—	2	2
Guatemala	—	2	2
Honduras	—	3	3
Puerto Rico	—	11	11

Total	485	331	816

Legal Proceedings

In December 1999, fourteen current and former general managers of Sbarro restaurants in California amended a complaint against us filed in the Superior Court of California for Orange County. The complaint alleges that the plaintiffs were improperly classified as exempt employees under the California wage and hour law. The plaintiffs were seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorney’s fees, each in unspecified amounts. Plaintiffs filed a motion to certify the lawsuit as a class action, but the motion was denied by the court. The court issued a ruling in December 2003 which was unfavorable to us which we appealed as we believe errors were made by the trial judge and appealed the decision to the circuit court. On appeal, the Circuit Court affirmed the lower court’s decision in part and reversed it in part, finding that their damages should only be computed from October 1996 through May 9, 1999, the date we converted the compensation of general managers to an hourly rate rather than their later employment termination dates. The Circuit Court remanded the matter to the lower court with instructions on how to compute damages and to redetermine the amount of attorney’s fees awarded. The lower court affirmed the initial determination of the legal fees.

In September 2000, eight other current and former general managers of Sbarro restaurants in California filed a complaint against us in the Superior Court of California for Orange County alleging that the plaintiffs were improperly classified as exempt employees under California wage and hour law. The plaintiffs are seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorneys’ fees, each in unspecified amounts. Plaintiffs are represented by the same counsel who is representing the plaintiffs in the case discussed in the preceding paragraph. We have separately settled with two of the managers for immaterial amounts. The remaining parties to this case will be paid upon the same terms and conditions that the court order in connection with its decision in the case discussed in the preceding paragraph. We settled this case in early 2007 for $1.4 million, of which $.8 million was accrued for in 2003 and $.6 million was accrued in 2004.

In January 2007, a Franchisee filed a law suit against us alleging, among other things, violations of the Minnesota Franchise Act and the New York State Sales Act and intentional and negligent misrepresentation in connection with the offer and sale of their franchise. The Plaintiff seeks, among other things, damages in an unspecified amount exceeding $75,000. This case has been has been filed but not served.

In addition to the above complaints, from time to time, we are a party to claims and legal proceedings in the ordinary course of business. In our opinion, the results of such claims and legal proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

MANAGEMENT

Upon consummation of the Merger, our sole shareholder elected a new board of directors and appointed executive officers. The following table sets forth our directors, executive officers and key employees, their ages and the positions held by them as of April 9, 2007.

Name	Age	Position
Peter Beaudrault	52	President, Chief Executive Officer and Chairman of the Board of Directors
Anthony J. Missano	48	President, Business Development and Corporate Vice President
Anthony J. Puglisi	57	Vice President and Chief Financial Officer
Stuart Steinberg	50	General Counsel and Secretary
Ted Host	61	Director
Dennis Malamatinas	51	Director
Nicholas McGrane	38	Director
Michael O’Donnell	50	Director
Robert Sharp	41	Director

Peter Beaudrault was elected President and Chief Executive Officer in March 2005, and became Chairman of the Board of Directors in January 2007 in connection with the Merger. Prior to March 2005, Mr. Beaudrault served as Corporate Vice President and President of our Quick Service Division since joining us in March 2004. Prior to joining Sbarro, Mr. Beaudrault was an industry consultant from January 2003 and for more than five years prior to that was the President and Chief Executive Officer of the Hard Rock Cafe International, a restaurant chain. Mr. Beaudrault was elected a member of our board of directors in November 2005.

Anthony J. Missano joined us in 1975 and was elected President of Business Development in February 2004. He has been a Corporate Vice President since 1996 and served as President of our Quick Service Division from January 2000 until February 2004.

Anthony J. Puglisi joined us as Vice President-Chief Financial Officer in February 2004. Prior to joining Sbarro, Mr. Puglisi was the Vice President and Chief Financial Officer of Langer, Inc., a provider of products used to treat muscle—skeletal disorders, from April 2002 to February 2004. Mr. Puglisi was Senior Vice President and Chief Financial Officer of Netrex Corporation, from September 2000 to October 2001 and Executive Vice President and Chief Financial Officer of Olsten Corporation, a provider of staffing and home health care services, from 1993 to March 2000. Mr. Puglisi has been a certified public accountant in New York for over twenty-five years.

Stuart Steinberg joined us as General Counsel in 2001 and Assistant Secretary in January 2006 and will become Secretary in connection with the Merger. Mr. Steinberg is directly employed by Sbarro as Secretary, but acts as our General Counsel pursuant to a retainer agreement with the law firm of Steinberg, Fineo, Berger & Fischoff, P.C., of which he is a named partner. Prior to joining Sbarro, Mr. Steinberg practiced transactional law with his firm.

Ted Host has worked in the consumer products industry for 35 years, most recently as CEO of Prestige Brands International, a former MidOcean Partners portfolio company, which he founded in 1999. After the sale of Prestige in April 2004, he joined MidOcean Partners as a Managing Affiliate. His past positions include 23 years with American Home Products, with the last five years as President of Boyle-Midway Household Products, Inc. (1985-1990), the household products division of American Home Products; Senior Vice President of Marketing for Coca-Cola USA (1990-1991); and COO then CEO of The Scotts Company (1991-1996), a billion dollar market leader in the US lawn care market. Mr. Host has extensive experience in building consumer brands and has worked closely with all three major consumer products distribution channels: food, drug and mass merchandisers. Mr. Host currently serves as a director and Chairman of the Compensation Committee for Reddy Ice.

Dennis Malamatinas serves as a member of the Advisory Board of MidOcean Partners. He most recently spent two years as the founding co-CEO of Marfin Bank until he retired from that position in 2004. Prior to that position, he was the founding CEO of Priceline Europe Ltd., where he served as Chairman from 2001-2002. Previously, Mr. Malamatinas spent three and a half years as the CEO of Burger King Corp. He also held numerous positions with Grand Met plc/Diageo plc, including President and CEO of Grand Metropolitan Drinks Asia Pacific, President and CEO of Smirnoff Vodka and President and CEO of Metaxa Distillers SA. Mr. Malamatinas was also the President and CEO of Pepsico Italy and spent seven years in various management positions at the Procter & Gamble Company. Mr. Malamatinas has served as a director for Diageo plc, Reuters, plc, Metro International S.A. and Priceline Europe and currently serves as a Chairman of Philox Ltd. and Metro International S.A. and as a director for Celio S.A., IRF European Investments, SSP Group Ltd., MC Baltics Ltd., Alltracel plc and Marfin Financial Group (MFG).

Nicholas McGrane is a Partner of MidOcean Partners. Prior to joining MidOcean Partners in 2003, Mr. McGrane was a Vice President at DB Capital Partners. Prior to joining DB Capital Partners’ predecessor BT Capital Partners in 1997, Mr. McGrane was Director of Business Development at Imax Corporation, the large screen entertainment company. Mr. McGrane also has experience as a consultant at Bain & Company and a financial analyst at Kidder, Peabody & Co. Incorporated in the media & entertainment group.

Michael O’Donnell has been Chairman of the Board of Directors, Chief Executive Officer and President of Champps Entertainment, Inc., a restaurant chain operator and franchisor, since March 2005. He served as our President and Chief Executive Officer from September 2003 until he joined Champps Entertainment in March 2005. Prior to his joining Sbarro, Mr. O’Donnell was an industry consultant from January 2003 and, for more than five years prior to that, was the President and Chief Executive Officer of New Business at Outback Steakhouse Inc., a restaurant chain. Mr. O’Donnell became a director of Sbarro in September 2003. Mr. O’Donnell is also a director of Cosi.

Robert Sharp is a Partner of MidOcean Partners. Prior to his current position, Mr. Sharp was a Managing Director at DB Capital Partners. Previously, Mr. Sharp was a Principal at Investcorp International Inc., a leading corporate investment group. Earlier, he served as a Vice President at BT Securities, specializing in bank lending and high yield and equity underwriting, as an Executive Vice President at Remsen Partners Ltd., a private investment firm, and as an associate in the mergers and acquisitions group at Drexel Burnham Lambert.

Board Committees

Our board of directors has two standing committees: an audit committee and an executive committee. The following is a brief description of our two standing committees.

Audit Committee

The audit committee selects our independent accountants, reviews our internal accounting procedures, monitors compliance with our code of ethics and reports to the board of directors with respect to other auditing and accounting matters, the scope of annual audits, fees to be paid to our independent accountants and the performance of our independent accountants. The members of the audit committee are Nicholas McGrane, Robert Sharp and Michael O’Donnell. Nicholas McGrane will serve as the Chair of the Audit Committee. Michael O’Donnell is our audit committee financial expert as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Executive Committee

The executive committee oversees the strategic development of the business on behalf of the full board of directors. The members of the executive committee are Nicholas McGrane, Robert Sharp and Peter Beaudrault.

Compensation Committee Interlocks and Insider Participation

As a private company, we do not have a compensation committee. For fiscal year 2006, our board was composed of seven directors all of whom participated in deliberations of the board concerning executive officer compensation during 2006. Of those seven directors, Anthony Sbarro, Joseph Sbarro and Peter Beaudrault were executive officers for that period and Mario Sbarro and Michael O’Donnell were former executive officers. Our board is currently composed of six directors all of whom will participate in deliberations of the board concerning executive officer compensation for 2007. Of those six directors, Peter Beaudrault is currently an executive officer and Michael O’Donnell was a former executive officer. For a description of the transactions between us and our directors, and entities affiliated with such directors, see the sections entitled “Compensation of Executive Officers” and “Certain Relationships and Related Transactions.” None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of our board of directors.

Code of Ethics

We adopted a Code of Ethics in March 2007, to replace our prior Code of Ethics, that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer, controller and other persons performing similar functions. We undertake to provide to any person, without charge, upon request, a copy of our Code of Ethics. If you would like a copy of our Code of Ethics, please write to our Chief Financial Officer, Sbarro, Inc., 401 Broadhollow Road, Melville, New York 11747-4714.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides information about our compensation policies and programs for 2006 as applied to our executive officers and our former executive officers. As a result of the Merger, the ownership of our Company changed completely, and we are now controlled by MidOcean, which is a private equity fund. In connection with the completion of the Merger, three of our executive officers during 2006 (who were controlling shareholders of the Company) left their positions with the Company. In addition, certain changes were made to our compensation arrangements and incentive programs to reflect the compensation approach, philosophies and business objectives of our new shareholder base (particularly MidOcean). The most significant change was to provide our executive officers with incentive equity interests, which they had not previously received and which we discuss below. These changes also included changes to the employment agreements of our executive officers, as discussed below under the heading “Compensation Arrangements.”

Because the executive officers who left in connection with the Merger were also part of a group of our former controlling stockholders, we will not specifically discuss the process by which their compensation was established. They received only base salaries and certain benefits and perquisites in exchange for their services. They did not receive any incentive bonuses in 2006. Given their equity ownership positions in the Company prior to the Merger and the fact that they were members of the family that founded our Company, their compensation arrangements were unique and are not applicable to our Company’s compensation policies for 2007 and future years.

Overview

As of December 31, 2006, our named executive officers were Peter Beaudrault, Anthony Puglisi, Anthony Missano, Mario Sbarro, Anthony Sbarro and Joseph Sbarro. On January 31, 2007, affiliates of MidOcean acquired a controlling interest in the Company through the merger of MidOcean SBR Acquisition Corp. with and into the Company. Upon consummation of the Merger, our sole shareholder elected a new board of directors and three of our named executive officers for fiscal year 2006 resigned. Our current executive officers are Peter Beaudrault, Anthony Puglisi, Anthony Missano, and Stuart Steinberg and will be responsible for matters of Company policy. We refer to our named executive officers as of December 31, 2006 as the “Named Executive Officers” or “NEO’s.”

As of December 31, 2006, our board of directors consisted of three non-employee directors and four employee directors, Mario Sbarro, Chairman of Board, Anthony Sbarro, Vice Chairman of the Board and Treasurer, Joseph Sbarro, Senior Executive Vice President and Secretary and Peter Beaudrault, President and Chief Executive Officer. Our former board of directors did not have a Compensation Committee. Decisions regarding the compensation of executive officers were made by our former board of directors. Three members of our former board of directors, Mario Sbarro, Anthony Sbarro and Joseph Sbarro, owned approximately 64% of the Company’s common stock, in addition to holding positions as executive officers and seats on the board of directors, which allowed for direct shareholder participation in the determination of our compensation policies and provided greater alignment of the interests of our executive officers with the interests of our shareholders. Peter Beaudrault an executive officer and employee, as well as a director, participated in deliberations of our board concerning executive officer compensation. To date, we have not engaged in the benchmarking of executive compensation or retained an outside compensation consultant but we may do so in the future.

The following discussion and analysis of our compensation policies and programs for 2006 has been reviewed and approved by our new board of directors with the assistance of Mr. Beaudrault, who was also a member of our pre-Merger board of directors, and certain of our other executive officers with extensive knowledge of our compensation policies and programs for 2006. Our other pre-Merger directors did not participate in the preparation of this discussion and analysis, as they were replaced as directors prior to its preparation.

Compensation Policies and Practices

The primary objectives of our 2006 executive compensation program were to:

•	attract and retain the best possible executive talent,

•	achieve accountability for performance by linking annual cash and long term incentive awards to achievement of measurable performance objectives, and

•	align executives’ incentives with shareholder value creation, primarily through incentive rewards for growth in EBITDA and achievement of increased value upon a sale transaction.

Our executive compensation programs were designed to encourage our executive officers to operate the business in a manner that enhances shareholder value. An objective of our compensation program was to align interests of our executive officers with our shareholders’ short and long term interests by tying a substantial portion of our executive’s overall compensation to our financial performance, specifically EBITDA. Our compensation philosophy provided for a direct relationship between compensation and the achievement of our goals and sought to include management in upside rewards. Prior to determining any compensation package or award, our board of directors took into account the impact of accounting and tax treatments of each particular compensation package or award.

We sought to achieve an overall compensation program that provides foundational elements such as base salary and benefits that are sufficient to attract and retain our key executives, in light of their prior compensation packages and opportunities available to them at other companies as well as an opportunity for variable incentive compensation when short and long term performance goals are met. Our executive compensation in 2006 consisted of the following components:

•	Base salary;

•	Annual cash bonus incentive(s) through our Corporate Office Employee Bonus Plan; and

•	A special incentive bonus opportunity based on the value of the Company’s equity in a sale transaction or similar extraordinary event.

Base Salary. Base salary was established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing base salaries of the executive officers, a number of factors were considered, including the years of service of the individual individual’s duties and responsibilities, the ability to replace the individual and the base salary at the individual’s prior employment. We sought to maintain base salaries that are competitive with the marketplace in light of our executives prior compensation packages and opportunities available to them at other companies to allow us to attract and retain executive talent.

Salaries for executive officers were reviewed on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Increases in salary are based on evaluation of factors such as the individual’s level of responsibility, performance and level of compensation compared to comparable companies.

In connection with the Merger, the base salaries of Messrs. Beaudrault, Puglisi and Missano were not changed for 2007. These salary levels were established through negotiations with representatives of MidOcean in connection with the Merger.

Annual Cash Bonus Incentive. Annual cash bonus incentives were awarded pursuant to our Corporate Office Employee Bonus Plan for 2006 (the “Bonus Plan”), which was approved by our former board at the beginning of the fiscal year. The objective of the annual cash bonus incentive was to reward executive officers for our performance, as measured by EBITDA, defined as earnings before interest, taxes, depreciation and amortization. The targets under the bonus plans were established based on our budgeted EBITDA for 2006.

Annual target cash bonuses are determined initially as a percentage of each executive officer’s base salary for the fiscal year, and the payment of target cash bonuses depends upon the achievement of the pre-determined performance targets. The target cash bonus is established based on an individual’s level of responsibility. Depending on our performance relative to the applicable predetermined target, the actual cash bonus for our executive officers may be less than or greater than the target cash bonus. The annual cash bonus awards for fiscal 2006 have been finalized and were paid in April 2007. Awards under the Bonus Plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” For a discussion of bonus targets and payments, see “Corporate Office Employee Bonus Plan for 2006” as well as the “Grants of Plan Based Awards” table below.

Special Event Bonuses. We entered into special event bonus agreements with Messrs. Puglisi, Missano and Steinberg and included a special event bonus provision in Mr. Beaudrault’s former employment agreement. These agreements provided for each officer to receive a bonus in the event of a public offering of our common stock, a change in control of Sbarro, including by merger, sale of stock or sale of assets, or a liquidation or dissolution of Sbarro. The special event bonuses are based on the per share proceeds (as defined in the agreements) received if a special event occurs in excess of a certain threshold amount. The purpose of the special event bonus was to allow our executive officers to share in value creation realized by our stockholders upon a sale of the Company or other similar extraordinary transaction involving the Company’s shares. In the case of Mr. Beaudrault, this special event bonus was an alternative to a long-term incentive arrangement that rewarded him for improvement in our EBITDA, cash position and long-term debt position over the life of his employment agreement. In connection with the Merger, we paid the special event bonuses, as described below under the heading “—Termination and Change in Control Arrangements—Special Event Bonuses.”

Benefits and Perquisites. We also provide our Named Executive Officers with an employee benefit package which includes medical, dental, life, and disability coverage, and a car allowance program. In addition, we reimbursed Mr. Beaudrault for certain travel and housing expenses incurred in connection with Mr. Beaudrault commuting between his permanent residence in Florida and our corporate headquarters.

New Compensation Program. In connection with the Merger, representatives of MidOcean negotiated new compensation arrangements with our chief executive officer, chief financial officer, president of business development and corporate vice president, general counsel and secretary as well as certain other employees. The compensation to be paid to these executive officers beginning in 2007 will reflect the negotiations between these executive officers and affiliates of MidOcean. The executive compensation consists of base salary and annual cash bonus incentive(s) pursuant to the Corporate Office Employee Bonus Plan adopted for 2007 by our new board of directors. The executives also will continue to receive the same benefits as they received previously.

In addition, in place of the special event bonus and, in the case of Mr. Beaudrault, the long-term incentive arrangement that was included in his employment agreement, the executive officers and certain other members of senior management received long-term incentive awards from Holdings in connection with the Merger as compensation for their services to Holdings. These incentive awards consist of Class B units and Class C units that are non-voting profits interests in Holdings (collectively, the “Units”) that are subject to both time and performance vesting requirements. The Class B Units vest, so long as the member is an employee of Holdings or any subsidiary, including Sbarro, as of the applicable anniversary date of the issuance of the Class B Units, at 20% of the total number of Class B units issued to a member on a given date on each of the first five anniversaries of the issuance date. The Class C units vest, so long as the member is an employee of Holdings or any subsidiary, including Sbarro, as of the applicable anniversary date of the issuance of the Class C units, at 20% of the total number of Class C Units issued to a member on a given date on each of the first five anniversaries of the issuance date so long certain performance targets, based on the Company’s EBITDA, for the fiscal year end immediately prior to the applicable anniversary date as established by the Board of Directors are achieved. The Board of Directors has discretion to adjust the annual performance targets to account for acquisitions and dispositions as well as the effects of non-recurring items or changes in accounting principles mandated by GAAP. The Units that are unvested shall not vest and shall be forfeited when a holder ceases to be an employee. In the event that the performance targets are not met, the Class C units due to vest on the applicable anniversary date, will not vest and shall be forfeited. Vesting of the Units may also occur in the event of certain termination events or changes in control of Sbarro. See “—Termination and Change of Control Arrangements—New Compensation Program Termination and Change in Control.” The Class B Units and Class C Units granted to management represent in aggregate, approximately 10% profits interests in Holdings.

All of the authorized Class B units were issued in connection with the Merger. The Board of Directors of Holdings has the authority to issue the remaining authorized but unissued Class C units as well as authorize and issue additional units. Mr. Beaudrault is a member of the Board of Directors of Holdings.

The purpose of the incentive awards was to provide the executive officers with an incentive to increase the long-term value of the Company and to seek to achieve meaningful annual performance targets, thereby aligning their economic interests with the interests of MidOcean and our other owners. The incentive packages were negotiated directly by the executive officers with representatives of MidOcean.

We expect that our compensation objectives and salary and annual bonus components will be substantially similar in 2007 to those described for fiscal year 2006, except for the changes noted above. For a more detailed description of those arrangements, see “—Compensation Arrangements” below. With the addition of awards of incentive units to our compensation program, determinations regarding compensation packages and annual awards will also take into account the value and impact of these equity-based incentives. We also expect that decisions regarding the compensation of executive officers will continue to be made by the board of directors. Accordingly, Peter Beaudrault, an executive officer and employee, as well as a director, will participate in deliberations of our board concerning executive officer compensation.

Payments made in connection with the Merger. On January 31, 2007, Peter Beaudrault, Anthony Puglisi, Anthony Missano and Stuart Steinberg received payments pursuant to the special event bonus arrangements entered into with each such officer by the Company. See “Termination and Change in Control Arrangements—Special Event Bonuses.” These officers received the special event bonus in addition to their annual bonus pursuant to the Bonus Plan.

Summary Compensation Table

The following table summarizes the total compensation earned in 2006 by our Named Executive Officers (in 000’s):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation(3) ($)	Total(4) ($)
Peter Beaudrault(1)	2006	$450	$—	$—	$—	$268	$—	$67	$785
Chairman of the Board of Directors President and Chief Executive Officer

Anthony Puglisi	2006	251	—	—	—	157	—	30	438
Vice President Chief Financial Officer and Principal Accounting Officer

Anthony Missano	2006	305	—	—	—	190	—	34	529
President, Business Development and Corporate Vice President

Mario Sbarro	2006	700	—	—	—	—	—	24	724
Former Chairman of the Board of Directors

Anthony Sbarro	2006	400	—	—	—	—	—	29	429
Former Vice Chairman of the Board, Treasurer and Director

Joseph Sbarro	2006	400	—	—	—	—	—	33	433
Former Senior Executive Vice President, Secretary and Director

(1)	If the Merger did not occur, the amount of the special incentive bonus for Mr. Beaudrault that was earned in fiscal 2006 pursuant to the terms of his former employment agreement would have been included as additional compensation of $2.8 million and would have been reported as an additional amount in the “Non-Equity Incentive Plan Compensation” column. See “—Compensation Arrangements.”
(2)	Represents amounts paid pursuant to the Bonus Plan.
(3)	The dollar value of the amounts shown in this column for 2006 includes the following (in 000’s):
(4)	This table does not include the special event bonus payments paid on January 31, 2007 in connection with the Merger as these bonus payments were not earned or payable until January 31, 2007. See “—Special Event Bonuses.”

	Car Lease and Expenses	Health Insurance Premiums	Life Insurance Premiums	Airfare	Local Housing	Total
Peter Beaudrault	$16	$17	$1	$5	$28	$67
Anthony Puglisi	17	13	—	—	—	30
Anthony Missano	17	17	—	—	—	34
Mario Sbarro	13	11	—	—	—	24
Anthony Sbarro	17	12	—	—	—	29
Joseph Sbarro	22	11	—	—	—	33

Grants of Plan Based Awards

The following table summarizes information regarding our 2006 Bonus Plan (in $000’s):

Name and Principal Position	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan			All Other Option Awards: Number of Securities Underlying Options ($)	Exercise or Base Price of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Peter Beaudrault(1)	—	12/8/2005	$—	$203	$406	$—	$—
Chairman of the Board of Directors President and Chief Executive Officer

Anthony Puglisi	—	12/8/2005	—	113	226	—	—
Vice President Chief Financial Officer and Principal Accounting Officer

Anthony Missano	—	12/8/2005	—	144	288	—	—
President, Business Development and Corporate Vice President

Mario Sbarro	—	—	—	—	—	—	—
Former Chairman of the Board of Directors

Anthony Sbarro	—	—	—	—	—	—	—
Former Vice Chairman of the Board, Treasurer and Director

Joseph Sbarro	—	—	—	—	—	—	—
Former Senior Executive Vice President, Secretary and Director

(1)	Excludes Mr. Beaudrault’s special incentive bonus that was earned in fiscal 2006 pursuant to the terms of his employment agreement as this bonus arrangement was terminated on January 31, 2007 as a result of the Merger and no special incentive bonus was paid to Mr. Beaudrault.

Compensation Arrangements

On July 26, 2005, we entered into an employment agreement with Peter Beaudrault, our President and Chief Executive Officer, for a term ending on March 4, 2008, subject to earlier termination by us or Mr. Beaudrault following specified notice. The agreement provided, among other things, for an annual salary of $450,000, subject to increase at the discretion of our board of directors; an annual performance bonus beginning in 2005 pursuant to the annual bonus plan approved; $1,000,000 of life insurance and the reimbursement for certain travel and housing expenses incurred. The agreement also provided that Mr. Beaudrault was eligible to receive a special incentive award, in addition to an annual bonus pursuant to the Bonus Plan which was designed to reward Mr. Beaudrault for improvements in our adjusted EBITDA, cash position and long term debt position over the term of the agreement. This award would have vested upon termination of Mr. Beaudrault’s employment, would have been reduced in the event of early termination of employment and, when earned, was payable, with interest, in twelve equal quarterly installments. Alternatively, in the event of a specified change of control, the agreement provided that Mr. Beaudrault would be eligible to receive a special event bonus. The Merger qualified as a change of control event triggering payment of the special event bonus. The special event bonus was paid on January 31, 2007 and is more fully described below under “Termination and Change in Control Arrangements.” As a result of payment of the special event bonus, the special incentive bonus was terminated.

In connection with the Merger, we entered into a new employment agreement with Mr. Beaudrault on January 31, 2007. The term of employment specified in the agreement is 4 years, subject to automatic annual extensions unless terminated by either party on at least 3 months written notice. Mr. Beaudrault’s base salary and annual cash bonus opportunity will not change from the previous agreement. Mr. Beaudrault will be entitled to either 24 months (if termination occurs prior to the second anniversary of the execution of the agreement) or 12 months salary and benefits, as well as a bonus payment and severance upon termination without Cause. (as defined in the employment agreement) by the Company or with Good Reason (as defined in the employment agreement) by the officer. Mr. Beaudrault also received units of Holdings which are subject to time and performance based vesting requirements described above in “New Compensation Program.” There are also provisions providing for vesting in the event of certain termination events or changes in control. See “Termination and Changes in Control Arrangements” below. Additionally, the agreement contains a non-competition provision restricting Mr. Beaudrault from competing with the Company for the longer of one year from the date of termination or the period of time during which he continues to be paid severance following termination.

On December 23, 2003, we entered into a letter agreement with Anthony Puglisi, our Vice President-Finance and Chief Financial Officer. The letter provided, among other things, that employment was “at will” and could be terminated at any time by either party for any reason. In addition, the letter set forth an annual salary of $200,000, subject to increase at the discretion of our board of directors; an annual performance bonus beginning in 2004 pursuant to the annual bonus plan approved by the board of directors; the reimbursement for certain out-of pocket expenses incurred; a company car or car allowance and certain other perquisites including those provided under the employee benefit package which includes medical, dental, life, and disability coverage. At the end of 2006, Mr. Puglisi’s annual salary was $265,000.

In connection with the Merger, we entered into a new employment agreement with Mr. Puglisi on January 31, 2007. The term of the employment specified in the agreement is two years, subject to automatic annual extensions unless terminated by either party on at least 3 months written notice. Mr. Puglisi will be entitled to a base salary of $265,000, respectively, and he will have an annual cash bonus opportunity consistent with the Company’s past practice. Mr. Puglisi will be entitled to 12 months salary and benefits, as well as a bonus payment and severance upon termination without cause (as defined in the employment agreements) by the Company or with Good Reason (as defined in the employment agreements) by the officer. Mr. Puglisi also received units of Holdings which are subject to time and performance based vesting requirements described above in “New Compensation Program.” There are also provisions providing for vesting in the event of certain termination events or changes in control. See “Termination and Changes in Control Arrangements” below. Additionally, the agreement contains a non-competition provision restricting Mr. Puglisi from competing with the Company for one year from the date of termination.

Base salaries for Mario Sbarro, Anthony Sbarro, Joseph Sbarro and Anthony Missano were determined by the board of directors on an annual basis. These executive officers were also eligible for participation in the 2006 Bonus Plan as well as reimbursement for certain out-of pocket expenses incurred; a company car or car allowance and certain other perquisites including those provided under the employee benefit package which includes medical, dental, life, and disability coverage. Of these four, only Mr. Missano remained employed with the Company following completion of the Merger.

In connection with the Merger, we entered into employment agreements with Messrs. Missano and Steinberg on January 31, 2007. Prior to that time, neither of them had employment agreements with the Company, although Mr. Steinberg’s law firm had a retainer arrangement with the Company on substantially the same terms as the one that the Company entered into on January 31, 2007 and is described below.

The term of employment specified in Mr. Missano’s agreement is two years, subject to automatic annual extensions unless terminated by either party on at least 3 months written notice. Mr. Missano will be entitled to a base salary of $320,000, and he will have an annual cash bonus opportunity consistent with the Company’s past practice. Mr. Missano will be entitled to 12 months salary and benefits, as well as a bonus payment and severance upon termination without Cause (as defined in the employment agreements) by the Company or with Good Reason (as defined in the employment agreements) by the officer. Mr. Missano also received units of Holdings which are subject to time and performance based vesting requirements described above in “New

Compensation Program.” There are also provisions providing for vesting in the event of certain termination events or changes in control. See “Termination and Changes in Control Arrangements” below. Additionally, the agreement contains a non-competition provision restricting Mr. Missano from competing with the Company for one year from the date of termination.

The term of the employment agreement with Mr. Steinberg, which covers his service as the Company’s corporate secretary also is two years, subject to automatic annual extensions unless terminated by either party on at least 3 months written notice. However, the term will terminate automatically in the event that the Retainer Agreement (described below) is terminated. Mr. Steinberg will be entitled to an annual salary of $5,000, as well as a bonus payment and severance upon termination without Cause (as defined in the employment agreements) by the Company or with Good Reason (as defined in the employment agreements) by the officer, including termination of the Retainer Agreement for the above reasons. Mr. Steinberg’s bonus payment will be based on a base salary of $250,000. Mr. Steinberg also received units of Holdings which are subject to time and performance based vesting requirements described above in “New Compensation Program.” Additionally, Mr. Steinberg’s agreement will contain a non-competition provision restricting him (but not his law firm) from competing with the Company for one year from the date of termination.

In addition to Mr. Steinberg’s employment agreement, the Company entered into a retainer agreement (the “Retainer Agreement”) pursuant to which Mr. Steinberg’s firm, Steinberg, Fineo, Berger & Fischoff, P.C. (the “Steinberg Firm”), agreed to act as the legal department of the Company, with Mr. Steinberg personally acting as general counsel, in exchange for an annual payment of $480,000. The term of the Retainer Agreement is also two years, subject to automatic annual extensions unless terminated by either party on at least 3 months written notice, and will terminate automatically in the event that Mr. Steinberg’s employment agreement is terminated. The Steinberg Firm will provide all personnel (including paying salary, bonus and benefits to such personnel) necessary for the day-to-day legal operation of the Company’s business. In the event that the Steinberg Firm is requested or obligated to undertake any exceptional litigation or transactional work on behalf of the Company, the fees for such work will not be included in the annual retainer, but will be agreed between Mr. Steinberg and our Chief Executive Officer. This Retainer Agreement replaced the retainer agreement in place prior to the Merger and contains substantially similar terms to the pre-Merger retainer agreement.

Corporate Office Employee Bonus Plan for 2006

The Bonus Plan for 2006 provided that management set an EBITDA objective for the 2006 fiscal year. Each participant was given a personal targeted bonus and related percentage of salary bracket. Bonuses are paid fifteen days after completion of the 2006 audit and are paid based upon the degree to which the Company’s 2005 EBITDA was exceeded. A participant will receive 100% of the targeted bonus if the Company meets its 2006 Business Plan EBITDA. More than 100% of a participant’s targeted bonus can be achieved if the Company exceeds its 2006 Business Plan EBITDA. A participant’s personal targeted bonus is determined by taking the participant’s base salary and multiplying it by the participants targeted bonus percentage of salary bracket and, in turn, multiplying that amount by the percentage that is based on the degree to which the Company exceeds its 2005 EBITDA.

For 2006, the EBITDA target was achieved and exceeded. As a result, participants in the Bonus Plan received awards in excess of their personal targeted bonus amounts. The cash bonus payable to Mr. Beaudrault in connection with the achievement of the pre-determined target was established at 45% of his base salary for 2006. Mr. Beaudrault received approximately $268,000, which was 60% of his base salary. The cash bonus payable to Mr. Puglisi in connection with the achievement of the pre-determined target was established at 45% of his base salary for 2006. Mr. Puglisi received approximately $157,000, which was 60% of his base salary. The cash bonus payable to Mr. Missano in connection with the achievement of the pre-determined target was established at 45% of his base salary for 2006. Mr. Missano received approximately $190,000, which was 60% of his base salary. These awards are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan.”

Pursuant to the terms of the 2006 Bonus Plan, Mario Sbarro, Anthony Sbarro and Joseph Sbarro did not receive bonuses for 2006 because they ceased to be employees of the Company prior to the time of payment of the bonus awards.

On March 23, 2007, our Board of Directors adopted the Corporate Office Employee Bonus Plan for 2007. The terms of the 2007 Bonus Plan are substantially similar to the terms of the 2006 Bonus Plan except that EBITDA is now defined as earnings before interest, income taxes, depreciation, amortization and payment of a management fee pursuant to the professional services agreement with an affiliate of MidOcean. Like the 2006 Bonus Plan, the bonus will be equal to (i) specified percentages of a participant’s 2007 base salary, based on the degree to which the Company’s EBITDA in 2007 exceeds the Company’s EBITDA in 2006 multiplied by (ii) a specified percentage (varying by classification of employee, with such percentage being 50% in the case of corporate officers, if certain targets are met).

Termination and Change in Control Arrangements

The Merger qualified as a change of control triggering payment of special event bonuses pursuant to arrangements between the Company and certain of the Named Executive Officers. The employment agreements with the Named Executive Officers in existence prior to the Merger also provided for payments in connection with certain employment termination events relating to changes in control. No payments were paid for any employment termination events in 2006 and the former employment agreements were terminated in connection with the Merger. The value of payments and benefits to each Named Executive Officer, based on the terms of the special event bonuses and the consideration payable in the Merger are set forth in the following table (in $000’s). The amounts under the column “Change in Control” were paid in cash on January 31, 2007 in connection with the completion of the Merger:

Name	Benefit	Termination without Cause Prior to a Change in Control	Termination without Cause Following a Change in Control	Voluntary Termination	Death or Disability	Change in Control
Peter Beaudrault	Bonus	$—	$—	$—	$—	$14,814
Anthony Puglisi	Bonus	—	—	—	—	2,963
Anthony Missano	Bonus	—	—	—	—	2,469
Mario Sbarro		—	—	—	—	—
Anthony Sbarro		—	—	—	—	—
Joseph Sbarro		—	—	—	—	—

		$—	$—	$—	$—	$20,246

Special Event Bonuses

Pursuant to Mr. Beaudrault’s former employment agreement, in the event of a specified change of control, Mr. Beaudrault was entitled to payment of a special event bonus. The Merger triggered payment of the special event bonus, which was paid on January 31, 2007. The special event bonus was calculated as follows: (i) six hundred thousand (600,000) multiplied by (ii) (A) the per share consideration paid to the shareholders of the Company for their shares of the Company’s common stock minus (B) eight dollars and eighty-one cents ($8.81).

The Company also entered into agreements with Messrs. Puglisi, Missano and Steinberg for the payment of special event bonuses. The agreements provided that if the officers were employed at the time of a specified change of control event, such officer would receive a special event bonus, payable in cash. The Merger qualified as a change of control requiring payment of the special event bonus to Messrs. Puglisi, Missano and Steinberg.

The special event bonus was calculated as follows: (i) one hundred twenty thousand (120,000) for Mr. Puglisi, one hundred thousand (100,000) for Mr. Missano and Mr. Steinberg, multiplied by (ii) (A) the per share consideration paid to the shareholders of the Company for their shares of the Company’s common stock minus (B) eight dollars and eighty-one cents ($8.81).

New Compensation, Program Termination and Change in Control

Pursuant to the new employment agreements entered into in connection with the Merger, our executive officers are entitled to receive certain severance payments upon termination without Cause by the Company or with Good Reason by the officer. See “Compensation Arrangements.” The new employment agreements do not provide for any type of severance payment due to the employee upon a change of control of the Company; however, the units of Holdings contain vesting provisions in the event of certain termination events or changes in control. If a holder of Class B units is terminated by the Company without Cause (as defined in the employment agreements), the employee terminates for Good Reason (as defined in the employment agreements), the Company elects not to renew the employment agreement pursuant to its terms or as a result of the holder’s death or incapacity, then the holder shall be vested in the number of Class B units equal to the number of Class B units that would have vested on the next anniversary occurring within one year of termination on a pro rata basis for the portion of the year from the last anniversary of issuance of the Class B units that the holder was employed by the Company. In addition, the Class B and C Units will vest in connection with certain public offerings of our common stock or a change in control of Sbarro, including by merger, sale of stock or sale of asset if MidOcean receives a specified rate of return as set forth in Holdings’ Limited Liability Company Agreement.

Compensation of Directors

The following table summarizes the total compensation earned in 2006 by our non-employee directors (in $000’s):

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Mandell	$37	$—	$—	$—	$—	$—	$37
Former Chairman of the Audit Committee and Former Director

Michael O’Donnell	32	—	—	—	—	—	32
Director

Bernard Zimmerman	32	—	—	—	—	—	32
Former Director

Our former directors who were employees were not separately compensated for their services as directors, other than reimbursement of out-of-pocket expenses incurred in connection with attending board meetings. Their compensation as officers and employees of the Company is reported above in the Summary Compensation Table.

For fiscal year 2006, our non-employee directors received a retainer at the rate of $20,000 per annum, a fee of $1,500 for each meeting of the board attended and a fee of $1,000 for each meeting of a committee of the board attended on which the director served if the meeting is not held on the same day as a meeting of the board. The Chairman of the Audit Committee received a $2,500 per annum retainer in addition to regular committee compensation and non-employee directors are reimbursed for their reasonable travel and other expenses incurred in attending board and committee meetings.

In connection with the Merger, we changed our director compensation policy. Directors appointed by MidOcean that are not currently partners or employees of MidOcean will receive compensation at the rate of

$40,000 per annum and an award of Class C units, which are subject to time and performance based vesting requirements as well as provisions providing for vesting in the event of certain termination events or changes in control. See “—New Compensation Program Termination and Change in Control Provisions” above. Messrs. Host, Malamatinas and O’Donnell are all entitled to receive this compensation, as they were all appointed by MidOcean, and none of them are partners or employees of MidOcean. Messrs. Host and Malamatinas have non-employee affiliations with MidOcean. The Chairman of the Audit Committee receives a $10,000 per annum retainer in addition to regular compensation. We will continue to reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as our directors.

In February 2006, our board granted special event bonuses to each of Richard Mandell, Michael O’Donnell and Bernard Zimmerman, who were then non-employee directors, which provided for each to receive a bonus in the event of a specified change of control. The Merger qualified as a change of control requiring payment of the special event bonus to these directors. The special event bonus for these non-employee directors was calculated as follows: (i) thirty thousand (30,000) multiplied by (ii) (A) the negotiated per share consideration paid to the shareholders of the Company for their shares of the Company’s common stock minus (B) eight dollars and eighty-one cents ($8.81).

The value of payments and benefits to each of these non-employee directors, based on the terms of the special event bonuses and the consideration payable in the Merger, are set forth on the following table (in $000’s). The amounts under the Column “Change in Control” were paid in cash on January 31, 2007 in connection with the completion of the Merger:

Name	Benefit	Termination without Cause Prior to a Change in Control	Termination without Cause Following a Change in Control	Voluntary Termination	Death or Disability	Change in Control
Richard Mandell	Compensation	$—	$—	$—	$—	$741
Michael O’Donnell	Compensation	—	—	—	—	741
Bernard Zimmerman	Compensation	—	—	—	—	741

		$—	$—	$—	$—	$2,223

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Sbarro Holdings, LLC owns 100% of our outstanding common stock. Holdings owns 100% of the limited liability company interests of Sbarro Holdings, LLC. MidOcean, other investors and certain members of our senior management team own Holdings.

The following table sets forth certain information regarding the beneficial ownership of the limited liability company interests of Holdings as of April 9, 2007 by each person who beneficially owns 5% or more of the outstanding Class A Units of limited liability company interest of Holdings, each person who is a director, proposed director or named executive officer and all current directors and executive officers as a group. Each Class A Unit is entitled to one vote on all matters to be voted upon by members of Holdings and generally will share in distributions by Holdings up to certain amounts.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Applicable percentage ownership in the following table is based on 133,000 Class A Units of limited liability company interest of Holdings outstanding as of April 9, 2007.

Name of Beneficial Owners (1)	Number of Class A Units Owned(7)	Percentage of Class A Units
Peter Beaudrault	4,400	3.3%
Anthony Puglisi	800	*
Anthony Missano	652	*
Ted Host	—	—
Dennis Malamatinas(2), (5)	—	—
Michael O’Donnell	—	—
Nicholas McGrane(3), (5)	—	—
Robert Sharp(4), (5)	—	—
Mario Sbarro	—	—
Anthony Sbarro	—	—
Joseph Sbarro	—	—
Directors and executive officers as a group (twelve persons)	6,504	4.9%
MidOcean(5)	98,976	74.4%
Aktiva Investments International NV(6)	16,000	12.0%

*	less than one percent.
(1)	Unless otherwise specified, the address of each of the named individuals is c/o Sbarro, Inc. 401 Broadhollow Road, Melville, New York 11747.
(2)	Mr. Malamatinas is an investor in MOP III and accordingly Mr. Malamatinas may be deemed to beneficially own the units owned by MOP III-E. Mr. Malamatinas disclaims beneficial ownership of such units except to the extent of his pecuniary interest therein.
(3)	Mr. McGrane is a managing director of the MOP Entities and accordingly Mr. McGrane may be deemed to beneficially own the units owned by these entities. Mr. McGrane disclaims beneficial ownership of such units except to the extent of his pecuniary interest therein.

(4)	Mr. Sharp is a managing director of the MOP Entities and accordingly Mr. Sharp may be deemed to beneficially own the units owned by these entities. Mr. Sharp disclaims beneficial ownership of such units except to the extent of his pecuniary interest therein.
(5)	Includes limited liability company interests held by MidOcean Partners III, LP, MidOcean Partners III-A, LP and MidOcean Partners III-D, LP (collectively, the MOP Entities”) and MidOcean Partners III-E, LP (“MOP III-E”). MidOcean Associates, SPC (“Associates”) is the General Partner of each of the MOP Entities. MidOcean US Advisor, LP (“US Advisor”) provides investment advisory services to each of the MOP Entities and Associates. MidOcean US Advisor Holdings LLC is the general partner of MOP III-E. The MOP Entities, Associates and US Advisor are affiliates of MOP III-E due to the fact that common entities control MidOcean US Advisors Holdings LLC, Associates and US Advisor. Accordingly, each of these entities, the MOP Entities and MOP III-E may be deemed to have beneficial ownership of these units, although each entity disclaims beneficial ownership of units owned of record by any other person or entity except to the extent of their pecuniary interest therein. The address for each of the MOP Entities, Associates, US Advisor, MOP III-E and MidOcean US Advisors Holdings LLC and the affiliated MidOcean entities is 320 Park Avenue, 17th Floor, New York, New York 10022.
(6)	The address for Aktiva Investments International NV is Zuidplein 156, 1077 XV Amsterdam, The Netherlands.
(7)	Class B Units and Class C Units of the limited liability company interest of Holdings are not reflected as such units do not have voting rights, are not convertible into Class A voting units, were not vested as of April 9, 2007 and would not become vested within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Professional Services Agreement

In connection with the Merger, Holdings and the Company entered into a professional services agreement with MidOcean US Advisor, LP, an affiliate of MidOcean (“MidOcean Advisor”). The professional services agreement provides that MidOcean Advisor will have the right to receive from the Company an annual management fee of $1.0 million and reimbursement of expenses reasonably incurred by it for providing management and other similar services to the Company each year, as well as a closing fee for services provided to the Company in connection with the Merger in the amount of $2.0 million, which was paid on January 31, 2007. Additionally, MidOcean Advisor will be entitled to receive a financial advisory transaction fee from the entity that receives the advisory services upon consummation by Holdings or any of its subsidiaries of any debt or equity financing or other transaction involving Holdings or any of its subsidiaries, in each case in an amount that is to be determined and that is consistent with market practice for the services being performed, plus reimbursement of all reasonable expenses incurred by MidOcean Advisor or any of its affiliates (other than Holdings or the Company) in connection with any such transaction. The term for the professional services agreement commenced on January 31, 2007 and shall remain in effect until the 10th anniversary of such date, unless earlier terminated in accordance with its terms.

In addition, Holdings and the Company will indemnify each of MidOcean Advisor and MidOcean and, among others, their respective directors, officers, partners, members, employees and representatives to the fullest extent permitted by law against certain claims, losses, damages, liabilities and expenses that may arise in connection with services provided under the professional services agreement.

LLC Agreement

In connection with the Merger, MidOcean and certain other investors and executive officers entered into a limited liability agreement with respect to Holdings (the “LLC Agreement”). The LLC Agreement contains various rights and restrictions relating to the ownership of Holdings’ equity securities. Subject to certain exceptions, the LLC Agreement will prohibit the transfer of certain units of Holdings by certain members of Holdings described below. The LLC Agreement will further provide that each person that holds any equity in Holdings must become a party to the LLC Agreement.

The LLC Agreement will require that the board of directors of Sbarro be identical to the board of directors of Holdings. As such, it will initially be comprised of six directors and the board of directors shall have the right from time to time to alter the number of directors. One member of the board of directors shall be the Chief Executive Officer of Sbarro and the remainder shall be designated by MidOcean. The LLC Agreement also requires all members holding voting units in Holdings to vote their units in favor of electing the Chief Executive Officer and the individuals designated by MidOcean to Holdings’ board of directors. The LLC Agreement and the Company’s bylaws provide that a quorum for a meeting of the board of directors of Holdings or the Company shall not exist unless (i) a majority of the total number of directors constituting the entire board of directors is present and (ii) a majority of those present are directors who are designees of MidOcean. The LLC Agreement and the Company’s bylaws further require that (i) a majority of the members of each committee of the board of directors be comprised of directors designated by MidOcean (unless no such director is willing to serve on the committee) and (ii) that the Chief Executive Officer shall serve on any executive or similar committee.

The LLC Agreement contains customary transfer restrictions, subject to certain limited exceptions, and provides that, subject to certain exceptions, MidOcean may transfer its units subject to the “tag-along rights” of the other members, which allow for the other members of Holdings to participate in any sale of Holdings’ equity by MidOcean to an unaffiliated third party. Finally, prior to transferring any units (other than in connection with a sale of Holdings or an initial public offering) to any person, the transferring member shall cause the prospective transferee to be bound by the LLC Agreement.

Except for certain issuances that are permitted under the LLC Agreement, if Holdings authorizes the issuance or sale of any of its securities that are junior to or on par with the common units in terms of priority rights on distributions, each holder of common units shall have the right to elect to purchase, at the price and on the terms of the offering of such units, a portion of such securities that will allow such holder to retain the same portion of ownership in such units that such member held prior to the proposed sale.

The LLC Agreement also provides that, if MidOcean proposes to consummate a sale of Holdings or Sbarro, then all members of Holdings shall consent to, vote in favor of and raise no objections against the sale or the process associated therewith. In connection with such a sale, each member will agree, among other things, to (i) cooperate with and participate in such sale, vote all of such holder’s units to approve the sale, (ii) sell all of such holder’s units on the terms and conditions so approved by MidOcean and (iii) entering into any sale agreements necessary for consummation of such sale, in each case subject to certain conditions.

Registration Rights Agreement

In connection with the Merger, Holdings and certain of its members entered into a registration rights agreement. The registration rights agreement grants demand registration rights to MidOcean, as well as piggyback registration rights to all members of Holdings who are or become parties to the agreement if Holdings registers securities for sale under the Securities Act. In the case of a piggyback registration, the members attempting to register shares in connection with Holdings’ registration of shares may be required to holdback certain shares if requested by the managing underwriter. Holdings will be required to pay all reasonable out-of-pocket costs and expenses of any registration under the registration rights agreement.

Indemnification Agreements

In connection with the Merger, we entered into indemnification agreements with each of our directors and officers. Under each agreement, a director or officer will be indemnified to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer. We also agreed to advance monies to each director and officer to cover expenses incurred by him or her in connection with such claims if the director or officer agrees to repay the monies advanced if it is later determined that he or she is not entitled to such amounts. We believe these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

Other Agreements

We were the sole tenant of an administrative office building which we leased from a partnership owned by Sbarro Enterprises, L.P., the limited partners of which are Mario Sbarro, who was our Chairman and a director before the Merger, Joseph Sbarro, who was our Senior Vice President before the Merger, Secretary and a director, Anthony Sbarro, who was our Vice Chairman, Treasurer and a director before the Merger, and Carmela Sbarro, who was our Vice President and a director before the Merger. The annual rent paid in 2004 was $100,000. We were advised by a real estate broker that the rent to be paid by us was comparable to the rent that would have been charged by an unaffiliated third party. The lease was terminated upon the sale of the building by the partnership in April 2004.

On April 5, 2001, we loaned $3.2 million to certain of our then shareholders, including: Mario Sbarro, $1.1 million, Joseph Sbarro, $1.2 million and Anthony Sbarro, $.9 million. The due dates of the related notes were extended to April 6, 2007. The notes bear interest at the rate of 4.63% per annum, payable annually. As of December 31, 2006, the balance of these loans was $2.9 million and are classified as short term. These loans were paid off in connection with the Merger.

On December 28, 2001, we loaned $2.8 million to our shareholders, including: Mario Sbarro, $0.6 million, Joseph Sbarro, $.7 million, Anthony Sbarro, $.5 million, and the Trust of Carmela Sbarro, $1 million. The due dates of the related notes were extended to December 28, 2007. The notes bear interest at the rate of 2.48% per annum, payable annually. As of December 31, 2006, the balance of these loans was $2.6 million and are classified as short term. These loans were paid off in connection with the Merger.

In June 2003, Anna Missano, the daughter of Joseph Sbarro, issued to us a note for approximately $90,000 for royalties due us for 2001 and 2000. The note is repayable at approximately $10,000 per year, including interest at 2.96% per annum, with a balloon payment due on June 30, 2010. The principal balance of the notes at December 31, 2006 was approximately $63,000.

The interest rates charged on the foregoing related party loans approximate the Applicable Federal Rate (AFR) published by the Internal Revenue Service at the time of the loan. We recorded interest income from related parties of approximately $220,000, $227,000 and $211,000 in 2006, 2005 and 2004, respectively.

Bernard Zimmerman & Company, Inc., of which Bernard Zimmerman, a then director of Sbarro, is President and a majority shareholder, rendered financial and consulting assistance to us, for which it received fees of approximately $32,000, $32,000, $26,000 for services rendered during 2006, 2005, and 2004 respectively.

We and our other concepts have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro, for which we and our other concepts paid, in the aggregate $426,000, $430,000 and $480,000 in 2006, 2005 and 2004, respectively.

Companies owned by a son of Anthony Sbarro are parties to franchise agreements with us containing terms similar to those in agreements entered into by us with unrelated franchises. Royalties under these agreements were approximately $85,000, $87,000 and $89,000 for 2006, 2005 and 2004 respectively.

As of July 2002, we sold the assets of a restaurant to a corporation owned by the brother-in-law of Mario Sbarro for $88,900. That corporation also entered into a franchise agreement with us. We received promissory notes for each of the purchase price and initial franchise fee that were payable over seven years and bore interest on the unpaid principal balances at 7% per annum. In addition in 2002, we subleased this location to that franchisee. Payments under the sublease were being made directly to the landlord by the franchisee. No interest payments were received in 2006 and 2005. No royalty payments were made in 2006 and 2005. In March 2005, we re-purchased the assets of this restaurant for $88,900. The remaining unpaid principal balance of the promissory notes were offset against the purchase price of the assets. No gain or loss on the sale was recorded.

In October 2003, we sold the assets of three underperforming Sbarro-owned restaurants that we proposed to close to entities owned separately by each of three other of Anthony Sbarro’s sons, each of which entered into a franchise agreement with us. Two of the locations, which had no remaining book value, were transferred for no consideration while the third was sold for $.3 million that was paid in full, and resulted in a gain to Sbarro of approximately $.1 million. In connection with the sale of the locations, the employment of these individuals with Sbarro was terminated and we included a charge for their total severance pay of approximately $60,000 in our results of operations for 2003. The franchise agreements provide for the payment of 5% of the location’s sales as a continuing franchise fee but did not provide for any initial franchise fee. We have waived continuing franchise fees through 2006. In addition, we subleased two of the locations to two of the franchisees. Payments under the subleases are being made directly to the landlord by the franchisees.

In January 2004, one of Mario Sbarro’s daughters, resigned from her position as Manager of Administration—Construction. A corporation owned by her entered into a one year agreement to provide consulting services related to construction matters to us for a series of monthly payments totaling $100,000. In addition, that corporation provided services related to construction matters for our unconsolidated steakhouse joint venture (which was transferred by us to a company owned by certain of our former shareholders) of approximately $240,000 and $126,000 in 2006 and 2005, respectively.

In March 2004, we loaned $40,000 to Gennaro A. Sbarro, then our Corporate Vice President and President of our Franchising and Licensing Division. The note was repaid in February 2005 including interest at 2.69% per annum. In connection with his resignation in 2004, we entered into a severance agreement providing for a lump sum payment of approximately $453,000.

In February 2005, a joint venture in which we had a 70% interest, sold the assets of one of its restaurants to a company owned by Gennaro A. Sbarro, our then Corporate Vice President and President of our Franchising and Licensing Division and the son of Mario Sbarro, for approximately $900,000 (which approximated fair value) resulting in a loss of approximately $284,000. The Company received $300,000 in cash and promissory notes of aggregating $600,000. The promissory notes are payable monthly in 72 equal monthly installments of $8,333 including interest at 5% per annum with a balloon payment of $111,375 at maturity. The joint venture also sold the inventory of the restaurant for approximately $67,000. The company owned by Mr. Sbarro entered into a sublease, and a Security Agreement to secure the obligations under the promissory notes. The sublease and Security Agreement are intended to enable Sbarro to recapture the business in the event of an uncured default. As of December 31, 2006 the balance of the promissory note was $465,356. This note was paid off in connection with the Merger.

Compensation of related parties includes salary, taxable benefits and accrued bonus. Salaries for 2004 include one additional week of salary due to our 53 week year in 2004. Compensation is as follows:

•	Mario Sbarro was our Chairman of the Board in 2006. His compensation was approximately $0.7 million in 2006.

•	Anthony Sbarro was our Vice Chairman of the Board and Treasurer in 2006. His compensation was approximately $0.4 million in 2006.

•	Joseph Sbarro was our Senior Executive Vice President and Secretary in 2006. His compensation was approximately $0.4 million in 2006.

•	Carmela Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of Sbarro and serves as a Vice President, received $0.1 million from us for services rendered in 2006.

•	Other members of the immediate families of Mario, Anthony, Joseph and Carmela Sbarro who are our employees were paid an aggregate of approximately $0.6 million in 2006.

In 2005 the members LLC’s received their proportioned share of a dividend from Boulder Creek Steakhouse. Our share of the distribution was $.6 million. In 2005 Boulder Creek Steakhouse entered into a subordinate interest bearing (at prime) note payable with its partners. The amounts loaned by each partner was in proportion to their respective equity position in Boulder Creek. The loans may be repaid after the second quarter of fiscal year 2006 if Boulder Creek Steakhouse is in compliance with the covenants before and after such repayment. Our share of this note is $.6 million, and is included in other assets at December 31, 2006. This note was repaid in connection with the Merger.

Policies and Procedures for Related Party Transactions

As a private company, our board of directors generally reviews our related party transactions.

Corporate Governance

Our board of directors has determined that Ted Host and Dennis Malamatinas qualify as independent directors based on the definition of independent director set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. In making the determination that Messrs. Host and Malamatinas are independent, our board of directors considered all relevant relationships, including Mr. Host’s position as a Managing Affiliate of MidOcean Partners and Mr. Malamatinas’ position as a member of the Advisory Board of MidOcean Partners, and determined that the existence of any such relationships would not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Because MidOcean owns 74% of the voting equity of Holdings and Holdings indirectly owns 100% of our voting common stock, we would be a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq Marketplace rules, which would qualify us for exemptions from certain corporate governance rules of The Nasdaq Stock Market LLC, including the requirement that the board of directors be composed of a majority of independent directors.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

We entered into new senior secured credit facilities provided by Banc of America Securities LLC, as Administrative Agent and Collateral Agent and Credit Suisse, as Syndication Agent simultaneously with the closing of the Merger. The Senior Credit Facilities are senior secured credit facilities providing for loans of $208.0 million under a $183.0 million senior secured term loan facility and a $25.0 million senior secured revolving facility. The revolving facility also provides for the issuance of letters of credit not to exceed $10.0 million at any one time outstanding and swing line loans not to exceed $5.0 million at any one time outstanding. In addition, the Senior Credit Facilities will provide for an uncommitted incremental facility of up to $50.0 million. We borrowed the entire $183.0 million of the term loans on the date of closing to fund the purchase price for the Merger and to pay fees and expenses incurred in connection therewith. The term loan facility is scheduled to terminate 7 years after its closing date and the revolving credit facility is scheduled to terminate 6 years after its closing date.

The key terms of the Senior Credit Facilities are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement.

Interest Rate and Fees. In general, borrowings under the Senior Credit Facilities bear interest based, at Sbarro’s option, at either the Eurodollar rate or an alternate base rate (“ABR”), in each case plus a margin. The applicable margin is based on our total leverage ratio (as defined in the credit agreement governing the Senior Credit Facilities) at the time of determination. Our initial rate of interest for borrowings under the Senior Credit Facilities will be LIBOR plus 2.50% or ABR plus 1.50%. In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay an unused line fee to the lenders in respect of the unutilized revolving commitments thereunder at a rate that shall not exceed 50 basis points per annum as well as customary letters of credit fees.

Guarantees and Security. Subject to certain exceptions, our obligations under the Senior Credit Facilities are unconditionally and irrevocably guaranteed by Sbarro Holdings LLC and certain of Sbarro’s existing and future domestic subsidiaries. Subject to certain exceptions, the Senior Credit Facilities are secured by first priority perfected security interests in, and mortgages on, substantially all the assets of Sbarro Holdings LLC, Sbarro and each subsidiary guarantor, whether owned on the closing date or thereafter acquired, including a first priority pledge of all the equity interests of Sbarro, all the equity interests held by Sbarro and each subsidiary guarantor that is a domestic entity and 65% of the equity interests of any subsidiary guarantor that is a foreign entity.

Optional Prepayment. All or any portion of the outstanding borrowings under the Senior Credit Facilities may be prepaid at any time and commitments may be terminated in whole or in part at our option without premium or penalty (other than customary breakage costs) in the case of Eurodollar loans.

Mandatory Prepayments. The Senior Credit Facilities require us to prepay outstanding borrowings thereunder, subject to certain exceptions, with (a) 50% of our annual excess cash flow (subject to stepdowns based upon our total leverage ratio); (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property (including casualty insurance and condemnations) if we do not commit to reinvest such proceeds in accordance with the terms of the Senior Credit Facilities within 365 days of the event giving rise thereto (or, to the extent we have entered into a commitment to reinvest such proceeds within such time period to the extent such amounts are actually reinvested, within six months of the expiration of such 365 days); and (c) 100% of the net cash proceeds of any incurrence of debt, other than debt permitted under the Senior Credit Facilities.

Certain Covenants. The Senior Credit Facilities require compliance with certain financial and operating covenants, including a minimum cash interest coverage ratio and a maximum net leverage ratio. The Senior

Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict our ability and that of certain of our subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	make investments, loans and advances;

•	amend material agreements governing subordinated indebtedness and the notes;

•	repay certain indebtedness (including the notes);

•	change our line of business;

•	change the status of Sbarro Holdings LLC as a passive holding company;

•	sell assets;

•	enter into transactions with affiliates;

•	limit the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

The Senior Credit Facilities also contains certain customary affirmative covenants and events of default.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, references to “Notes” refer to the Exchange Notes.

Sbarro issued the Old Notes and will issue the Exchange Notes under an indenture among itself, the Guarantors and The Bank of New York, as trustee. The form and terms of the Old Notes and the Exchange Notes are identical in all material respects except that the Exchange Notes will have been registered under the Securities Act. See “Prospectus Summary—Purpose and Effect.” The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the Notes. Copies of the indenture and the registration rights agreement are available as set forth below under “Available Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Exchange Notes

These Notes:

•	are unsecured senior obligations of the Company;

•	are pari passu in right of payment with all existing and future Senior Indebtedness (including the Credit Agreement) of the Company;

•	are effectively subordinated to all Secured Indebtedness of the Company (including the Credit Agreement), to the extent of the collateral securing such Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company that do not guarantee the Notes;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the Credit Agreement; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company issued an aggregate principal amount of $150.0 million of Old Notes on January 31, 2007, which the Company is offering to exchange for an aggregate principal amount of $150.0 million of Notes. The Notes will mature on February 1, 2015. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Indebtedness,” the Company may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Company and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any Additional Notes that are actually issued.

Interest on the Notes will accrue at the rate of 10.375% per annum. Interest on the Notes will be payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2007 to the Holders of the Notes of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30 day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Payments

Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, cash payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to February 1, 2010.

At any time prior to February 1, 2010, the Company may redeem all or a part of the Notes, upon notice as described under the heading “—Selection and Notice of Redemption,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 1, 2010, the Company may redeem the Notes, in whole or in part, upon notice as described under the heading “—Selection and Notice of Redemption,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2010	107.781%
2011	105.188%
2012	102.594%
2013 and thereafter	100.000%

In addition, until February 1, 2010, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the redemption date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by it from one or more Equity Offerings; provided, however, that

(i) at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and

(ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that:

(1) Notes with a principal amount of $2,000 or less may only be redeemed in full and

(2) if a partial redemption is made with the Net Cash Proceeds of an Equity Offering, the Trustee will select the Notes or portions of the Notes for redemption on a pro rata basis or on as nearly a pro rata basis as is practicable, unless the method is otherwise prohibited.

We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The Notes will be guaranteed by the Subsidiary Guarantors. Initially, the Subsidiary Guarantors will be all of the Company’s Subsidiaries that guarantee the Company’s obligations under the Credit Agreement. The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, the Company’s obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness, including guarantees and other contingent liabilities, of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

(2) so long as no Event of Default has then occurred and is continuing, at such time as such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company or another Subsidiary Guarantor that would have required it to become a Subsidiary Guarantor under “—Certain Covenants—Future Guarantors”;

(3) in connection with any sale or other disposition (including by way of merger or consolidation) of Capital Stock of a Subsidiary Guarantor in accordance with the Indenture that results in the Subsidiary Guarantor no longer being a Restricted Subsidiary;

(4) upon defeasance of the notes as described under “—Defeasance”; or

(5) upon satisfaction of the conditions set forth under “—Satisfaction and Discharge.”

Ranking

Secured Indebtedness versus Notes and Guarantees

The Notes and the Guaranties will be effectively subordinated in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness.

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty rank pari passu in right of payment with all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

As of December 31, 2006, after giving pro forma effect to the Transactions:

(1) the Company’s Secured Indebtedness would have been approximately $183 million, all of which would have been outstanding under the Credit Agreement; and

(2) the Secured Indebtedness of the Subsidiary Guarantors would have been approximately $183 million, all of which would have consisted of their respective guaranties under the Credit Agreement.

As of December 31, 2006, on a pro forma basis, after giving effect to the Transaction, the Company would also have had an additional $25 million of borrowing capacity under the revolving portion of the Credit Agreement, without regard to letters of credit outstanding thereunder. On the Issue Date, we issued approximately $1.9 million in letters of credit under the Credit Agreement.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and under certain circumstances such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.”

In addition, the Indenture will not limit the ability of the Company and the Restricted Subsidiaries to incur certain liabilities that are not Indebtedness. For example, after the Transactions, we will have significant annual operating lease obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.”

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations are conducted through our subsidiaries. All of our existing domestic subsidiaries are guaranteeing the Notes. Future domestic Restricted Subsidiaries that Guarantee Indebtedness of the Company or a Subsidiary Guarantor under the Credit Agreement are required to guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by any such non-guarantor subsidiaries, and claims of preferred stockholders of any such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of any such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of any non-guarantor subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Book-Entry, Delivery and Form

Except as set forth below, Exchange Notes will initially be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The global notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The Old Notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon issuance of the global notes, DTC or its custodian will credit on its internal system Notes of the individual beneficial interests represented by such global notes to the respective accounts of Persons who have accounts with such depositary; and

(2) ownership of these beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to the interests of participants and the records of participants (with respect to interests of Persons other than participants).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the global notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company, the Subsidiary Guarantors nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

(2) there has occurred and is continuing an Event of Default and any Holder so requests.

In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) the Company becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or has become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that such event shall not be deemed to be a Change of Control so long as one or more of the Permitted Holders has the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is a Permitted Holder or is controlled by the Permitted Holders or is a Wholly Owned Subsidiary of the Company), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; provided, however, that it shall not constitute a Change of Control under this clause (3) if, after giving effect to such transaction, the Permitted Holders beneficially own (as defined in clause (1) above) 35% or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of the Company shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above.

Within 30 days following any Change of Control, we will mail or otherwise deliver a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, or premium, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the initial purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement will, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. If we experience a change of control that triggers a default under our Credit Agreement, we could seek a waiver of such default or seek to refinance our Credit Agreement. In the event we do not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under our Credit Agreement being declared due and payable.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and each Restricted Subsidiary will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis no Default has occurred and is continuing and the Consolidated Coverage Ratio is at least 2.0 to 1; provided, further, that no Restricted Subsidiary that is not a Subsidiary Guarantor shall Incur Indebtedness in reliance on this paragraph (a) if, after giving effect to such Incurrence and the application of proceeds thereof, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors then outstanding pursuant to this clause (a) (when aggregated with the aggregate principal amount of Refinancing Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors then outstanding in reliance on clause (b)(5) below in respect of Indebtedness Incurred pursuant to this paragraph (a)) would exceed $10 million.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the sum of the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $200 million, less the sum of all principal payments actually made by the Company and its Restricted Subsidiaries with respect to such Indebtedness thereunder with Net Available Cash from Asset Dispositions pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(2) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3) the Notes and the Exchange Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) of this covenant);

(5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (12) or (16) of this paragraph (b);

(6) Hedging Obligations of the Company or any Restricted Subsidiary entered into not for the purpose of speculation;

(7) obligations in respect of one or more standby letters of credit, performance, bid and surety bonds, appeal bonds and other similar types of bonds and workers compensation claims, health, disability or other employee benefits, property, casualty or liability insurance or self insurance obligations, bankers’ acceptances and performance and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(9) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement, in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause (9) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed the greater of (x) $10 million and (y) 2% of Total Assets;

(10) the Guarantee or co-issuance of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture; provided, however, that no Guarantee or co-issuance of Indebtedness of the Company or a Subsidiary Guarantor by a Restricted Subsidiary that is not a Subsidiary Guarantor shall be permitted by this clause (10);

(11) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations of the Company or any Restricted Subsidiary, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business;

(12) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or any Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger, and provided, further, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in paragraph (a) of this covenant or (B) the Consolidated Coverage Ratio would be greater than such Consolidated Coverage Ratio immediately prior to such acquisition;

(13) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Company or any of its direct or indirect parent corporations permitted by clause (b)(4) of the covenant described under the caption “—Limitation on Restricted Payments”;

(14) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Defeasance” or “Satisfaction and Discharge”;

(15) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (15) does not exceed the greater of (x) $10 million and (y) 2% of the amount of Total Assets attributable to Foreign Subsidiaries;

(16) Contribution Indebtedness;

(17) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (17) of this paragraph (b) or paragraph (a)) does not exceed $10 million; and

(18) all premium (if any), interest (including post-petition interest), fees, expenses, charges and addition or contingent interest on obligations described in paragraphs (1) through (17).

(c) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of paragraph (a) and/or more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness as having been incurred pursuant to paragraph (a) or one of the clauses of paragraph (b) and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred in reliance on clause (1) in paragraph (b) above. In addition, from time to time the Company may reclassify any Indebtedness Incurred pursuant to this covenant such that it will be deemed as having been Incurred under paragraph (a) or another clause in paragraph (b), so long as such Indebtedness is permitted to be Incurred under paragraph (a) or another clause in paragraph (b) at the time of reclassification.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Specified Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income (excluding for this purpose any amount that was included in clause (D) below) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter following the Issue Date to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock and any Cash

Contribution Amount) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to an employee stock ownership plan or similar trust is (x) funded by the Company or any Subsidiary or (y) financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), 100% of any cash capital contribution received by the Company subsequent to the Issue Date and 100% of the fair market value (as determined in good faith by resolution of the Board of Directors of the Company) of property received by the Company subsequent to the Issue Date as a contribution to its common equity capital or from the issuance or sale of its Capital Stock (other than from a Subsidiary or that was financed with loans from the Company or any of its Restricted Subsidiaries unless such loans have been paid off on or prior to the date of determination); plus

(C) the amount by which Indebtedness or Disqualified Stock of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness or Disqualified Stock of the Company or a Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(D) 100% of the aggregate amount received in cash and the fair market value (as determined in good faith by resolution of the Board of Directors of the Company) of property received by means of (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Investments other than Permitted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Investments other than Permitted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or (ii) the sale (other than to the Company or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary (as determined in good faith by resolution of the Board of Directors of the Company) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (excluding the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment).

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock, Designated Preferred Stock, any Cash Contribution Amount and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that such sale to an employee stock ownership plan or similar trust is funded by the Company or any Subsidiary, or financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution (other than any Cash Contribution Amount) received by the Company; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made (a) by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” or (b) upon a Change of Control or in connection with an Asset Disposition to the extent required by the agreement governing such Subordinated Obligations but only if the Company shall have complied with the covenants described under “—Change of Control” and “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Obligation; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that the declaration thereof shall be included in the calculation of the amount of Restricted Payments and the payment of such dividend shall be excluded in the calculation of the amount of Restricted Payments;

(4) so long as no Specified Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any direct or indirect parent of the Company or any of its Subsidiaries from existing and future employees, former employees, consultants, directors or former directors or management of the Company, any direct or indirect parent of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment, severance, compensation, shareholder or other agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company or any direct or indirect parent of the Company, as the case may be, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed in any calendar year the sum of (A) $2 million (with unused amounts in any calendar year being carried over to subsequent calendar years subject to a maximum (without giving effect to the following clauses (B) and (C)) of $6 million in any calendar year) plus (B) the aggregate Net Cash Proceeds received by the Company from the issuance of such Capital Stock by the Company or any direct or indirect parent of the Company or any of its Subsidiaries to, or the exercise of options to purchase such Capital Stock by, employees or directors of the Company or any direct or indirect parent of the Company or any of its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock are not included in determining the Cash Contribution Amount and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above or applied pursuant to clause (b)(1) above) plus (C) the Net Cash Proceeds actually received by the Company after the Issue Date from insurance proceeds paid in respect of the death or disability of any employee or director; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) dividends, distributions or advances to Parent or its Subsidiaries to be used by Parent or its Subsidiaries to pay Federal, state and local taxes payable by Parent or its Subsidiaries and directly attributable to (or arising as a result of) the operations of the Company and its Restricted Subsidiaries; provided, however, that the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state and local taxes were the Company to pay such taxes as a stand-alone taxpayer; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) any Restricted Payment made to Parent to be used by Parent solely (i) to pay its franchise taxes and other fees required to maintain its corporate existence (it being understood that if such Parent conducts operations through any Subsidiary other than the Company and its Restricted Subsidiaries, the amount that may be distributed by the Company and its Restricted Subsidiaries pursuant to this clause (i) shall be reduced proportionately), (ii) to pay for general corporate, overhead and other expenses of Parent (including salaries and other compensation of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting, administrative and other operating and non-operating expenses) to the extent attributable to the ownership by Parent of the Company and its Restricted Subsidiaries) and (iii) to pay legal, accounting, printing and similar expenses incurred in connection with offerings of securities, debt financings or acquisition or disposition transactions; provided, however, that such Restricted Payments pursuant to this clause (6) shall be excluded in the calculation of the amount of Restricted Payments;

(7) Permitted Closing Date Payments; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments of intercompany subordinated debt, the incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom, provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) the purchase of fractional shares by the Company upon conversion of any securities of the Company into Capital Stock of the Company; provided, however, that such purchase shall be excluded in the calculation of the amount of Restricted Payments;

(11) so long as no Event of Default has occurred and is continuing loans or advances to employees, officers, directors or consultants of the Company, its direct or indirect parent or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock (other than Disqualified Stock) of the Company or, solely to the extent the proceeds thereof are contributed to the Company’s common equity, its direct or indirect parent; provided, however, that such loans or advances shall be excluded in the calculation of the amount of Restricted Payments; provided, further, that any such proceeds received by the Company shall not be included in determining the Cash Contribution Amount;

(12) the payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parents after the Issue Date, of up to 6% per annum of the Net Cash Proceeds received by or contributed to the Company from such public offering; other than public offerings of common stock of the Company (or any Parent of the Company) registered on Form S-4 or Form S-8; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; provided, further, that any such proceeds received by the Company shall not be included in determining the Cash Contribution Amount;

(13) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for our out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(14) any distribution to Parent or its Subsidiaries the proceeds of which are used for the payment of fees to the Sponsors or its Affiliates in accordance with the covenants described in “—Limitation on Affiliate Transactions” below; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(15) the repurchase, redemption or other acquisition or retirement for value of any Disqualified Stock pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided that all Notes tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(16) distributions of Capital Stock of Unrestricted Subsidiaries; provided, however, that to the extent the Company or its Restricted Subsidiaries has any outstanding Investment in such Unrestricted Subsidiary that is a Permitted Investment, then the amount of such Investment at the time of such distribution shall be a Restricted Payment not permitted by this clause (16); provided, further, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(17) Restricted Payments not exceeding $10.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Specified Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(18) the payment of dividends on Disqualified Stock of the Company or a Restricted Subsidiary, the Incurrence of which is permitted by the Indenture; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; and

(19) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent corporation of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent corporation of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Consolidated Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (18) does not exceed the Net Cash Proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that such declaration and payment shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (19) in paragraph (b) above, or is entitled to be made pursuant to paragraph (a) above, the Company will be entitled to classify such item of Restricted Payment on the date of its payment in any manner that complies with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company (it being understood that such transfers shall not include any type of transfer described in clauses (a) and (b) above), except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable, taken as a whole, to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the Indenture on such asset or property;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) any encumbrance or restriction arising under applicable law, regulation or order;

(vii) any restriction on cash or other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(viii) any restriction in any agreement that is not materially more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the Issue Date;

(ix) any encumbrances or restrictions created with respect to (A) Indebtedness of the Company or Subsidiary Guarantors permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption “—Limitation on Indebtedness” and (B) Indebtedness of other Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption “—Limitation on Indebtedness”; provided, however, that the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and of principal on the Notes in each case as and when due and

(x) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(xi) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xii) restrictions on deposits imposed under contracts entered into in the ordinary course of business.

(2) with respect to clause (c) only,

(i) any such encumbrance or restriction consisting of customary nonassignment, subletting or transfer provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(ii) encumbrance or restrictions contained in security agreements, pledges or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements, pledges or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, and in the case of Asset Dispositions involving consideration in excess of $5.0 million, such fair market value will be determined in good faith by the Board of Directors of the Company or the chief financial or accounting Officer of the Company;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or of a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary or a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or a Subsidiary of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company or any Restricted Subsidiary elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that the Company or such Restricted Subsidiary shall be deemed to have applied Net Available Cash in accordance with this clause (B) within such one-year period if, within such one-year period, it has entered into a binding commitment or agreement to invest such Net Available Cash and continues to use all reasonable efforts to so apply such Net Available Cash as soon as practicable thereafter; provided further, however, that such Net Available Cash is applied on the earlier of (x) a date that is 18 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or (y) promptly upon any abandonment or termination of such commitment or agreement;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net

Available Cash may be invested in Temporary Cash Investments, applied to temporarily reduce Senior Indebtedness of the Company or otherwise used or invested in any way that does not violate the Indenture.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness or other liabilities (other than Subordinated Obligations) of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) the amount of any obligations or securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 120 days of receipt thereof; and

(3) the amount of any Designated Non-Cash Consideration in an aggregate amount for all such Asset Dispositions not to exceed $15.0 million (net of any cash received by the Company or its Restricted Subsidiaries upon the sale, repayment or other disposition of any such Designated Cash Consideration).

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer (an “Asset Sale Offer”) by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes (and such other Senior Indebtedness) tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Notes (and other such Senior Indebtedness) to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the material terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board of Directors resolution; and

(3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that the financial terms of such Affiliate Transaction are fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

Notwithstanding clause (2) above, such Affiliate Transaction shall be permitted to exist so long as an Independent Qualified Party has determined the financial terms of such Affiliate Transaction to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Permitted Investment (other than a Permitted Investment described in clause (1) or (2) of the definition thereof) or Restricted Payment, in each case permitted to be made pursuant to, or not prohibited by, the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances (or cancellation of loans) to employees or consultants in the ordinary course of business of the Company, any of its direct or indirect parent corporations or its Restricted Subsidiaries or otherwise approved by the Board of Directors of the Company, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers, consultants or employees of the Company, any of its direct or indirect parent corporations or its Restricted Subsidiaries in the ordinary course of business;

(5) the payment of reasonable fees to directors of the Company, any of its direct or indirect parent corporations and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(6) the payment to the Sponsors, any of their Affiliates, and officers or Affiliates of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Management Agreement);

(7) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(8) the entering into of a registration rights agreement with the stockholders or debtholders of the Company;

(9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting of other customary rights in connection therewith;

(10) any merger, consolidation or reorganization with (i) Parent, solely for the purposes of reorganizing to facilitate the initial public offering of the Company or (ii) with an Affiliate solely for the purpose of forming a holding company or reincorporating the Company in a new jurisdiction;

(11) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries, on the one hand, and any other Person with which the Company and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such

Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess the payments described in clause (b)(5) under “—Limitation on Restricted Payments”;

(12) indemnification agreements with, and the payment of the fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business;

(13) any employment, deferred compensation, consulting, noncompetition, confidentiality or similar agreement entered into by the Company and its Restricted Subsidiaries with its employees or directors in the ordinary course of business;

(14) any agreement as in effect on the Issue Date and described in the prospectus or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(15) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including the Company and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture; and

(16) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; provided, however, that this clause (3) will not be applicable to (i) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (ii) the Company merging with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from all obligations under the Indenture, including the obligation to pay the principal of and interest on the Notes.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty, except that the foregoing requirements of this clause (1) shall not apply in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company or otherwise ceases to be a Subsidiary Guarantor as a result of such transaction or series of transactions), whether through a merger, consolidation or sale of Capital Stock or assets;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Event of Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Subsidiary Guarantor.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary of the Company and any other domestic Restricted Subsidiary formed or acquired after the Issue Date, in each case, that Guarantees Indebtedness of the Company or a Subsidiary Guarantor under the Credit Agreement, to, within ten Business Days, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, after effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, file with the SEC and, in any event, provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, and has provided the Trustee, the holders of the Notes and prospective investors with the reports described herein with respect to Parent (including any financial information required by Regulation S-X 3-10 and, if Parent, directly or indirectly, holds any material assets or conducts any material business other than the assets of, or the business conducted by, the Company and its Subsidiaries, a separate “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company and its Restricted Subsidiaries on a consolidated basis), the Company shall be deemed to be in compliance with the provisions of the covenant described hereunder.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto containing the information provided above and within the time periods specified above.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above; and

(4) a default in the performance of, or breach of any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 days after notice;

(5) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $10.0 million (other than judgments covered by indemnities or insurance policies issued by reputable or creditworthy companies) is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(8) the Guarantee of a Significant Subsidiary that is a Subsidiary Guarantor or any group of subsidiaries that are Subsidiary Guarantors and that taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Indenture) and such default continues for 30 days or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (other than following a release of its Subsidiary Guaranty in accordance with the terms of the Indenture).

However, a default under clauses (4) and (7) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, (except a default in the payment of the principal of or interest on such Notes) if such waiver would not conflict with any judgment or decree.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note or any Subsidiary Guaranty that would adversely affect the Noteholders; or

(9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders in any material respect.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to conform the text of the Indenture, the Exchange Notes, the Subsidiary Guaranties to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes and the Subsidiary Guaranties;

(8) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939; or

(9) to release a Subsidiary Guarantor from its Subsidiary Guaranty; provided that such release is in accordance with the applicable provisions of the Indenture.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our obligations under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries) or (7) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (in the case of a legal defeasance, the Company will be required to deliver to the Trustee an opinion of counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since January 31, 2007, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred).

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancellation, (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonable satisfactory to the Trustee and in the case of clause (2) or (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Concerning the Trustee

The Bank of New York is to be the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary or any of its direct or indirect parent corporations, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Additional Assets” means:

(1) any property, plant, or equipment or other long-term assets useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any redemption date, an amount (which shall not be less than zero) equal to (1) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at February 1, 2010 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 1, 2010 (excluding all accrued but unpaid interest to the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of such Note.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C) a disposition of assets with a fair market value of less than $2.5 million;

(D) entering into Hedging Obligations;

(E) the granting of a lien permitted under the Indenture;

(F) the disposition of cash or Temporary Cash Investments;

(G) the disposition of inventory in the ordinary course of business or obsolete, damaged or worn out equipment or assets;

(H) the disposition of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(I) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(J) any foreclosure by the Company or any Restricted Subsidiary upon any assets subject to a Lien in favor of the Company or any Restricted Subsidiary;

(K) solely for purposes of clauses (1) and (2) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” any sale or transfer of assets of the Company or any Restricted Subsidiary by reason of eminent domain;

(L) disposition of an account receivable in connection with the collection or compromise thereof; and

(M) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors or managers, as applicable, of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any other Restricted Subsidiary described in the definition of “Contribution Indebtedness” (it being understood that no such capital contribution shall constitute a portion of the “Cash Contribution Amount” until such time as the Company incurs Contribution Indebtedness in reliance on such capital contribution having been made).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means in respect of a Person any commodity swap agreement, cap agreement, collar agreement or similar agreement with respect to mitigation of commodity risks.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period and prior to the event for which the calculation of the Consolidated Coverage Ratio is being made that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation);

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Cost Savings, whether or not the acquisition occurred in such period). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to capital leases;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expenses;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary;

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest actually paid by the Company or a Restricted Subsidiary under a Guarantee of Indebtedness of any other Person; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Parent or the Company) in connection with Indebtedness Incurred by such plan or trust;

less, to the extent included in such total interest expense, the amortization during such period of capitalized financing or debt issuance costs. Consolidated Interest Expense shall be calculated excluding unrealized gains or losses with respect to Hedging Obligations and any dividends or accretion or liquidation preference on any Capital Stock of the Company that is not Disqualified Stock.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash and such funding did not constitute a Restricted Payment that reduced the amount of permitted Restricted Payments under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(6) gains and losses realized upon the repayment or Refinancing of any Indebtedness of the Company or any Restricted Subsidiary;

(7) gains and losses due solely to fluctuations in currency values and the related tax effects;

(8) unrealized gains and losses or charges with respect to Hedging Obligations (including those resulting from the application of FAS 133);

(9) the impact of any dividends paid or accrued or accretion of liquidation preference on any Capital Stock of the Company that is not Disqualified Stock;

(10) any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the Indebtedness being Refinanced or Incurred in connection with the Transactions;

(11) so long as the Company is part of a consolidated group for tax purposes with Parent, or another Parent, the excess (if any) of (a) the provision for income taxes of the Company and its consolidated Subsidiaries over (b) the sum of (x) the aggregate payments to Parent (or any other Parent) described in clause (b)(5) under “—Limitation on Restricted Payment” and (y) the amount of any income taxes that the Company or its Subsidiaries paid directly to a taxing authority;

(12) losses, expenses and charges incurred in connection with restructuring within the Company and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or

Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith;

(13) the cumulative effect of a change in accounting principles;

(14) any increase in amortization or depreciation or any one time non-cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting;

(15) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established as a result of the Transactions in accordance with GAAP;

(16) the effect of any non-cash items resulting from any write-up, write-down, or write-off of assets (including intangible assets, goodwill and deferred financing costs) including increases or decreases in amortization in connection with the Transactions or any future acquisition, disposition, merger consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date result from the application of SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed); and

(17) any income or loss from discontinued operations and any gains or losses on disposal of discontinued operations.

Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Pre-Opening Costs” means “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) incurred by the Company or any of its Restricted Subsidiaries related to the acquisition, opening and organizing of New Operating Units, such costs including, without limitation, the cost of feasibility studies, staff-training, recruiting and travel for employees engaged in such start-up activities, and marketing and lease costs incurred prior to and in connection with the opening of such New Operating Units.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Company after the Issue Date; provided that such Contribution Indebtedness is incurred within 180 days after the making of such cash contributions and is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Credit Agreement” means the Credit Agreement to be entered into by and among, the Company, the guarantors referred to therein and the lenders referred to therein, together with the related documents thereto

(including the term loans, revolving loans and letter of credit facility thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive officer of the Company.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent corporation of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (B) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise in whole or in part;

in each case on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all expenses for income taxes, SBT, VAT, franchise or other taxes in lieu of income tax of the Company and its consolidated Restricted Subsidiaries;

(2) interest expense of the Company and its consolidated Restricted Subsidiaries;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) all other non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including but not limited to, the amortization of inventory step-up) of the Company and its consolidated Restricted Subsidiaries (including, without limitation, deferred rental expense, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(5) the amount of any expense to the extent a corresponding amount is received in cash by the Company and its Restricted Subsidiaries from a Person other than the Company or any Subsidiary of the Company under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(6) any payment of fees to Sponsors or its affiliates in accordance with clause (b)(6) of the covenants described in “Certain Covenants—Limitation on Affiliate Transactions” above;

(7) any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions; and

(8) any unusual, extraordinary or nonrecurring gain, loss, charge or expense (including, without limitation, retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, costs to consolidated facilities and relocate employees and other restructuring costs and litigation settlements or losses) of the Company and its consolidated Restricted Subsidiaries, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Offering” means a primary offering of common stock by Parent, the Company or any of its direct or indirect parent corporations, as the case may be, or Capital Stock (other than Disqualified Stock) or options, warrants or rights with respect to such Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Notes” means the outstanding existing 11% Senior Notes due 2009 of the Company outstanding on the Issue Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not formed under the laws of the United States, any state of the United States or the District of Columbia, and any direct or indirect Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; and

(2) statements and pronouncements of the Financial Accounting Standards Board.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable or similar obligation to a trade creditor in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit) representing any interest rate Hedging Obligations;

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; provided, however, that for purposes of calculating the Consolidated Leverage Ratio, the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligation shall be zero until such time as such Person has the obligation to make a payment in respect of such Hedging Obligation and such payment is not made within 30 days;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, Hedging Obligations and Guarantees of Indebtedness) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

In addition, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any Contingent Obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity or obligations of such Person with respect to performance and surety bonds and completion guarantees entered into in the ordinary course of business.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (excluding accounts receivable, trade credit, advances to customers, in each case made in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be Investments. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value as determined in good faith by the Board of Directors of the Company at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means January 31, 2007.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien).

“Management Agreement” means the Professional Services Agreement dated as of January 31, 2007, by and among MidOcean US Advisor, LP, Parent and the Company, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“Merger Agreement” the Agreement and Plan of Merger, dated as of November 22, 2006, by and among MidOcean SBR Holdings, LLC, MidOcean SBR Acquisition Corp. and Sbarro, Inc., as amended to the Issue Date.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, title and recording tax expenses, underwriting discounts, commissions, investment bankers fees, and other fees and expenses Incurred (including, without limitation, fees and expenses of counsel, brokers, finders, consultants, placement agents, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against adjustment in the sale price of such property or assets or any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition including tax liabilities, pensions or other post employment benefits liabilities and liabilities related thereto;

(5) payments of unassumed liabilities (not constituting Indebtedness) relating to assets sold at the time of, or within 30 days after the date of, such Asset Disposition; and

(6) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; provided that the cash proceeds of an Equity Offering by Parent shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

“New Operating Units” means restaurants owned or operated by the Company or any of its Restricted Subsidiaries or franchisees whose ownership or operation by the Company or any of its Restricted Subsidiaries or franchises started on a date after the Issue Date or restaurants acquired by the Company or any of its Restricted Subsidiaries following the Issue Date.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Parent” means MidOcean SBR Holdings, LLC, a Delaware corporation, and its successors and any other direct or indirect holding company of the Company.

“Permitted Closing Date Payments” means (1) the payment of transaction fees and expenses by the Company relating to the Transactions and (2) other payments required by the Merger Agreement and disclosed in the Prospectus.

“Permitted Holders” means (i) the Sponsors and any other Person who is a controlled Affiliate of any of the foregoing and any member of senior management of the Company on the Issue Date and (ii) any Related Party of any of the foregoing.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees and consultants and any guarantees of any such loans or advances made in the ordinary course of business of the Company or such Restricted Subsidiary (including for business-related travel expenses, moving expenses and other similar expenses);

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock”;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investment consists of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) any Person to the extent such Investment consists of loans and advances to suppliers, licensees, franchisees or customers of the Company or any of the Restricted Subsidiaries made in the ordinary course of business; provided, however, that the amount of Investments made pursuant to this clause (12) do not exceed $2.0 million at any time outstanding;

(13) Persons to the extent such Investments are in existence on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(14) Lease, utility and other similar deposits in the ordinary course of business;

(15) performance guarantees consistent with past practice;

(16) additional Investments made after the Issue Date in an aggregate amount which together with all other Investments made pursuant to this clause (16) that are then outstanding do not exceed the greater of (x) $10.0 million and (y) 2% of Total Assets; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (16);

(17) Hedging Obligations;

(18) Investments the payment of which consists of Capital Stock of the Company or any Parent (exclusive of Disqualified Stock);

(19) Investments made in connection with the Transactions and disclosed in this prospectus; and

(20) Investments consisting of Guarantees of Indebtedness of the Company or any Restricted Subsidiary not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or earnest money deposits required in connection with a letter of intent, purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(2) Liens imposed by law, such as carriers’, suppliers’, warehousemen’s, mechanics’ and other like Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted or which, in the aggregate, are immaterial in amount, if adequate reserves with respect to any material amounts relating thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, indemnity, warranty, release, appeal or similar bonds or bid bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued and completion guarantees pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness and other obligations permitted to be Incurred pursuant to clauses (b)(1), (b) (11) (relating only to the assets that were acquired or are being disposed of), (b)(14) and (b)(17) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(7) Liens existing on the Issue Date and any additional Liens under the terms of agreements in effect on the Issue Date;

(8) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary, and not created in connection with the acquisition of such Person by the Company or a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, and Liens Incurred in connection with the acquisition of such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Foreign Subsidiary permitted to be Incurred in accordance with the covenant described under “Certain Covenants—Limitation on Indebtedness”; provided, however, that such Liens do not extend to any assets of the Company or any Restricted Subsidiary that is not a Foreign Subsidiary;

(11) Liens securing Hedging Obligations permitted to be incurred under the covenant described in “—Limitation on Indebtedness” above;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Restricted Subsidiary; provided, however, that if such Liens are on assets of the Company or any Subsidiary Guarantor, such Liens are not in favor of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(16) Liens to secure any refinancing as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than as it relates to Indebtedness in respect of clause (b)(1) of the covenant described under “Certain Covenants—Limitation on Indebtedness”), (7), (8) and (9); provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property);

(17) deposits or other security made in the ordinary course of business or consistent with past practice to secure liability to insurance carriers under insurance or self-insurance arrangements;

(18) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(19) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) landlords’ and lessors’ Liens in respect of rent not in default for more than 60 days;

(22) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(23) Liens securing Indebtedness that, at the time of incurrence does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 2.75 to 1.0;

(24) security given to a public or private utility or any other governmental authority in the ordinary course of business;

(25) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(26) Liens on cash deposited with the trustee for the Company’s existing 11% Senior Notes due 2009 in connection with the redemption thereof;

(27) Liens on earnest money deposits in connection with Investments otherwise permitted hereunder; and

(28) judgment Liens not giving rise to an Event of Default.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs or other adjustments (including, solely in the case of clause (3)(i) below, an annualization of EBITDA), as applicable, that are

(1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date, or

(2) implemented by the Company or the business that was the subject of any such asset acquisition, in each case, within one year after the date of the asset acquisition (or, in the case of the business that was the subject of any such acquisition, prior to the date of the asset acquisition) and that are supportable and quantifiable by the underlying accounting records of the Company or such business, or

(3) in connection with any acquisition of restaurants or a Person engaged in a Related Business (i) the EBITDA reasonably estimated by the Company’s chief financial officer associated with any such acquired restaurants that were operated for at least three months but no longer than twelve months by the business that was the subject of any such acquisition; and (ii) cost savings reasonably estimated by the Company’s chief financial officer and reasonably expected by such chief financial officer to be implemented within 12 months (and fully realized within 24 months) of the consummation of such acquisition directly attributable to closing such acquired restaurants, the headquarters, back office and support consolidation, including consolidation of functions, reductions in employees and staff, marketing initiatives, elimination of redundant costs and activities, economies of scale and shifting to best practices in purchasing, in-house production or other functions, labor scheduling and changes to benefits and integration of practices of the acquired business to those of the Company.

as if, in the case of each of clauses (1) (2) and (3), all such reductions in costs or other adjustments had been effected as of the beginning of such period.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest on the Indebtedness being Refinanced and (ii) fees and expenses, including any premium and defeasance or discharge costs) under the Indebtedness being Refinanced;

provided, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Company, the Subsidiary Guarantors and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

“Related Business” means any business and any services, activities or business incidental, or directly related or similar to any line of business in which the Company was engaged on the Issue Date and any business that in the good faith judgment of the Board of Directors of the Company is a reasonable extension, development or expansion thereof or related, ancillary or complementary thereto, arises therefrom or is necessary or desirable to facilitate such business or any unrelated business to the extent it is not material in size compared with the Company’s business as a whole.

“Related Party” means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder or (2) any estate trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1) or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions or payment of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means, with respect to the Company or any Restricted Subsidiary, any Indebtedness secured by a Lien on any assets of the Company or any Restricted Subsidiary.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are internally available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holders of such obligation or their representative shall have received an Officers’ Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Default” means an Event of Default or any other Default with respect to which the Company has received notice or is otherwise aware.

“Sponsors” means MidOcean Associates SPC, on behalf of the MidOcean Partners Segregated Portfolio III, and the funds controlled or sponsored by MidOcean Associates SPC including but not limited to MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity, of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Subsidiary Guaranty in accordance with the Indenture, such Person shall cease to be a Subsidiary Guarantor. On the Issue Date, the Subsidiary Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) any investment in direct obligations or obligations guaranteed by the United States of America or any agency thereof;

(3) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a lender party to the Credit Facilities or any bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5) investments in commercial paper, maturing not more than nine months after the date of acquisition and with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard and Poor’s, a division of the McGraw-Hill Companies;

(6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s, a division of the McGraw-Hill Companies, or “A” by Moody’s Investors Service, Inc.;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as would be set forth on the Company’s consolidated balance sheet on the date of determination determined on a pro forma basis.

“Transactions” means the transactions contemplated by (i) the Merger Agreement and (ii) the Credit Agreement described in this prospectus.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2010; provided, however, that if the period from the redemption date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for Exchange Notes, including the applicability and effect of any state, local or non-U.S. tax law.

The exchange of the Old Notes for Exchange Notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the exchange offer.

IRS Circular 230 disclosure

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of at least 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale. In addition, until                     , 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Exchange Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the enforceability of obligations under the Exchange Notes and guarantees will be passed upon for us by Kirkland & Ellis LLP, New York, New York. In addition, Kirkland & Ellis LLP has provided, and is currently providing legal services to us and MidOcean in connection with matters related and unrelated to this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and January 1, 2006 and each of the years ended December 31, 2006, January 1, 2006 and January 2, 2005, appearing in this Prospectus and Registration Statement, have been audited by BDO Seidman LLP, independent registered public accounting firm, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have agreed that, for so long as any of the notes remain outstanding, we will make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. We are not required to file reports with the SEC pursuant to the periodic reporting and other information requirements of the Exchange Act, although we will be subject to the disclosure obligations described in “Description of the Exchange Notes—Certain Covenants—Reports.”

Each purchaser of notes from the initial purchasers will be furnished a copy of this prospectus and any related amendments or supplements to this prospectus. Each person receiving this prospectus acknowledges that: (1) such person has been afforded an opportunity to request from us, and to review and has received, all additional information considered by it to be necessary to verify the accuracy and completeness of the information herein; (2) such person has not relied on the initial purchasers or any person affiliated with the initial purchasers in connection with its investigation of the accuracy of such information or its investment decision; and (3) no person has been authorized to give any information or to make any representations concerning us or the notes other than those contained herein and, if given or made, such other information or representation should not be relied upon as having been authorized by us or the initial purchasers.

Potential investors may obtain a copy of the indenture governing the notes and the other documents described herein as being available from us, without charge, by writing us at 401 Broadhollow Road, Melville, New York 11747.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Sbarro, Inc. Melville,

New York

We have audited the accompanying consolidated balance sheets of Sbarro, Inc. and subsidiaries as of December 31, 2006 and January 1, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2006, January 1, 2006 and January 2, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sbarro, Inc. and subsidiaries at December 31, 2006 and January 1, 2006 and the results of their operations and their cash flows for the years ended December 31, 2006, January 1, 2006 and January 2, 2005 in conformity with accounting principles generally accepted in the United States.

/s/ BDO Seidman, LLP

Melville, New York

March 28, 2007

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2006	January 1, 2006
	(In thousands)
Current assets:
Cash and cash equivalents	$88,627	$73,089
Receivables, net of allowance for doubtful accounts of $263 in 2006 and $323 in 2005:
Franchise	2,868	1,865
Other	5,259	3,644

	8,127	5,509

Loans receivable from shareholders	5,585	—
Inventories	3,233	2,890
Prepaid expenses	3,147	3,209

Total current assets	108,719	84,697

Property and equipment, net	78,953	81,510

Intangible assets:
Trademarks	195,916	195,916
Goodwill	9,204	9,204
Deferred financing costs, net	2,616	3,577
Loans receivable from shareholders	—	5,593

Other assets	7,797	8,041

	$403,205	$388,538

See notes to consolidated financial statements.

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2006	January 1, 2006
	(In thousands except share data)
Current liabilities:
Accounts payable	$9,818	$11,438
Accrued expenses	29,045	24,183
Accrued interest payable	8,223	8,181
Insurance premium financing	1,087	—
Current portion of mortgage payable	216	198

Total current liabilities	48,389	44,000

Deferred rent	8,366	8,110

Long-term debt, net of original issue discount	268,694	268,530

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par value; authorized 1,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding 7,064,328 shares at December 31, 2006 and January 1, 2006	71	71
Additional paid-in capital	10	10
Retained earnings	77,675	67,817

	77,756	67,898

	$403,205	$388,538

See notes to consolidated financial statements.

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Years Ended
	December 31, 2006	January 1, 2006	January 2, 2005
	(In thousands)
Revenues:
Restaurant sales	$333,538	$329,187	$331,313
Franchise related income	14,193	12,410	12,093
Real estate and other	6,625	7,097	5,488

Total revenues	354,356	348,694	348,894
Costs and expenses:
Cost of food and paper products	64,331	66,519	72,073
Payroll and other employee benefits	88,611	89,351	90,857
Other operating costs	113,695	115,209	114,571
Depreciation and amortization	16,561	16,635	16,400
General and administrative	32,296	27,438	28,576
Asset impairment, restaurant closings and loss on sale of other concept restaurant	883	859	2,202

Total costs and expenses	316,377	316,011	324,679

Operating income	37,979	32,683	24,215

Other (expense) income:
Interest expense	(30,783)	(30,680)	(30,694)
Interest income	2,733	1,277	654
Equity in net income (loss) of unconsolidated affiliates	573	(236)	855
Other income	—	—	1,181

Net other expense	(27,477)	(29,639)	(28,004)

Income (loss) before income taxes	10,502	3,044	(3,789)

Income taxes	644	1,693	534

Net income (loss)	$9,858	$1,351	$(4,323)

See notes to consolidated financial statements.

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock
	Number of Shares	Amount	Additional paid-in capital	Retained Earnings	Total
	(In thousands, except share data)
Balance at December 28, 2003	7,064,328	$71	$10	$70,789	$70,870
Net loss	—	—	—	(4,323)	(4,323)

Balance at January 2, 2005	7,064,328	71	10	66,466	66,547
Net income	—	—	—	1,351	1,351

Balance at January 1, 2006	7,064,328	71	10	67,817	67,898
Net income	—	—	—	9,858	9,858

Balance at December 31, 2006	7,064,328	$71	$10	$77,675	$77,756

See notes to consolidated financial statements.

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2006	January 1, 2006	January 2, 2005
	(In thousands)
Operating Activities:
Net income (loss)	$9,858	$1,351	$(4,323)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,561	16,635	16,400
Amortization of deferred financing costs	962	962	962
Amortization of bond discount	379	379	379
Provision for doubtful accounts receivable	40	14	222
(Decrease)/increase in deferred rent, net of tenant allowance	(347)	(452)	273
Asset impairment, restaurant closings/remodels and loss on sale of other concept restaurant	883	859	2,202
Gain on sale of restaurant property and equipment	(180)	—	—
Equity in net (income)/loss of unconsolidated affiliates	(573)	236	(855)
Other	—	—	155
Changes in operating assets and liabilities:
Increase in receivables	(2,047)	(1,997)	(877)
Increase in inventories	(354)	(81)	(102)
Decrease (increase) in prepaid expenses	1,148	668	(33)
Decrease (increase) in other assets	345	(328)	458
Increase in accounts payable and accrued expenses	3,678	3,335	955
Increase in accrued interest payable	42	—	—

Net cash provided by operating activities	30,395	21,581	15,816

Investing Activities:
Purchases of property and equipment	(16,350)	(11,708)	(8,906)
Proceeds from sale of joint venture property & equipment	—	300	—
Proceeds from sale of restaurant property & equipment	1,433	—	—
Contributions from partners to joint ventures	250	—	—
Dividend received from unconsolidated affiliate	—	603	—

Net cash used in investing activities	(14,667)	(10,805)	(8,906)

Financing Activities:
Mortgage principal repayments	(198)	(181)	(167)
Tax Distributions	—	—	(682)
Loan to affiliate	—	(560)	—
Repayment of loans by officers	8	54	509

Net cash used in financing activities	(190)	(687)	(340)

Increase in cash and cash equivalents	15,538	10,089	6,570

Cash and cash equivalents at beginning of year	73,089	63,000	56,430

Cash and cash equivalents at end of period	$88,627	$73,089	$63,000

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$1,025	$954	$417

Cash paid during the period for interest	$29,314	$29,331	$29,352

Supplemental disclosure of noncash financing information:

In June 2006, we entered into a noncash insurance premium financing agreement for $3.3 million.

See notes to consolidated financial statements

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of significant accounting policies:

Basis of financial statement presentation:

The consolidated financial statements include the accounts of Sbarro, Inc., its wholly owned subsidiaries and the accounts of its majority-owned joint ventures (together, “we,” “our,” “us,” or “Sbarro”). All significant intercompany accounts and transactions have been eliminated.

Business Segments:

We operate two reportable business segments. One segment is comprised of the operating activities of the company-owned QSR restaurants and other concept restaurants (owned and joint ventures). The other segment, the Franchise Operated Restaurants offers franchise opportunities worldwide for qualified operators to conduct business under the Sbarro name.

Estimates:

The preparation of our financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that may affect the amounts reported in the financial statements and accompanying notes. Our actual results could differ from those estimates.

Cash equivalents:

Cash equivalents represent funds invested overnight and highly liquid money market accounts with a maturity of three months or less at the time of purchase. Cash equivalents at the end of 2006 and 2005 were $73 million and $54 million, respectively. We had restricted cash of $21,000 which is included in cash in 2006 and 2005.

Inventories:

Inventories, consisting primarily of food, beverages and paper supplies, are stated at lower of cost or market, which is determined by the first-in, first-out method.

Property and equipment:

Property and equipment is stated at cost. Depreciation is provided using a half year convention method for the year of purchase and using the straight-line method over the estimated useful lives for furniture, fixtures and equipment—three to ten years; and leasehold improvements—the lesser of the useful lives of the assets or lease terms.

Trademarks and Goodwill:

Intangible assets consist of our trademarks and goodwill. Trademark values, as well as goodwill, were determined based on a fair value allocation of the purchase price from our going private transaction and were deemed to be indefinite lived intangible assets. At the beginning of 2005 it was determined that we had two reporting units. One reporting unit is comprised of the operating activities of the company-owned QSR restaurants and other concept restaurants (owned and joint ventures). The other reporting unit, the Franchise Operations offers franchise opportunities worldwide for qualified operators to conduct business under the Sbarro name. The goodwill was allocated to each of these two reporting units based on fair value of the reporting units.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no changes in the carrying amount of the trademarks or goodwill for the years ended December 31, 2006 and January 1, 2006. We test for impairment annually or earlier if impairment indicators exist. We follow a two-step process for impairment testing of goodwill. The first step of this test, used to identify impairment, compares the fair value of a reporting unit, including goodwill, with its carrying amount. The second step (if necessary) measures the amount of the impairment. Our annual impairment test indicated that the fair value of each reporting unit exceeded each reporting unit’s carrying amount. Accordingly, the second step of the goodwill impairment test was not necessary. We performed a separate impairment test on our trademarks based on the discounted cash flows method and company guideline method. The fair value of the trademarks exceeded the carrying value.

Deferred Financing Costs:

Deferred financing costs were amortized as additional interest expense over the initial remaining lives of the related debt instruments, which ranged from 1 1/2 years to 4 years.

Long-lived assets:

Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets or asset groups may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets or asset groups. Assets are evaluated in groups where we have a strong relationship with a mall landlord/owner. We consider these assets collectively when evaluating the future cash flows of the asset group since the cash flows of the individual assets within the group are not individually independent. When any such impairment exists, the related assets will be written down to their fair value.

Pre-Opening Costs:

Pre-opening costs incurred in connection with the opening of new restaurants are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Exit or disposal activities:

The liability for costs associated with an exit or disposal activity is recognized when a liability is incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No.146, “Accounting for Costs Associated with Exit or Disposal Activities”, and is measured at fair value.

Guarantor’s accounting and disclosure requirements for Guarantees:

At the inception of a guarantee for the indebtedness of others, a liability for the fair value of the obligation undertaken is recorded for all these guarantees entered into or modified after January 1, 2003. As described in Note 11, there are certain arrangements that were entered into after January 1, 2003 with respect to guarantees for franchised locations and restaurants sold to related parties. The fair value of these guarantees of $52,000 has been recorded as a liability. While the nature of our business will likely result in the issuance of certain guarantees in the future, we do not anticipate that they will have a material impact on our financial position or operating results.

Gift Card Liability:

We record a liability in the period in which a gift card is issued and proceeds are received. As gift cards are redeemed, this liability is reduced and revenue is recognized. The gift card program is currently only available in our company-owned segment.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Variable interest entities:

Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities,” was effective immediately upon its issuance during fiscal 2003 for all enterprises with interests in variable interest entities created after January 31, 2003. In December 2003, FASB issued FIN No. 46 (R) which changed the effective dates for the recording of interests in variable interest entities created before February 1, 2003 beginning with the first interim reporting period ending after March 15, 2004. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity’s expected losses if they occur, or receives a majority of the entity’s expected residual returns if they occur, or both. Where it is reasonably possible that the enterprise will consolidate or disclose information about a variable interest entity, the enterprise must disclose the nature, purpose, size and activity of the variable interest entity and the enterprise’s maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The FASB has specifically exempted traditional franchise arrangements from the evaluations required under FIN No. 46 (R). We have reviewed our joint ventures, equity investments and corporate relationships for possible coverage under FIN No. 46 (R). The application of FIN No. 46 (R) did not have a material effect on our disclosures, financial position or operating results. We have several variable interest entities primarily our equity investments, for which we provide disclosures. However, we are not the primary beneficiary and therefore do not need to consolidate these entities.

Accounting for vendor rebates:

We account for vendor rebates related to the usage of the products for which rebates are received in company-owned Sbarro locations as a reduction of the cost of food and paper products. The rebates are recognized as earned based on our usage, which approximates the volume purchased, of the related products. We also receive consideration from manufacturers for the usage, which approximates the volume purchased, of the same raw materials used by our franchisees. We also received certain marketing allowance rebates. These rebate amounts are included in “real estate and other” in our statements of operations.

Equity investments:

We account for our investments in 50% or less owned joint ventures, and for 50% owned joint ventures for which we do not have operating control and are not the primary beneficiary, under the equity method of accounting. The equity in the net income (loss) of these unconsolidated affiliates is included in “equity in net income of unconsolidated affiliates” in our statements of operations and the related assets are included in “other assets” in the accompanying balance sheets.

Concentration of credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company maintains its cash in commercial banks insured by the FDIC. At times, such cash in banks exceeds the FDIC insurance limit.

Concentration of credit risk with respect to accounts receivable is generally limited to franchise fees and royalties. Prior to the Company entering into an agreement with a new franchisee, an evaluation of the financial position and credit worthiness is completed. The Company has established an allowance for doubtful accounts based upon factors surrounding the credit risk of certain franchisees and other information.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition:

Our revenues consist of sales by company operated restaurants and fees from restaurants operated by franchisees. Sales by company-owned restaurants are recognized as earned. Fees from franchised restaurants include development fees, franchise fees and royalties. Fees and royalties are recognized in the period earned. Development fees are recognized upon opening of a restaurant, which is when we performed substantially all initial services required by the franchise arrangement.

Franchise related income and allowance for doubtful accounts:

Initial franchise fees are recorded as income as restaurants are opened by the franchisee and we have performed substantially all required services. Development fees are recognized over the number of restaurant openings covered under each territory development agreement, with any remaining balance recognized at the end of the term of the agreement. Royalty and other fees from franchisees are accrued as earned.

We monitor the financial condition of our franchisees and record provisions for estimated losses on receivables when we believe that our franchisees are unable to make their required payments. While we use the best information available in making our determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions that may be beyond our control. Included in general and administrative expenses are provisions for uncollectible franchise receivables of $40,000, $14,000, and $222,000 in 2006, 2005 and 2004, respectively.

Leases:

Certain of the Company’s operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent. Any lease incentives received by the Company are deferred over the same period as the lease and amortized over a straight-line basis over the life of the lease as a reduction of rent expense. We calculate deferred rent based on the lease term from when we obtain access or control over the leased property. Until November 2005, we capitalized rent expense incurred during the construction period as part of the cost of leasehold improvements. Due to recent interpretive guidance related to lease accounting, we reviewed our accounting policies for leases. Starting in the first reporting period after September 15, 2005, we have expensed rental costs associated with the construction period in conjunction with FASB Staff Position FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.”

Income taxes:

We are taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, and, where applicable and permitted, under similar state and local income tax provisions. Therefore, we do not pay federal or, with certain limited exceptions, state and local income taxes for periods for which we are treated as an S corporation. Rather, our shareholders include their pro-rata share of our taxable income on their individual income tax returns and thus are required to pay taxes on their respective share of our taxable income, whether or not it is distributed to them. We file a consolidated federal income tax return for informational purposes. Deferred taxes are not material.

Accounting period:

Our fiscal year ends on the Sunday nearest to December 31. Our 2004 fiscal year contained 53 weeks. All other reported fiscal years contained 52 weeks.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments:

The carrying amounts of cash, receivables and accounts payable approximate fair value because of the short-term nature of these items. Based on the current quoted market price, the estimated fair value of our senior notes at December 31, 2006 approximated the face value of $255 million. The carrying amount of the mortgage loan approximates fair value because the interest rate this instrument bears is reasonably equivalent to the current rates offered for debt of a similar nature and maturity.

Defined Contribution Plan:

We have a 401(k) Plan (“Plan”) for all qualified employees. The Plan provides for a 25% matching employer contribution of up to 4% of the employees’ deferred savings (maximum contribution of 1% of an employee’s salary). The employer contributions vest over five years. The employee’s deferred savings cannot exceed 15% of an individual participant’s compensation in any calendar year. Our contribution to the Plan was $59,000, $75,000, and $90,000 in 2006, 2005 and 2004, respectively.

New Accounting Pronouncements:

FIN 48:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In particular, this interpretation requires uncertain tax positions to be recognized only if they are “more-likely-than-not” to be upheld based on their technical merits. Additionally, the measurement of the tax position will be based on the largest amount that is determined to have greater than a 50% likelihood of realization upon ultimate settlement. Any resulting cumulative effect of applying the provisions of FIN 48 upon adoption would be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 will be effective beginning fiscal 2007 and based on our preliminary analysis will not have a material effect on our financial statements.

SFAS 157:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and based upon our preliminary analysis will not have a material effect on our consolidated financial statements.

SAB 108:

In September 2006, the Staff of the Securities and Exchange Commission Issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Upon the adoption at the end of fiscal 2006, SAB No. 108 did not have a material effect on our consolidated financial statements.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EITF Issue No. 06-3:

In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06–3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)”, which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. If such taxes are significant, the accounting policy should be disclosed as well as the amount of taxes included in the financial statements if presented on a gross basis. EITF 06–3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company has been accounting for sales tax as net and is currently assessing the impact, if any, of EITF Issue No. 06-03 which it will adopt at the beginning of Fiscal 2007.

2.	Subsequent Event—The Merger:

On January 31, 2007, entities controlled by MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) acquired the Company. MidOcean SBR Acquisition Corp., an indirect, wholly owned subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), a private equity firm, merged with and into the Company (the “Merger”), with the Company surviving the Merger. In the Merger, our former shareholders received consideration of $450 million in cash, subject to certain adjustments, in exchange for all of their shares of Company common stock, and Sbarro Holdings LLC, a wholly-owned subsidiary of Holdings and the parent of MidOcean SBR Acquisition Corp., acquired all of our outstanding shares of common stock.

MidOcean owns approximately 74% of Holdings and thus acquired control of the Company in the Merger. Certain of our senior managers acquired approximately 5% of the outstanding equity of Holdings in connection with the Merger, with the balance of the equity of Holdings being owned by other investors. See Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”

Upon consummation of the Merger, the Company transferred interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no gain or loss on this transfer as these assets were transferred at book value and a dividend was issued to certain of our former shareholders. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name.

The former shareholders received a distribution of the cash on hand in excess of (i) $11 million, which remained in the business, plus (ii) all amounts required to be paid in connection with special event bonuses. These bonuses, which were paid by the Company on the closing date were approximately $34 million. Additionally $15 million of the total consideration to be paid to the former shareholders was held in an escrow account for a period of eighteen months pursuant to an escrow agreement between the former shareholders and Holdings as security for the indemnity obligations of the former shareholders under the Merger Agreement.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concurrently with the Merger, we extended our lease for the space in the office building containing our corporate headquarters. The lease expires in January 2017.

In addition, we agreed to pay to the former shareholders any incremental tax benefit of deductions generated by the repurchase of our 11% Notes or payment of the special event bonuses. The payment is due within 15 days of the filing of the US tax return that claims these additional deductions.

We refer to this entire transaction as the “Merger.”

Holdings financed the Merger, including estimated fees and expenses, with $333 million of debt financing described below and $133 million of cash common equity contributed to Holdings by MidOcean, members of management and the other investors in Holdings.

In connection with the Merger, we entered into a new $183.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”); issued $150.0 million in aggregate principal amount of 10.375% senior notes due 2015 (the “10.375% Notes”); and repurchased all of our 11% senior notes due 2009 (the “11% Notes”).

Concurrently with the Merger, special event bonuses were paid to certain members of management of $32 million and our non-employee directors of $2.2 million.

3.	Description of business:

We and our franchisees develop and operate family oriented cafeteria-style Italian restaurants principally under the “Sbarro” and “Sbarro The Italian Eatery” names. The restaurants are located throughout the world, principally in shopping malls and other high traffic locations.

Since 1995, we have developed and established other restaurant concepts in seeking to provide growth opportunities that leverage our restaurant management and financial expertise.

The following sets forth the number of Sbarro restaurants in operation as of:

	December 31, 2006	January 1, 2006	January 2, 2005
Sbarro owned	485	502	518
Franchised	499	458	428

All restaurants	984	960	946

Excludes other concept restaurants that, as part of the Merger, were transferred to a company owned by certain of our former shareholders.

4.	Other Income:

Former Distributor’s Bankruptcy Settlement:

In 2003, we replaced our then national independent wholesale distributor which had declared bankruptcy. The trustee in bankruptcy alleged that we were indebted to that distributor in the amount of approximately $2.1 million which had been fully reserved. In December 2004, we entered into a settlement agreement with the

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

bankruptcy trustee to settle the alleged amount due for $.9 million. The difference between the alleged amount due and the settlement agreement of approximately $1.2 million has been reported as other income in 2004.

5.	Property and equipment, net (In thousands):

	December 31, 2006 (a)	January 1, 2006 (b)
Land	$3,785	$3,785
Leasehold improvements	141,336	140,262
Furniture, fixtures and equipment	69,027	65,592

	214,148	209,639
Less accumulated depreciation and amortization (c)	135,195	128,129

	$78,953	$81,510

(a)	During 2006, we recorded a provision for restaurant closings and remodels of approximately $0.9 million.

(b)	During 2005, we recorded a charge of $0.3 million relating to impairment losses on property and equipment. In addition, we recorded a provision for restaurant closings and remodels of approximately $0.6 million.

(c)	Depreciation and amortization of property and equipment was $16.6 million in 2006 and 2005 and $16.4 million in 2004.

6.	Goodwill (In millions):

We have identified two reporting units for purposes evaluating goodwill for impairment. The carrying value of goodwill was allocated to each of our reporting units based on the fair value of goodwill attributed to each as follows:

Reporting Unit:
Company owned	$8.5
Franchise	.7

$9.2

There has been no change in the carrying value.

7.	Deferred financing costs (in thousands):

	December 31, 2006	January 1, 2006
Deferred financing costs	$9,591	$9,591
Less accumulated amortization	6,975	6,014

	$2,616	$3,577

Amortization expense of the deferred financing costs (included in interest expense) was $962 for 2006, 2005 and 2004.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Accrued expenses (in thousands):

	December 31, 2006	January 1, 2006
Accrued payroll	$4,259	$3,672
Accrued bonus	7,248	4,482
Payroll, sales and other taxes	4,655	4,307
Rent and related costs	3,014	3,238
Litigation and legal costs	1,614	1,441
Rebates and other advances	1,698	1,904
Other	6,557	5,139

	$29,045	$24,183

9.	Income taxes:

In connection with our 11% Notes, we entered into a tax payment agreement with our shareholders. The tax payment agreement permits us to make periodic tax distributions to our shareholders in amounts determined under a formula designed to approximate the income taxes, including estimated taxes, that would be payable by our shareholders if their only income were their pro-rata share of our taxable income and that income was taxed at the highest applicable federal and New York State marginal income tax rates. We could only make the tax distributions with respect to periods in which we are treated as an S corporation for income tax purposes. We made no distribution to our shareholders in accordance with the tax payment agreement for income taxes in 2006, 2005 and 2004. The tax payment agreement was terminated in connection with the merger.

The provision for income taxes which is comprised of taxes payable directly by us to jurisdictions that do not recognize S corporation status or that tax entities based on net worth and for taxes withheld at the source of payment on foreign franchise income related payments, is as follows:

	December 31, 2006	January 1, 2006	January 2, 2005
	(in thousands)
Current state and local	$116	$993	$(133)
Foreign	528	700	667

	$644	$1,693	$534

The 2006 tax expense reflects approximately $.6 million of a reduction due to prior years tax over payments, credits and refunds.

10.	Long-term debt:

Indenture:

Interest on the 11% Notes due September 15, 2009 was payable semi-annually on March 15 and September 15 of each year. Our 11% Notes were repurchased in conjunction with the Merger.

The 11% Senior Notes were issued, at an aggregate discount of approximately $3.8 million, which was accreted to the senior notes on a straight-line basis over the original ten year life of the notes. Accretion of the discount was $.4 million in each of 2006, 2005 and 2004.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Merger, we issued $150.0 million of 10.375% Senior Notes due 2015. The notes bear interest at a rate of 10.375% per annum which is payable on February 1 and August 1 of each year, beginning on August 1, 2007.

The 10.375% Notes are senior unsecured obligations of ours and are guaranteed by all of our current and future domestic subsidiaries. The 10.375% Notes and guarantees are unsecured senior obligations of ours that rank equally in right of payment with all existing and future senior indebtedness of ours. The 10.375% Notes are effectively subordinated to all secured indebtedness of ours, to the extent of the collateral securing such indebtedness, including the Senior Credit Facilities. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. The 10.375% Notes are structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of our subsidiaries that do not guarantee the 10.375% Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims in full from the assets of those subsidiaries before any assets are made available for distribution to us. The 10.375% Notes are senior in right of payment to any future subordinated obligations of ours.

The indenture governing the notes contains certain events of default and restrictive covenants which are customary with respect to non-investment grade debt securities, including limitations on the incurrence of additional indebtedness, dividends, repurchases of capital stock, sales of assets, liens, mergers and transactions with affiliates. As discussed above, in connection with the Merger, we repurchased all of our 11% Notes. We also terminated our prior senior credit facility.

Line of Credit:

In July 2005, we obtained a three year line of credit from Commerce Bank to replace our former uncommitted revolving credit facility. Under the Commerce Bank line of credit, we had the ability to borrow up to $10 million, with a sub-limit for letters of credit of $5 million. Interest applicable to the loans under the line of credit was at either the bank’s prime or the bank’s LIBOR rate plus 1.5% at the time of any borrowings for interest periods of 1, 2, 3 or 6 months, as selected by the company. There were $1.9 million of letters of credit outstanding as of December 31, 2006. The line of credit was replaced by a new line of credit of $25.0 million in connection with the Merger.

Mortgage:

In March 2000, one of our Restricted Subsidiaries obtained a $16 million, 8.4% loan due in 2010, secured by a mortgage on our corporate headquarters building. The loan is payable in monthly installments of principal and interest of $.1 million. The outstanding principal balance as of December 31, 2006 was $14.9 million. The mortgage agreement contains various covenants, including a requirement that the subsidiary maintain a minimum ratio of EBITDA to annual and quarterly debt service of at least 1.2 to 1.0. Subsequent to year end our interest in the assets were transferred and related debt was transferred to a company owned by certain of our former shareholders.

Guarantee Arrangements Pertaining to Other Concepts:

As of December 31, 2006 we were a party to various financial guarantees to a bank for two of our joint ventures. We were jointly and severally liable, along with our joint venture partner, for a loan owed by our

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mexican-style restaurant joint venture. Our liabilities under the line of credit, mortgage loan and letters of credit to our steakhouse joint ventures were limited to our minority ownership percentage. The remaining letter of credit for our steakhouse joint venture was jointly and severally guaranteed by each of the partners in the joint venture. These guarantees were removed subsequent to year end in connection with the Merger and we have no further obligations related to them.

Maturities of Long Term Debt:

In connection with the Merger, our long term debt was either repaid or transferred to a company owned by certain of our former shareholders.

11.	Commitments and Contingencies:

Employment Agreement:

On July 26, 2005, we entered into an employment agreement with Peter Beaudrault, our President and Chief Executive Officer, for a term ending on March 4, 2008, subject to earlier termination by us or Mr. Beaudrault following specified notice. The agreement provides, among other things, for an annual salary of $450,000, subject to increase at the discretion of our board of directors; an annual performance bonus beginning in 2005 to be based upon the achievement of increases in EBITDA, as defined, and other objectives to be set forth in business plans and budgets approved from time to time by our board; $1,000,000 of life insurance; the reimbursement for certain travel and housing expenses incurred; and a special incentive award. The special incentive award was designed to reward Mr. Beaudrault for improvements in our adjusted EBITDA, cash position and long term debt position over the term of the agreement, vests upon termination of Mr. Beaudrault’s employment and would be reduced in the event of early termination of employment and, when earned, is payable, with interest, in twelve equal quarterly installments. Since the ultimate amount of the special incentive award is not known until termination of agreement; the special incentive award is subject to variable plan accounting which is accrued as earned based on the EBITDA thresholds as defined. A special incentive award of $2.8 million and $.7 million was accrued in 2006 and 2005, respectively, as a result of improvement in our EBITDA, cash position or long term debt position. The special incentive award was terminated as a result with the Merger. Accordingly, the long term special incentive accrual was reversed in January 2007 in connection with the Merger.

Alternatively, Mr. Beaudrault is to receive a Special Event Bonus based on the per share proceeds received by the Company’s shareholders in excess of a threshold amount in the event of (i) the consummation of a public offering of the Company’s Common Stock, (ii) the sale by the Company or its shareholders of voting securities so that immediately after such sale less then 50% are owned by those who are not shareholders immediately preceding such sale, (iii) the sale of all or substantially all of the assets of the Company, (iv) the liquidation or dissolution of Company, and/or (v) the merger of Company or a subsidiary of Company with another entity whereby the shareholders of Company as of the date immediately preceding the effective date of the merger do not own 50% or more of the outstanding voting power of the resulting entity as of the effective date of the Merger.

Special Event Bonuses:

In addition to Mr. Beaudrault, we entered into special event bonus agreements with three executive officers, three directors and five Vice Presidents of Operations, which provide for each to receive a bonus in the event of a public offering of our common stock, a change in control of Sbarro, including by merger, sale of stock or sale of assets, or a liquidation or dissolution of Sbarro. The special event bonus was based on the per share proceeds (as

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

defined in the agreements) received if a special event occurs in excess of a certain threshold amount. A similar agreement was entered into with a member of the law firm we retain as general counsel. This agreement was in addition to the payment for services.

While consummation of the merger agreement in January 2007 constituted an event that triggered payment of the special event bonus, the merger agreement was not effective as of the end of 2006 because certain conditions had not yet been met. Therefore, as of year end we did not deem it probable that an event triggering payment of the special event bonus had occurred, and did not accrue any amounts for the special event bonus as of year end. Special event bonuses of approximately $34 million were recorded and paid in 2007 in connection with the Merger.

Leases:

All of our restaurants are in leased facilities. Most of our restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as percentage rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts.

Rental expense under operating leases was as follows (in millions):

	2006	2005	2004
Minimum rentals	$50	$50	$52
Common area charges	15	15	15
Percentage rent	2	5	4

	$67	$70	$71

Future minimum rental and other payments required under non-cancelable operating leases for our Sbarro and other concept restaurants and our as of December 31, 2006 are as follows (in millions):

Fiscal Years Ending:
2007	$72
2008	68
2009	62
2010	55
2011	50
Thereafter	147

$454

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are the principal lessee under operating leases for certain franchised restaurants which are subleased to franchisees. Franchisees pay rent and related expenses directly to the landlord. Future minimum rental payments required under these non-cancelable operating leases for franchised restaurants that were open as of December 31, 2006 are as follows (in thousands):

Fiscal Years Ending:
2007	$1,290
2008	1,154
2009	1,117
2010	678
2011	472
Thereafter	664

$5,375

We are the principal lessee under operating leases for two franchised restaurants and one other concept restaurant that was sold and franchised to related parties (see Note 12) and are subleased by us to the franchisees. The franchisees pay rent and related expenses directly to the landlord. Future minimum rental payments required under these non-cancelable operating leases are as follows (in thousands):

Fiscal Years Ending:
2007	$687
2008	695
2009	324
2010	250
2011	251
Thereafter	1,560

$3,767

Future minimum rental payments required under non-cancelable operating leases for restaurants that had not as yet opened as of December 31, 2006 are as follows (in thousands):

Fiscal Years Ending:
2007	$318
2008	337
2009	348
2010	357
2011	366
Thereafter	1,374

$3,100

In accordance with FIN No. 45, we have recorded a liability of approximately $52,000 in 2006 and $65,000 in 2005 which represents the fair value of the guarantees related to our guarantee of certain leases.

Construction contracts and other:

As of December 31, 2006, we were party to contracts for approximately $4.6 million with respect to the new construction and restaurant remodels. Payments of approximately $3.4 million were made on those contracts in 2006. The balance of the contracts are expected to be paid in 2007.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product purchase distribution arrangement:

We have a contractual arrangement with a national independent wholesale distributor that commenced in February 2003 and that requires us, until January 2008, subject to early termination for certain specified causes, to purchase 95% of most of our food ingredients for our company-owned restaurants from it. The agreement does not, however, require us to purchase any specific fixed quantities. Among the factors that will affect the dollar amount of purchases we make under the contract are:

•	number of Sbarro locations open during the term of the contract;

•	level of sales made at Sbarro locations;

•	market price of mozzarella cheese and other commodity items;

•	price of diesel fuel; and

•	mix of products sold by Sbarro locations

Letters of credit:

As of December 31, 2006, there are $1.9 million of bank letters of credit issued under our line of credit to support potential obligations. The letters of credit have been issued instead of cash security deposits under operating leases.

Guarantee arrangements pertaining to the other concepts:

As of December 31, 2006 we were a party to various financial guarantees to a bank for two of our joint ventures. We were jointly and severally liable, along with our joint venture partner, for a loan owed by our Mexican-style restaurant joint venture. Our liabilities under the line of credit, mortgage loan and letters of credit to our Steakhouse joint venture were limited to our minority ownership percentage. The remaining letter of credit for our steakhouse joint venture was jointly and severally guaranteed by each of the partners in the joint venture. These guarantees were removed subsequent to year end in connection with the Merger and we have no further obligations related to them.

The amounts of our guarantees as of December 31, 2006 are as follows:

Type of Guaranteed Obligation	Amount (1)
Line of Credit	$5.2 million
Loan	.5 million
Letters of Credit	.7 million
Mortgage Loan	.3 million

(1)	Represents our maximum exposure under existing borrowings and letters of credit. In 2003, the loan expiration date for all new term loans was extended from December 31, 2008 to December 31, 2010.

Litigation:

We have reserved $1.4 million in our financial statements for contingent litigation liabilities.

In December 1999, fourteen current and former general managers of Sbarro restaurants in California amended a complaint against us filed in the Superior Court of California for Orange County. The complaint alleges that the plaintiffs were improperly classified as exempt employees under the California wage and hour

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

law. The plaintiffs were seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorney’s fees, each in unspecified amounts. Plaintiffs filed a motion to certify the lawsuit as a class action, but the motion was denied by the court. The court issued a ruling in December 2003 which was unfavorable to us which we appealed as we believe errors were made by the trial judge and appealed the decision to the circuit court. On appeal, the Circuit Court affirmed the lower court’s decision in part and reversed it in part, finding that their damages should only be computed from October 1996 through May 9, 1999, the date we converted the compensation of general managers to an hourly rate rather than their later employment termination dates. The Circuit Court remanded the matter to the lower court with instructions on how to compute damages and to redetermine the amount of attorney’s fees awarded. The lower court affirmed the initial determination of the legal fees.

In September 2000, eight other current and former general managers of Sbarro restaurants in California filed a complaint against us in the Superior Court of California for Orange County alleging that the plaintiffs were improperly classified as exempt employees under California wage and hour law. The plaintiffs are seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorneys’ fees, each in unspecified amounts. Plaintiffs are represented by the same counsel who is representing the plaintiffs in the case discussed in the preceding paragraph. We have separately settled with two of the managers for immaterial amounts. The remaining parties to this case will be paid upon the same terms and conditions that the court order in connection with its decision in the case discussed in the preceding paragraph. We settled this case in 2007 for approximately $1.4 million, of which $.8 million was accrued in 2003 and $.6 million was accrued in 2004.

In August 2002, a subcontractor and the general contractor, pursuant to a construction contract entered into to build the joint venture location that was closed during 2002 and also the subject of the lawsuit discussed below, filed a complaint against the limited liability joint venture company alleging that they were owed for unpaid billings. We were a defendant in the suit by reason of the fact that we guaranteed the bonds under which mechanics liens against the plaintiffs were bonded. In late 2004, we settled the lawsuit for $500,000. The settlement was accrued in our 2004 financial statements and paid in 2005.

In May 2002, the landlord of the joint venture described above filed a complaint against Sbarro in the Supreme Court of New York for Westchester County alleging that we were obligated to it, pursuant to a Guaranty Agreement we executed, for all rent during the remaining lease based on an alleged breach of the lease by the tenant, a subsidiary of the Company. We believed that our guarantee was limited in amount while the landlord alleged that the guarantee covered all amounts that would become due during the remaining lease term. The court issued a ruling in November 2003 which limited our liability, which we estimated at $650,000. The landlord appealed this decision. Given the uncertainty of the results of an appeal and liability we would have by reason of a reversal, we settled the matter for $800,000 in 2005. The settlement was accrued for in 2004 and paid in 2005.

In May 2004, a suit was filed by the landlord of one of our QSR locations as a result of premature termination of the lease on that location by one of our subsidiaries. The landlord has obtained a consent judgment against the subsidiary for approximately $75,000. The landlord now seeks to enforce the judgment against the company. While we do not believe the judgment can be enforced against us, we believe that our ultimate liability will not exceed $75,000 and have reserved for this amount in 2005.

In January 2007, a Franchisee filed a law suit against us alleging, among other things, violations of the Minnesota Franchise Act and the New York State Sales Act and intentional and negligent misrepresentation in connection with the offer and sale of their franchise. The Plaintiff seeks, among other things, damages in an unspecified amount exceeding $75,000. This case has been has been filed but not served.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to the above complaints, from time to time, we are a party to claims and legal proceedings in the ordinary course of business. In our opinion, the results of such claims and legal proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

12.	Transactions with related parties:

We were the sole tenant of an administrative office building which we leased from a partnership owned by Sbarro Enterprises, L.P., the limited partners of which are Mario Sbarro, our Chairman and a director, Joseph Sbarro, our Senior Vice President, Secretary and a director, Anthony Sbarro, our Vice Chairman, Treasurer and a director, and Carmela Sbarro, Vice President and a director. The annual rent paid in 2004 was $100,000. We were advised by a real estate broker that the rent to be paid by us was comparable to the rent that would have been charged by an unaffiliated third party. The lease was terminated upon the sale of the building by the partnership in April 2004.

On April 5, 2001, we loaned $3.2 million to certain of our then shareholders, including: Mario Sbarro, $1.1 million, Joseph Sbarro, $1.2 million and Anthony Sbarro, $.9 million. The due dates of the related notes were extended to April 6, 2007. The notes bear interest at the rate of 4.63% per annum, payable annually. As of December 31, 2006, the balance of these loans was $2.9 million and are classified as short term. These loans were paid off in connection with the Merger.

On December 28, 2001, we loaned $2.8 million to our shareholders, including: Mario Sbarro, $0.6 million, Joseph Sbarro, $.7 million, Anthony Sbarro, $.5 million, and the Trust of Carmela Sbarro, $1 million. The due dates of the related notes were extended to December 28, 2007. The notes bear interest at the rate of 2.48% per annum, payable annually. As of December 31, 2006, the balance of these loans was $2.6 million and are classified as short term. These loans were paid off in connection with the Merger.

In June 2003, Anna Missano, the daughter of Joseph Sbarro, issued to us a note for approximately $90,000 for royalties due us for 2001 and 2000. The note is repayable at approximately $10,000 per year, including interest at 2.96% per annum, with a balloon payment due on June 30, 2010. The principal balance of the notes at December 31, 2006 was approximately $63,000.

The interest rates charged on the foregoing related party loans approximate the Applicable Federal Rate (AFR) published by the Internal Revenue Service at the time of the loan. We recorded interest income from related parties of approximately $220,000, $227,000 and $211,000 in 2006, 2005 and 2004, respectively.

Bernard Zimmerman & Company, Inc., of which Bernard Zimmerman, a then director of Sbarro, is President and a majority shareholder, rendered financial and consulting assistance to us, for which it received fees of approximately $32,000, $32,000, $26,000 for services rendered during 2006, 2005, and 2004 respectively.

We and our other concepts have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro, for which we and our other concepts paid, in the aggregate $426,000, $430,000 and $480,000 in 2006, 2005 and 2004, respectively.

Companies owned by a son of Anthony Sbarro are parties to franchise agreements with us containing terms similar to those in agreements entered into by us with unrelated franchises. Royalties under these agreements were approximately $85,000, $87,000 and $89,000 for 2006, 2005 and 2004 respectively.

As of July 2002, we sold the assets of a restaurant to a corporation owned by the brother-in-law of Mario Sbarro for $88,900. That corporation also entered into a franchise agreement with us. We received

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

promissory notes for each of the purchase price and initial franchise fee that were payable over seven years and bore interest on the unpaid principal balances at 7% per annum. In addition in 2002, we subleased this location to that franchisee. Payments under the sublease were being made directly to the landlord by the franchisee. No interest payments were received in 2006 and 2005. No royalty payments were made in 2006 and 2005. In March 2005, we re-purchased the assets of this restaurant for $88,900. The remaining unpaid principal balance of the promissory notes were offset against the purchase price of the assets. No gain or loss on the sale was recorded.

In 2002, a company in which Gennaro J. Sbarro, then our Corporate Vice President and President of our Casual and Fine Dining Division and the son of Joseph Sbarro, has a 50% interest (the other 50% is owned by an unaffiliated third party) subleased a restaurant from us to operate a non-Sbarro restaurant for $50,000 greater than rent or other charges due under the lease. Rent and other charges due under the lease are paid directly to the landlord. Additional payments under the sublease are due to us. Rent of approximately $25,000 was included in the 2005 results of operations. To reimburse us for equipment costs, the company owned by Mr. Sbarro, issued a $55,000 non-interest bearing note that was repaid in eighteen equal monthly installments of approximately $3,000 commencing in November 2002. As of October 31, 2003, Mr. Sbarro resigned from his positions with us and a corporation owned by Mr. Sbarro entered into an eighteen month agreement with us to provide consulting services to our quick service and casual dining division for approximately $23,000 per month and the reimbursement for customary and usual expenses incurred by that corporation in the performance of its services.

In October 2003, we sold the assets of three underperforming Sbarro-owned restaurants that we proposed to close to entities owned separately by each of three other of Anthony Sbarro’s sons, each of which entered into a franchise agreement with us. Two of the locations, which had no remaining book value, were transferred for no consideration while the third was sold for $.3 million that was paid in full, and resulted in a gain to Sbarro of approximately $.1 million. In connection with the sale of the locations, the employment of these individuals with Sbarro was terminated and we included a charge for their total severance pay of approximately $60,000 in our results of operations for 2003. The franchise agreements provide for the payment of 5% of the location’s sales as a continuing franchise fee but did not provide for any initial franchise fee. We have waived continuing franchise fees through 2006. In addition, we subleased two of the locations to two of the franchisees. Payments under the subleases are being made directly to the landlord by the franchisees.

In January 2004, one of Mario Sbarro’s daughters, resigned from her position as Manager of Administration—Construction. A corporation owned by her entered into a one year agreement to provide consulting services related to construction matters to us for a series of monthly payments totaling $100,000. In addition, that corporation provided services related to construction matters for our unconsolidated steakhouse joint venture which was transferred by us to a company owned by certain of our former shareholders, of approximately $240,000 and $126,000 in 2006 and 2005, respectively.

In March 2004, we loaned $40,000 to Gennaro A. Sbarro, then our Corporate Vice President and President of our Franchising and Licensing Division. The note was repaid in February 2005 including interest at 2.69% per annum. In connection with his resignation in 2004, we entered into a severance agreement providing for a lump sum payment of approximately $453,000.

In February 2005, a joint venture in which we had a 70% interest, sold the assets of one of its restaurants to a company owned by Gennaro A. Sbarro, our then Corporate Vice President and President of our Franchising and Licensing Division and the son of Mario Sbarro, for approximately $900,000 (which approximated fair value) resulting in a loss of approximately $284,000. The Company received $300,000 in cash and promissory notes of aggregating $600,000. The promissory notes are payable monthly in 72 equal monthly installments of $8,333 including interest at 5% per annum with a balloon payment of $111,375 at maturity. The joint venture also sold

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the inventory of the restaurant for approximately $67,000. The company owned by Mr. Sbarro entered into a sublease, and a Security Agreement to secure the obligations under the promissory notes. The sublease and Security Agreement are intended to enable Sbarro to recapture the business in the event of an uncured default. As of December 31, 2006 the balance of the promissory note was $465,356. This note was paid off in connection with the Merger.

Compensation of related parties includes salary, taxable benefits and accrued bonus. Salaries for 2004 include one additional week of salary due to our 53 week year in 2004. Compensation is as follows:

•	Mario Sbarro was our Chairman of the Board in 2006, 2005 and 2004. His compensation was approximately $716,000, $926,000 and $884,000 in 2006, 2005 and 2004, respectively.

•	Anthony Sbarro was our Vice Chairman of the Board and Treasurer in 2006, 2005 and 2004. His compensation was approximately $425,000, $634,000 and $582,000 in 2006, 2005 and 2004, respectively.

•	Joseph Sbarro was our Senior Executive Vice President and Secretary in 2006, 2005 and 2004. His compensation was approximately $421,000, $637,000 and $585,000 in 2006, 2005 and 2004 respectively.

•	Carmela Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of Sbarro and serves as a Vice President, received $100,000 from us for services rendered in 2006, 2005 and 2004.

•

Other members of the immediate families of Mario, Anthony, Joseph and Carmela Sbarro who are our employees were paid an aggregate of approximately $638,000, $517,000 and $860,000 during 2006, 2005 and 2004, respectively.

In 2005 the members LLC’s received their proportioned share of a dividend from Boulder Creek Steakhouse. Our share of the distribution was $.6 million. In 2005 Boulder Creek Steakhouse entered into a subordinate interest bearing (at prime) note payable with its partners. The amounts loaned by each partner was in proportion to their respective equity position in Boulder Creek. The loans may be repaid after the second quarter of fiscal year 2006 if Boulder Creek Steakhouse is in compliance with the covenants before and after such repayment. Our share of this note is $.6 million, and is included in other long term assets at December 31, 2006. This note was repaid in connection with the Merger. We provided administrative services to Boulder Creek Steakhouse for $265,000, $187,000 and $165,000 in 2006, 2005 and 2004 respectively.

13.	Provision for asset impairment, restaurant closings/remodels and loss on sale of other concept restaurant (in thousands):

The provision for asset impairment, restaurant closings/remodels, and loss on sale of other concept restaurant consists of the following:

	2006	2005	2004
Impairment of assets	$—	$328	$1,103
Restaurant closings/remodels	883	531	815
Loss on sale of other concept restaurant	—	—	284

	$883	$859	$2,202

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	Dividends:

We declared distributions to our shareholders pursuant to the tax payment agreement of $1.8 million with respect to our taxable income for 2002, of which $.7 million was paid in March 2004. No dividends were declared or paid in 2006 and 2005. The tax payment agreement terminated in connection with the Merger.

15.	Quarterly financial information (unaudited):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2006
Revenues	$100,214	$75,661	$79,994	$98,487
Gross profit (a)	$82,035	$61,976	$65,430	$80,584
Net (loss) income (c)	$(2,475)	$(1,258)	$2,060	$11,531

2005
Revenues	$96,517	$74,644	$79,326	$98,207
Gross profit (a)	$77,487	$59,928	$64,046	$80,714
Net (loss) income (b)	$(5,741)	$(3,311)	$(323)	$10,726

(a)	Gross profit represents the difference between revenues and the cost of food and paper products.

(b)	In the fourth quarter of 2006, we recorded an expense for a special incentive award of $2.2 million. The special incentive award was replaced in 2007 with the special event bonus. Accordingly the long term special incentive previously accrued was reversed in connection with the Merger in 2007.

(c)	In the fourth quarter of 2005, we recorded a provision for asset impairment of $.3 million, recorded an accrual for a long term executive bonus of $.7 and recorded a receivable and income of $.5 million for an expected insurance recovery on our business interruption policy related to Hurricane Katrina.

16.	Equity Investment in Boulder Creek Steakhouse:

We have a 40% equity interest in a steakhouse joint venture which operates both casual and fine dining steakhouse restaurants. The following combined condensed financial statements include the accounts of Boulder Creek Holding LLC (“Holding”), Boulder Creek Venture LLC (“Venture”) and Boulder Creek Properties LLC (“Properties”) and their wholly owned subsidiaries (collectively “Boulder Creek”). Properties holds the trademark used by Holding and Venture. All material intercompany accounts and transactions have been eliminated in combination. We provided administrative services for $265,000, $187,000 and $165,000 in 2006, 2005, and 2004, respectively.

The members of Holding, Venture and Properties are Scotto LLC (40%), Sbarro Boulder LLC (“Sbarro Boulder”) (40%) and Fee Fee LLC (20%) (the “member LLCs”). Sbarro Boulder is 100% owned by us.

In 2005, the members LLC’s received their proportioned share of a dividend from the joint venture. Our share of the distribution was $.6 million. In 2005, the joint venture entered into a subordinate interest bearing (at prime) note payable with its partners. The amounts loaned by each partner was in proportion to their respective equity position in Boulder Creek. Our share of this note was $.6 million, and is included in other long term assets at December 31, 2006. Subsequent to year end our interest and related obligations were assumed by a company owned by certain of our former shareholders. Equity investments are exempt from discontinued operations under FAS 144 and therefore have not been presented as such.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Statement Data (in thousands):

(unaudited)

	2006	2005	2004
Net sales	$65,855	$57,753	$49,697
Costs and expenses	63,360	57,577	47,149
Interest expense, net	1,137	783	477
Loss from discontinued operations	—	—	47

Net income (loss)	$1,358	$(607)	$2,024

Balance Sheet Data (in thousands):

(unaudited)

	2006	2005	2004
Current assets	$8,952	$5,946	$3,126
Long term assets	26,735	28,852	26,905

Total assets	35,687	34,798	30,031

Current liabilities	11,786	10,314	7,484

Long term liabilities	16,254	18,195	14,144

Total liabilities	28,040	28,509	21,628

Members’ equity	$7,647	$6,289	$8,403

17.	Business Segment Information

We operate two business segments. Our company-owned restaurant segment is comprised of the operating activities of our company-owned QSR restaurants and other concept restaurants (owned and joint ventures). Our franchise restaurant segment offers franchise opportunities worldwide for qualified operators to conduct business under the Sbarro name. Revenue from franchise operations is generated from initial franchise fees, ongoing royalties and other franchising revenue.

We do not allocate indirect corporate charges to the franchise operating segment. Such costs are managed on an entity wide basis, and the information to reasonably allocate such costs is not readily available.

We do not allocate assets by segment because our chief operating decision maker does not review the assets by segment to assess the segments’ performance, as the assets are managed on an entity-wide basis.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Company Owned Restaurants (1)	Franchise Restaurants	Totals
	(In thousands)
2006
Total revenue	$340,163	$14,193	$354,356

Operating income before unallocated costs	56,086	10,047	66,133
Unallocated costs and expenses (2)			28,154

Operating income			$37,979

2005
Total revenue	$336,284	$12,410	$348,694

Operating income before unallocated costs	47,713	9,496	57,209
Unallocated costs and expenses (2)			24,526

Operating income			$32,683

2004
Total revenue	$336,801	$12,093	$348,894

Operating income before unallocated costs	40,698	9,260	49,958
Unallocated costs and expenses (2)			25,743

Operating income			$24,215

(1)	Total revenue includes restaurants sales and real estate and other revenues.

(2)	Represents certain general and administrative expenses that are not allocated to a segment.

18.	Guarantor and non-guarantor financial statements:

Certain subsidiaries have guaranteed amounts outstanding under our senior notes and new line of credit. Each of the guaranteeing subsidiaries is our direct or indirect wholly owned subsidiary and each has fully and unconditionally guaranteed the senior notes on a joint and several basis.

The following condensed consolidating financial information presents:

(1)	Condensed consolidating balance sheets as of December 31, 2006 and January 1, 2006 and related statements of operations and cash flows for the fiscal years ended December 31, 2006, January 1, 2006 and January 2, 2005 of (a) Sbarro, Inc., the parent, (b) the guarantor subsidiaries as a group, (c) the nonguarantor subsidiaries as a group and (d) Sbarro on a consolidated basis.

(2)	Elimination entries necessary to consolidate Sbarro, Inc., the parent, with the guarantor and nonguarantor subsidiaries.

The principal elimination entries eliminate intercompany balances and transactions. Investments in subsidiaries are accounted for by the parent on the cost method.

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

As of December 31, 2006

(In thousands)

ASSETS

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:

Cash and cash equivalents	$80,432	$5,214	$2,981	$—	$88,627
Receivables less allowance for doubtful accounts of $263
Franchise	2,868	—	—	—	2,868
Other	4,159	784	316	—	5,259

	7,027	784	316	—	8,127

Loans receivable from shareholders	5,585	—	—	—	5,585
Inventories	1,538	1,641	54	—	3,233
Prepaid expenses	2,994	152	1	—	3,147

Total current assets	97,576	7,791	3,352	—	108,719

Intercompany receivables	7,492	459,700	(8,887)	(458,305)	—

Investment in subsidiaries	64,551	1,945	—	(66,496)	—

Property and equipment, net	31,076	45,251	2,626	—	78,953
Trademarks	195,916	—	—	—	195,916
Goodwill	9,204	—	—	—	9,204
Deferred financing costs, net	2,497	119	—	—	2,616
Loans receivable from shareholders	—	—	—	—	—

Other assets	6,878	1,023	16	(120)	7,797

	$415,190	$515,829	$(2,893)	$(524,921)	$403,205

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

As of December 31, 2006

(In thousands)

LIABILITIES AND SHAREHOLDER’S EQUITY

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current liabilities:

Accounts payable	$4,739	$4,813	$266	$—	$9,818
Accrued expenses	26,407	1,879	759	—	29,045
Accrued interest payable	8,223	—	—	—	8,223
Insurance premium financing	1,087	—	—	—	1,087
Current portion of mortgage payable	—	216	—	—	216

Total current liabilities	40,456	6,908	1,025	—	48,389

Intercompany payables	458,305	—	—	(458,305)	—

Deferred rent	7,284	913	169	—	8,366

Long-term debt, net of original issue discount	253,966	14,728	—	—	268,694

Shareholders’ equity:
Preferred stock, $1 par value; authorized 1,000,000 shares; none issued
Common stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding 7,064,328 shares	71	—	—	—	71
Additional paid-in capital	(65,479)	133,671	120	(68,302)	10
Retained earnings (deficit)	(279,413)	359,609	(4,207)	1,686	77,675

	(344,821)	493,280	(4,087)	(66,616)	77,756

	$415,190	$515,829	$(2,893)	$(524,921)	$403,205

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

As of January 1, 2006

(In thousands)

ASSETS

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:

Cash and cash equivalents	$66,377	$5,303	$1,409	$—	$73,089
Receivables less allowance for doubtful accounts of $323
Franchise	1,865	—	—	—	1,865
Other	3,385	119	140	—	3,644

	5,250	119	140	—	5,509

Inventories	1,312	1,525	53	—	2,890
Prepaid expenses	3,517	(301)	(7)	—	3,209

Total current assets	76,456	6,646	1,595	—	84,697

Intercompany receivables	2,578	458,262	(4,448)	(456,392)	—

Investment in subsidiaries	67,450	1,945	—	(69,395)	—

Property and equipment, net	31,820	46,819	2,871	—	81,510
Trademarks	195,916	—	—	—	195,916
Goodwill	9,204	—	—	—	9,204
Deferred financing costs, net	3,420	157	—	—	3,577
Loans receivable from shareholders	5,593	—	—	—	5,593

Other assets	6,643	1,490	27	(119)	8,041

	$399,080	$515,319	$45	$(525,906)	$388,538

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

As of January 1, 2006

(In thousands)

LIABILITIES AND SHAREHOLDER’S EQUITY

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current liabilities:

Accounts payable	$10,866	$169	$403	—	11,438
Accrued expenses	19,840	4,033	310	—	24,183
Accrued interest payable	8,181	—	—	—	8,181
Current portion of mortgage payable	—	198	—	—	198

Total current liabilities	38,887	4,400	713	—	44,000

Intercompany payables	456,392	—	—	(456,392)	—

Deferred rent	7,802	—	308	—	8,110

Long-term debt, net of original issue discount	253,586	14,944	—	—	268,530

Shareholders’ equity (deficit):
Preferred stock, $1 par value; authorized 1,000,000 shares; none issued	—	—	—	—	—
Common stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding 7,064,328 shares	71	—	—	—	71
Additional paid-in capital	(65,479)	133,671	3,018	(71,200)	10
Retained earnings (deficit)	(292,179)	362,304	(3,994)	1,686	67,817

	(357,587)	495,975	(976)	(69,514)	67,898

	$399,080	$515,319	$45	$(525,906)	$388,538

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

For the fiscal year ended December 31, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$150,863	$175,130	$7,545	$—	$333,538
Franchise related income	14,193	—	—	—	14,193
Real estate and other	4,172	2,190	263	—	6,625
Intercompany charges	16,612	—	—	(16,612)	—

Total revenues	185,840	177,320	7,808	(16,612)	354,356

Costs and expenses:
Cost of food and paper products	25,408	36,966	1,957	—	64,331
Payroll and other employee benefits	38,432	47,109	3,070	—	88,611
Other operating costs	51,438	59,841	2,416	—	113,695
Depreciation and amortization	7,613	8,398	550	—	16,561
General and administrative	22,409	9,790	97	—	32,296
Asset impairment and restaurant closings	883	—	—	—	883
Intercompany charges	—	16,612	—	(16,612)	—

Total costs and expenses	146,183	178,716	8,090	(16,612)	316,377

Operating income (loss)	39,657	(1,396)	(282)	—	37,979

Other (expense) income:
Interest expense	(29,480)	(1,303)	—	—	(30,783)
Interest income	2,663	—	70	—	2,733
Equity in net income of unconsolidated affiliates	573	—	—	—	573

Net other (expense) income	(26,244)	(1,303)	70	—	(27,477)

Income (loss) before income taxes	13,413	(2,699)	(212)	—	10,502

Income taxes	644	(1)	1	—	644

Net income (loss)	$12,769	$(2,698)	$(213)	$—	$9,858

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

For the fiscal year ended January 1, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$146,780	$172,685	$9,722	$—	$329,187
Franchise related income	12,410	—	—	—	12,410
Real estate and other	3,540	3,490	67	—	7,097
Intercompany charges	65	—	—	(65)	—

Total revenues	162,795	176,175	9,789	(65)	348,694

Costs and expenses:
Cost of food and paper products	27,194	36,586	2,739	—	66,519
Payroll and other employee benefits	38,900	46,759	3,692	—	89,351
Other operating costs	52,352	60,187	2,670	—	115,209
Depreciation and amortization	7,376	8,615	644	—	16,635
General and administrative	17,222	9,701	515	—	27,438
Asset impairment and restaurant closings	357	502	—	—	859
Intercompany charges	—	65	—	(65)	—

Total costs and expenses	143,401	162,415	10,260	(65)	316,011

Operating income (loss)	19,394	13,760	(471)	—	32,683

Other (expense) income:
Interest expense	(29,362)	(1,318)	—	—	(30,680)
Interest income	1,270	—	7	—	1,277
Equity in net income of unconsolidated affiliates	(236)	—	—	—	(236)

Net other (expense) income	(28,328)	(1,318)	7	—	(29,639)

Income (loss) before income taxes	(8,934)	12,442	(464)	—	3,044
Income taxes	1,693	—	—	—	1,693

Net income (loss)	$(10,627)	$12,442	$(464)	$—	$1,351

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

For the fiscal year ended January 2, 2005

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$143,649	$172,361	$15,303	—	$331,313
Franchise related income	12,093	—	—	—	12,093
Real estate and other	1,838	3,547	103	—	5,488
Intercompany charges	11,747	—	—	(11,747)	—

Total revenues	169,327	175,908	15,406	(11,747)	348,894

Costs and expenses:
Cost of food and paper products	28,948	39,001	4,124	—	72,073
Payroll and other employee benefits	38,641	47,212	5,004	—	90,857
Other operating costs	51,444	58,925	4,202	—	114,571
Depreciation and amortization	7,145	8,347	908	—	16,400
General and administrative	17,143	11,254	179	—	28,576
Asset impairment and restaurant closings	2,202	—	—	—	2,202
Intercompany charges	—	11,747	—	(11,747)	—

Total costs and expenses	145,523	176,486	14,417	(11,747)	324,679

Operating income (loss)	23,804	(578)	989	—	24,215

Other (expense) income:
Interest expense	(29,361)	(1,333)	—	—	(30,694)
Interest income	654	—	—	—	654
Equity in net income of unconsolidated affiliates	855	—	—	—	855
Other income	1,181	—	—	—	1,181

Net other expense	(26,671)	(1,333)	—	—	(28,004)

Income (loss) before income taxes	(2,867)	(1,911)	989	—	(3,789)
Income taxes	500	—	34	—	534

Net income (loss)	$(3,367)	$(1,911)	$955	$—	$(4,323)

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended December 31, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating Activities:

Net (loss) income	$12,769	$(2,698)	$(213)	$—	$9,858
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,613	8,398	550	—	16,561
Amortization of deferred financing costs	924	38	—	—	962
Amortization of bond discount	379	—	—	—	379
Provision for doubtful accounts receivable	40	—	—	—	40
(Decrease)/increase in deferred rent, net	(476)	298	(169)	—	(347)
Asset impairment, restaurant closings and loss on sale of other concept restaurant	883	—	—	—	883
Gain on sale of restaurant property and equipment	—	—	(180)	—	(180)
Equity in net income of unconsolidated affiliates	(573)	—	—	—	(573)
Other	—	—	—	—	—

Changes in operating assets and liabilities:
Increase in receivables	(1,817)	(129)	(101)	—	(2,047)
Increase in inventories	(225)	(117)	(12)	—	(354)
Increase (decrease) in prepaid expenses	1,608	(452)	(8)	—	1,148
Increase in other assets	299	36	10	—	345
Increase in accounts payable and accrued expenses	156	3,505	17	—	3,678
Increase in accrued interest payable	42	—	—	—	42

Net cash (used in) provided by operating activities	21,622	8,879	(106)	—	30,395

Investing Activities:
Purchase of property plant and equipment	(7,468)	(7,336)	(1,546)	—	(16,350)
Proceeds from sale of joint venture property & equipment	—	—	1,433	—	1,433
Proceeds from sale of restaurant property & equipment	—	—	250	—	250
Contributions from partners to joint ventures	—	—	—	—	—
Dividend received from unconsolidated affiliates	—	—	—	—	—

Net cash (used in) provided by investing activities	(7,468)	(7,336)	137	—	(14,667)

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended December 31, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Financing Activities:
Mortgage principal repayments	—	(198)	—	—	(198)
Proceeds from insurance premium financing	—	—	—	—	—
Tax Distributions	—	—	—	—	—
Loan to affiliate	—	—	—	—	—
Repayment of loans by officers	8	—	—	—	8
Intercompany balances	(107)	(1,434)	1,541	—	—

Net cash (used in) provided by financing activities	(99)	(1,632)	1,541	—	(190)

Increase (decrease) in cash and cash equivalents	14,055	(89)	1,572	—	15,538
Cash and cash equivalents at beginning of year	66,377	5,303	1,409	—	73,089

Cash and cash equivalents at end of period	$80,432	$5,214	$2,981	$—	$88,627

Supplemental disclosure of cash flow information:
Cash paid during period for income taxes	$1,024	$—	$1	$—	$1,025

Cash paid during period for interest	$28,050	$1,264	$—	$—	$29,314

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended January 1, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating Activities:

Net (loss) income	$(10,627)	$12,442	$(464)	$—	$1,351
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,376	8,615	644	—	16,635
Amortization of bond discount	924	38	—	—	962
Amortization of deferred financing costs	379	—	—	—	379
Allowance for doubtful accounts receivable	—	14	—	—	14
(Decrease)/increase in deferred rent, net	(575)	230	(107)	—	(452)
Asset impairment, restaurant closings and loss on sale of other concept restaurant	357	502	—	—	859
Equity in net income of unconsolidated affiliates	236	—	—	—	236
Other	—	—	—	—	—

Changes in operating assets and liabilities:
Decrease (increase) in receivables	(3,351)	920	434	—	(1,997)
Decrease (increase) in inventories	(109)	(59)	87	—	(81)
Decrease in prepaid expenses	504	102	62	—	668
Increase in other assets	(324)	(1)	(3)	—	(328)
Increase (decrease) in accounts payable and accrued expenses	3,042	1,577	(1,284)	—	3,335

Net cash (used in) provided by operating activities	(2,168)	24,380	(631)	—	21,581

Investing Activities:

Purchase of property plant and equipment	(6,451)	(4,945)	(312)	—	(11,708)
Proceeds from sale of joint venture property & equipment	300	—	—	—	300
Dividend received from unconsolidated affiliates	603	—	—	—	603

Net cash used in investing activities	(5,548)	(4,945)	(312)	—	(10,805)

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended January 1, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Financing Activities:
Mortgage principal repayments	—	(181)	—	—	(181)
Loan to affiliate	(560)	—	—	—	(560)
Reduction in loans receivable from officers	54	—	—	—	54
Intercompany balances	17,449	(18,631)	1,182	—	—

Net cash (used in) provided by financing activities	16,943	(18,812)	1,182	—	(687)

Increase in cash and cash equivalents	9,227	623	239	—	10,089
Cash and cash equivalents at beginning of year	57,150	4,680	1,170	—	63,000

Cash and cash equivalents at end of period	$66,377	$5,303	$1,409	$—	$73,089

Supplemental disclosure of cash flow information:
Cash paid during period for income taxes	$954	$—	$—	$—	$954

Cash paid during period for interest	$28,050	$1,281	$—	$—	$29,331

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended January 2, 2005

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating Activities:

Net (loss) income	$(3,367)	$(1,911)	$955	$—	$(4,323)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	7,145	8,347	908	—	16,400
Amortization of bond discount	962	—	—	—	962
Amortization of deferred financing costs	379	—	—	—	379
Allowance for doubtful accounts receivable	222	—	—	—	222
Increase (decrease) in deferred rent, net	502	—	(229)	—	273
Asset impairment, restaurant closings and loss on sale of other concept restaurant	2,202	—	—	—	2,202
Equity in net income of unconsolidated affiliates	(855)	—	—	—	(855)
Other	155	—	—	—	155

Changes in operating assets and liabilities:
Increase in receivables	(612)	(87)	(178)	—	(877)
Decrease (increase) in inventories	(27)	(78)	3	—	(102)
Decrease in prepaid expenses	(2)	(28)	(3)	—	(33)
Decrease (increase) in other assets	2,117	103	(732)	(1,030)	458
Increase (decrease) in accounts payable and accrued expenses	(936)	1,088	(227)	1,030	955

Net cash provided by operating activities	7,885	7,434	497	—	15,816

Investing Activities:

Purchase of property plant and equipment	(6,103)	(2,144)	(659)	—	(8,906)

Net cash used in investing activities	(6,103)	(2,144)	(659)	—	(8,906)

SBARRO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

For the fiscal year ended January 2, 2005

(In thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Financing Activities:

Mortgage principal repayments	—	(167)	—	—	(167)
Tax distributions	(682)	—	—	—	(682)
Reduction in loans receivable from officers	509	—	—	—	509
Intercompany balances	6,005	(6,039)	34	—	—

Net cash (used in) provided by financing activities	5,832	(6,206)	34	—	(340)

Increase (decrease) in cash and cash equivalents	7,614	(916)	(128)	—	6,570
Cash and cash equivalents at beginning of year	49,536	5,596	1,298	—	56,430

Cash and cash equivalents at end of period	$57,150	$4,680	$1,170	$—	$63,000

Supplemental disclosure of cash flow information:
Cash paid during period for income taxes	$417	$—	$—	$—	$417

Cash paid during period for interest	$28,058	$1,294	$—	$—	$29,352

Sbarro, Inc.

$150,000,000 10.375% Senior Notes due 2015

PROSPECTUS

                    , 2007

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until             , 2007, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

New York

Sbarro, Inc., Larkfield Equipment Corp., Sbarro America, Inc., Sbarro America Properties, Inc., Corest Management, Inc., Demefac Leasing Corp., Melville Advertising Agency, Inc., Sbarro New Hyde Park, Inc., Sbarro Express LLC, Umberto Huntington, LLC, Umberto Deer Park, LLC, Umberto Hauppage, LLC, Umberto Hicksville, LLC, Umberto Syosset, LLC, Mama Sbarro’s of East Meadow, LLC, Carmela’s, LLC, Carmela’s of Kirkman, LLC, Carmela’s of Ocoee, LLC, Umberto at Orland, LLC, Umberto at the Source, LLC, Umberto White Plains, LLC, Sbarro Commack, Inc., Sbarro of Las Vegas, Inc., Sbarro Properties, Inc., Sbarro of Longwood, LLC and Sbarro Venture, Inc. are incorporated under the laws of the State of New York.

Section 420 of the New York Limited Liability Company Law provides that a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes: (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the New York Business Corporation Law permits a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

New York Business Corporation Law also provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Limited Liability Company Agreements of each of Sbarro Express LLC, Umberto Huntington, LLC, Umberto Deer Park, LLC, Umberto Hauppage, LLC, Umberto Hicksville, LLC, Umberto Syosset, LLC, Mama Sbarro’s of East Meadow, LLC, Carmela’s, LLC, Carmela’s of Kirkman, LLC, Carmela’s of Ocoee, LLC, Umberto at Orland, LLC, Umberto at the Source, LLC, Umberto White Plains, LLC and Sbarro of Longwood, LLC provide, to the fullest extent authorized by the New York Limited Liability Company Law, for the indemnification of any member, manager, officer or employee of the companies from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the companies.

The bylaws and the Certificates of Incorporation of each of Sbarro, Inc., Larkfield Equipment Corp., Sbarro America, Inc. and Corest Management, Inc. provide for the indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

The bylaws and charter documents of Sbarro America Properties, Inc., Demefac Leasing Corp., Melville Advertising Agency, Inc., Sbarro New Hyde Park, Inc., Sbarro Commack, Inc., Sbarro of Las Vegas, Inc., Sbarro Properties, Inc. and Sbarro Venture, Inc. are silent as to indemnification.

Pennsylvania

Sbarro Blue Bell Express, LLC and Sbarro Pennsylvania, Inc. are incorporated under the laws of the State of Pennsylvania.

Section 8945 of the Pennsylvania Limited Liability Company Act provides that a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions or suits by or in the right of the Company, its shareholders or otherwise, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including, without limitation, against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such proceedings unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. Section 3.1 also provides that, if an authorized representative is not entitled to indemnification for a portion of liabilities to which he or she may be subject, the Company will indemnify the person to the maximum extent permitted for the remaining portion of the liabilities.

The Sbarro Blue Bell Express, LLC Certificate of Organization and Operating Agreement is silent as to indemnification.

The bylaws of Sbarro Pennsylvania, Inc. provide for the indemnification of directors and officers to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988.

Texas

Sbarro’s of Texas, Inc. is incorporated under the laws of the State of Texas.

Under Article 2.02-1 of the Texas Business Corporation Act, a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person: (1) conducted himself in good faith; (2) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The bylaws of Sbarro’s of Texas, Inc. are silent as to indemnification.

Sbarro of Virginia, Inc. is incorporated under the laws of State of Virginia.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code of Virginia and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of Sbarro of Virginia, Inc. provide for the indemnification of directors and officers to the fullest extent permitted by the Code of Virginia.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

See exhibit index.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO, INC.

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

/s/ TED HOST Ted Host	Director	April 12, 2007

/s/ DENNIS MALAMATINAS Dennis Malamatinas	Director	April 12, 2007

/s/ NICHOLAS MCGRANE Nicholas McGrane	Director	April 12, 2007

/s/ MICHAEL O’DONNELL Michael O’Donnell	Director	April 12, 2007

/s/ ROBERT SHARP Robert Sharp	Director	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

COREST MANAGEMENT, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

DEMEFAC LEASING CORP.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

LARKFIELD EQUIPMENT CORP.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

MELVILLE ADVERTISING AGENCY INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO AMERICA, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO AMERICA PROPERTIES, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO COMMACK, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO NEW HYDE PARK, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO OF LAS VEGAS, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO OF VIRGINIA, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO PENNSYLVANIA, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO PROPERTIES, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO VENTURE, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO’S OF TEXAS, INC.

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Director, President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/s/ ANTHONY J. MISSANO Anthony J. Missano	Director and Vice President	April 12, 2007

/s/ STUART STEINBERG Stuart Steinberg	Director and Secretary	April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO BLUE BELL EXPRESS LLC

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO EXPRESS LLC

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

CARMELA’S LLC

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO HUNTINGTON, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO DEER PARK, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO HAUPPAUGE, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO HICKSVILLE, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO SYOSSET, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO AT ORLAND, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO AT THE SOURCE, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

UMBERTO WHITE PLAINS, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

MAMA SBARRO’S OF EAST MEADOW, LLC

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro New Hyde Park, Inc.
Its:	Sole Member

By:	/s/ ANTHONY J. PUGLISI
Name:	Anthony J. Puglisi
Title:	President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

SBARRO OF LONGWOOD, LLC

By:	Carmela’s, LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

CARMELA’S OF KIRKMAN LLC

By:	Carmela’s, LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT	April 12, 2007
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on April 12, 2007.

CARMELA’S OF OCOEE, LLC

By:	Carmela’s, LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony J. Puglisi and Peter Beaudrault, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY J. PUGLISI Anthony J. Puglisi	President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

/s/ PETER BEAUDRAULT Peter Beaudrault	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2007

By:	Sbarro Express LLC
Its:	Sole Member

By:	Sbarro, Inc.
Its:	Sole Member

By:	/s/ PETER BEAUDRAULT	April 12, 2007
Name:	Peter Beaudrault
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

*2.1	Agreement and Plan of Merger dated as of November 22, 2006, by and among MidOcean SBR Holdings LLC, MidOcean SBR Acquisition Corp., Sbarro, Inc., the stockholders of Sbarro, Inc. and the other parties identified therein (Exhibit 2.1 to our Current Report on Form 8-K dated November 22, 2006, File No. 333-90817)

3.01	Restated Certificate of Incorporation of Sbarro, Inc. as filed with the Department of State of the State of New York on April 12, 2007.

3.2	By-Laws of Sbarro, Inc., as amended

3.3	Certificate of Incorporation of Larkfield Equipment Corp.

3.4	By-laws of Larkfield Equipment Corp.

3.5	Certificate of Incorporation of Sbarro America, Inc.

3.6	By-laws of Sbarro America, Inc.

3.7	Certificate of Incorporation of Sbarro America Properties, Inc.

3.8	By-laws of Sbarro America Properties, Inc.

3.9	Articles of Incorporation of Sbarro’s of Texas, Inc.

3.10	By-laws of Sbarro’s of Texas, Inc.

3.11	Certificate of Incorporation of Corest Management, Inc.

3.12	By-laws of Corest Management, Inc.

3.13	Articles of Incorporation and Certificate of Incorporation of Sbarro of Virginia, Inc.

3.14	By-laws of Sbarro of Virginia, Inc.

3.15	Certificate of Incorporation of Demefac Leasing Corp.

3.16	By-laws of Demefac Leasing Corp.

3.17	Certificate of Incorporation of Melville Advertising Agency, Inc.

3.18	By-laws of Melville Advertising Agency, Inc.

3.19	Certificate of Incorporation of Sbarro New Hyde Park, Inc.

3.20	By-laws of Sbarro New Hyde Park, Inc.

3.21	Articles of Organization of Sbarro Express LLC

3.22	Articles of Organization of Umberto Huntington, LLC

3.23	Operating Agreement and First Amendment to Operating Agreement of Umberto Huntington, LLC

3.24	Certificate of Organization of Sbarro Blue Bell Express LLC

3.25	Operating Agreement of Sbarro Blue Bell Express LLC

3.26	Articles of Organization of Umberto Hauppauge, LLC

3.27	Operating Agreement of Umberto Hauppauge, LLC

Exhibit Number	Description
3.28	Articles of Organization of Umberto Hicksville, LLC

3.29	Operating Agreement of Umberto Hicksville, LLC

3.30	Articles of Organization of Umberto Syosset, LLC

3.31	Operating Agreement of Umberto Syosset, LLC

3.32	Articles of Organization of Mama Sbarro’s of East Meadow, LLC

3.33	Operating Agreement of Mama Sbarro’s of East Meadow, LLC

3.34	Articles of Organization of Carmela’s, LLC

3.35	Operating Agreement of Carmela’s, LLC

3.36	Articles of Organization of Carmela’s of Kirkman LLC

3.37	Operating Agreement of Carmela’s of Kirkman LLC

3.38	Articles of Organization of Carmela’s of Ocoee, LLC

3.39	Operating Agreement of Carmela’s of Ocoee, LLC

3.40	Articles of Organization of Umberto at Orland, LLC

3.41	Operating Agreement of Umberto at Orland, LLC

3.42	Articles of Organization of Umberto at the Source, LLC

3.43	Operating Agreement of Umberto at the Source, LLC

3.44	Articles of Organization of Umberto White Plains, LLC

3.45	Operating Agreement of Umberto White Plains, LLC

3.46	Certificate of Incorporation of Sbarro Commack, Inc.

3.47	By-laws of Sbarro Commack, Inc.

3.48	Certificate of Incorporation of Sbarro of Las Vegas, Inc.

3.49	By-laws of Sbarro of Las Vegas, Inc.

3.50	Certificate of Incorporation of Sbarro Properties, Inc.

3.51	By-laws of Sbarro Properties, Inc.

3.52	Articles of Incorporation for Sbarro Pennsylvania, Inc.

3.53	By-laws of Sbarro Pennsylvania, Inc.

3.54	Articles of Organization of Sbarro of Longwood, LLC

3.55	Operating Agreement of Sbarro of Longwood, LLC

3.56	Certificate of Incorporation of Sbarro Venture, Inc.

3.57	By-laws of Sbarro Venture, Inc.

3.58	Articles of Organization of Umberto Deer Park, LLC

3.59	Operating Agreement of Umberto Deer Park, LLC

4.1	Indenture dated as of January 31, 2007 among MidOcean SBR Acquisition Corp., Sbarro, Inc., the subsidiary guarantors party thereto from time to time and Wilmington Trust Company, as trustee

Exhibit Number	Description
4.2	Registration Rights Agreement dated January 31, 2007 among Sbarro, Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as Initial Purchasers

5.1	Opinion of Kirkland & Ellis LLP

10.1	Form of Indemnification Agreement between Sbarro, Inc. and each of its officers and directors.

*10.2	Tax Payment Agreement dated as of September 28, 1999 among Sbarro, Inc., Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as Trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (Exhibit 10.6 to our Registration Statement on Form S-4, File No. 333-90817)

*10.3	Distribution Agreement dated January 1, 2003 between Sbarro, Inc. and Vistar Corporation (confidential treatment has been granted with respect to certain portions of this agreement) (Exhibit 10.05 to our Annual Report on Form 10-K for the year ended December 29, 2002, File No. 333-90817)

*10.3(b)	Letter Agreement dated June 20, 2003 between Sbarro, Inc. and Vistar Corporation (confidential treatment has been granted with respect to certain portions of this letter agreement). (Exhibit 10.05 (b) to our Annual Report on Form 10-K for the year ended December 28, 2003, File No. 333-90817)

+10.4	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Peter Beaudrault regarding Mr. Beaudrault’s employment with Sbarro

+10.5	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Anthony Missano regarding Mr. Missano’s employment with Sbarro

+10.6	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Anthony Puglisi regarding Mr. Puglisi’s employment with Sbarro.

+10.7	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Stuart Steinberg regarding Mr. Steinberg’s employment with Sbarro

+10.8	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and James Kelbaugh

+10.9	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Randy Jones

+10.10	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Tony Martin

+10.11	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Ken Hoffman

+10.12	Employment Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and James McCann

10.13	Professional Services Agreement dated as of January 31, 2007 among Sbarro, MidOcean SBR Holdings, and MidOcean US Advisor, LP

10.14	Credit Agreement dated as of January 31, 2007 among MidOcean SBR Acquisition Corp., Sbarro, Inc., Sbarro Holdings, LLC, the lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Credit Suisse, as Syndication Agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Book Managers, Natixis and Bank of Ireland, as Co-Documentation Agents**

Exhibit Number	Description

10.15	Security Agreement dated as of January 31, 2007 among MidOcean SBR Acquisition Corp., Sbarro, Inc. Sbarro Holdings, LLC, the other loan party’s party thereto from time to time and Bank of America, N.A., as Collateral Agent**

10.16	Guaranty dated as of January 31, 2007 among Sbarro Holdings, LLC, the subsidiary guarantors party thereto from time to time and Bank of America, N.A., as Administrative Agent

10.17	Pledge Agreement dated as of January 31, 2007 among MidOcean SBR Acquisition Corp., Sbarro, Inc., Sbarro Holdings, LLC, the other loan parties party thereto from time to time and Bank of America, N.A., as Collateral Agent**

*+10.18	Corporate Office Employee Bonus Plan for 2005 (Exhibit 99.1 to our Current Report on Form 8-K dated (date of earliest event reported) April 7, 2005, File No. 333-90817).

*+10.19	Corporate Office Employee Bonus Plan for 2006 (Exhibit 99.1 to our Current Report on Form 8-K dated December 14, 2005, File No. 002-96807).

*+10.20	Resolution regarding non-employee director compensation (Exhibit 99.2 to our Current Report on Form 8-K dated (date of earliest event reported) April 7, 2005, File No. 333-90817).

*+10.21	Form of Special Event Incentive Bonus Letter dated February 17, 2006 issued to each of Richard A. Mandell, Michael O’Donnell and Bernard Zimmerman, together with a Schedule, pursuant to Instruction 2 of the instructions to Item 601 of Regulation S-K, setting forth the differences among the three Special Event Incentive Bonus Letters. (Exhibit 99.1 to our Current Report on Form 8-K dated (date of earliest event reported) February 17, 2006, File No. 333-90817).

+10.22	Corporate Office Employee Bonus Plan for 2007

+10.23	Engagement Agreement dated as of January 31, 2007 among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Steinberg, Fineo, Berger & Fischoff, P.C.

12.01	Computation of ratio of earnings to fixed charges

14.01	Code of Ethics – For Executive Officers and Directors of Sbarro, Inc.

21.01	List of subsidiaries

23.1	Consent of BDO Seidman LLP

23.2	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature pages)

25.1	Form T-1 (The Bank of New York)

99.1	Letter of Transmittal

*	Incorporated by reference to the document indicated.
**	Exhibits, schedules (or similar attachments) to the agreement are not filed. Sbarro will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.
+	Management contract or compensatory plan.